Exhibit 10.4

RETAIL CENTER LEASE AGREEMENT

BETWEEN

THE SOURCE AT BEACH, LLC,

a California limited liability company,

as Landlord

AND

GLOBAL JJ GROUP INC.,

a Incorporated in the state of CA

as Tenant

RETAIL CENTER LEASE AGREEMENT

EXHIBITS:

SUMMARY OF BASIC LEASE PROVISIONS

Lease Date:	May 1, 2015, which shall be the effective date of this Lease (**"Lease Date"**)
Landlord:	The Source at Beach, LLC, a California limited liability company (**"Landlord"**)
Address of Landlord:	3100 E. Imperial Hwy, Lynwood, CA 90262
Tenant:	GLOBAL JJ GROUP INC., a Incorporated in the state of CA (**"Tenant"**)
Tenant's Trade Name:	Crazy Ramen
Address and other information of Tenant:	A. Tenant address for notices prior to Rent Commencement Date (as defined below in this Summary of Basic Lease Provisions) Address: 3435 Wilshire Blvd. Suite 930, Los Angeles, CA 90010 Telephone: 714-835-5240 213-389-4800 B. Tenant address for notices on or after Rent Commencement Date Address: 6940 Beach Blvd., # F206 Buena Park, CA 90620 Telephone: Premises Telephone(which will be provided by Tenant upon Delivery Date) Facsimile: Premises Facsimile (which will be provided by Tenant upon Delivery Date)
Designated Tenant Parties (See Section 13.02(f)) Contact Information:	Name: James Chae Office Address: 15476 Canon Ln., Chino Hills, CA 91709 Telephone: 714-646-9177 Cell: 213-272-1780 Name: Longji Jin Office Address: 12633 Chapman Ave., #3207 Garden Grove, CA 92840 Telephone: 714-835-5240 Cell: 213-675-1117
Shopping Center:	That certain shopping center located in the City of Buena Park, State of California depicted on the site plan attached hereto as Exhibit "A", as such shopping center may be expanded, modified or reduced from time to time by Landlord (**"Shopping Center"**).
Premises:	Subject to Section 1.01 and Section 18.05, the location of the demised premises is highlighted on the site plan of the Shopping Center attached hereto as Exhibit "A" (**"Premises"**), which is currently, as of the Lease Date, described as Building F, Level 2, and Space 206 of the Shopping Center. A postal address for the Premises shall be determined and provided to Tenant at a later

	date, if not specifically set forth below. 6940 Beach Blvd, F-206 Buena Park, California 90620.
Gross Floor Area of the Premises:	The Premises is approximately 1,100 square feet of Gross Floor Area. Gross Floor Area is defined in Section 14.07.
Delivery Date and Notice:	The date in which Landlord completes "Landlord's Work," as defined and described in Section 1.01 and Exhibit "B" of this Lease, thereby delivering possession of the Premises to Tenant in "grey shell" condition ("Delivery Date"). Upon Landlord completing "Landlord's Work," Tenant shall execute the Notice of Delivery and Tenant's Consent to Taking Possession of Premises ("Delivery Notice") attached to the Lease as Exhibit "C-1," thereby accepting delivery of the Premises. If Tenant fails or refuses to execute the Delivery Notice, Tenant shall be in default under the Lease and the Delivery Date shall remain the date upon which Landlord completes its "Landlord's Work."
Tenant's Work:	"Tenant's Work" shall be defined and described in Exhibit "B," and shall be performed by Tenant beginning on the Delivery Date, at Tenant's own cost and expense with no Tenant Improvement Allowance, and shall be completed within ninety(90) days from the Delivery Date, with Tenant being required to expeditiously pursue any and all required permits and approvals (including, without limitation, all liquor and other licenses and permits necessary to construct and operate its business on the Premises) to be completed within sixty (60) days of the Lease Date ("Contingency Period"). If Tenant fails to obtain all permits, approvals and licenses within the Contingency Period, as may be extended by agreement of both parties, while showing that it was diligent in pursuing such permits, approvals and licenses, either party may terminate the lease, with all parties being released from all further obligations under the Lease.
Rent Commencement Date:	The date which is ninety (90) days following the Delivery Date ("Rent Commencement Date").
Rent Abatement	Three (3) months of Rent Abatement, following Tenant's Rent Commencement Date.
Lease Term:	The "**Lease Term**" shall be the period commencing on Rent Commencement Date and expiring on the last day of the sixtieth (60th) full calendar month after the calendar month in which the Rent Commencement Date occurs ("**Expiration Date**"), unless sooner terminated or extended as provided in this Lease.
Option to Extend:	One (1) separate, successive option to extend the Lease Term ("**Option**") for a period of sixty (60) months ("**Option Term**"), which may only be exercised in compliance with Section 2.06 of the Lease and only upon Tenant providing written notice of its intent to exercise the Option, no more than two hundred and seventy (270) days, and no less than one hundred and eighty (180) days, before the initial Lease Term expires. (See Section 2.06.)
Required Opening Date:	The "**Required Opening Date**" is the date on which the Shopping Center first opens to the general public.
Approximate Delivery Date:	July 1, 2015 ("**Approximate Delivery Date**"), which may be subject to change at Landlord's sole and absolute discretion.
Minimum Monthly Rent:	$ 4,400.00 (based on $4.00 a square foot of the Gross Floor Area of the Premises, which shall not include the Gross Floor Area of the Patio Area), as adjusted from time to time in accordance with this Lease, ("**Minimum Monthly Rent**"), which shall be paid in accordance with Section 3.01 of the Lease; provided, however, Tenant shall not be required to pay any Minimum Monthly Rent for the first three (3) months of the Lease Term, as the Minimum Monthly Rent during that three (3) month time period shall be abated. Tenant shall pay to Landlord upon the execution of the Lease, the Minimum Monthly Rent payable for the first full month following the Rent

	Commencement Date and Rent Abatement. Minimum Monthly Rent shall be increased in accordance with the Minimum Monthly Rent Adjustment Schedule set forth in Exhibit "G".
Minimum Monthly Rent During Option Term:	Minimum Monthly Rent during the Option Term shall be set in accordance with the Minimum Monthly Rent Adjustment Schedule set forth in Exhibit "G," and pursuant to the terms set forth in Section 2.06, with the Minimum Monthly Rent at the beginning of the Option Term being the "Fair Market Rent," as determined under Section 2.06(b), but which shall be no less than one hundred and five percent (105%) of the Minimum Monthly Rent due at the end of the initial Lease Term. After the first year of the Option Term, the Minimum Monthly Rent shall increase annually by three percent (3.0%).
Monthly Estimated Charges for Tenant's Proportionate Share of Operating Expenses:	$1,419.00 (based on Monthly Estimated Charges of $1.29 per square foot, multiplied by Tenant's Gross Floor Area). Such estimate applies only to the first twelve (12) months of the Lease Term and shall be subject to adjustment at any time and from time to time in Landlord's sole and absolute judgment. Tenant shall pay Landlord, upon the execution of this Lease, the monthly estimated charges payable for the first full month following the Rent Commencement Date.
Advertising Contribution:	$2.00 per square foot of the Gross Floor Area of the Premises, per year, as provided in Section 18.18(b) ("**Advertising Contribution**"), which shall be charged to Tenant on a monthly basis, with the monthly payment being $183.33. Tenant shall pay Landlord at the time of execution of this Lease the Advertising Contribution payable for the first full month following the Rent Commencement Date.
One Time Grand Opening Marketing Assessment	Tenant shall contribute one dollar ($2.00) per square foot of Gross Floor Area, as a one-time contribution toward the Shopping Center's Grand Opening events, which shall be paid to Landlord upon the execution of this Lease.
Permitted Use:	Tenant may use the Premises only for the use described on Exhibit "E" attached hereto, and for no other purpose ("**Permitted Use**"). (See Section 6.01.)
Tenant's Insurance Amounts:	"**Single Limit Commercial General Liability Insurance Amount**" shall mean $5,000,000. "**Aggregate Limit Commercial General Liability Insurance Amount**" shall mean $5,000,000. "**Medical Expense Insurance Amount**" shall mean $5,000. "**Workers Compensation Insurance Amount**" shall mean $1,000,000. "**Comprehensive Automobile Liability Insurance Amount**" shall mean $5,000,000. "**Deductible Maximum Amount**" shall mean $5,000.
Security Deposit:	$11,638.00 payable upon Lease execution ("**Security Deposit**"). (See Section 18.08.)
Percentage of Transfer Premium Payable to Landlord upon consent to a Transfer:	One Hundred percent (100 %) of the Transfer Premium, as defined in Section 10.01(e) of this Lease, shall be payable to Landlord upon consent.
Guarantor(s):	James Chae("Guarantor"). Concurrently with the execution of this Lease, Tenant shall cause Guarantor(s) to execute and deliver to Landlord a Guaranty of Lease in the form attached hereto as Exhibit "F".
Address of Guarantor(s):	15476 Canon Ln., Chino Hills, CA 91709
Broker(s):	Remax Diamond Realty is representing Tenant (collectively, the "**Brokers**"). (See Section 18.15.)

Late Charge:	10% of overdue amounts pursuant to Section 18.09.
Total Monies Due Upon Lease Execution	1st month Minimum Monthly Rent: $4,400.00 1st month Estimated Charges for Tenant's Proportionate Share of Operating Expenses: $1,419.00 Security Deposit: $11,638.00 1st month Advertising Contribution: $183.33 Grand Opening Marketing Assessment: $2,200.00 -- TOTAL: $19,840.33
Exhibits:	Exhibit "A" Site Plan of Shopping Center Exhibit "B" Landlord's Work, Tenant's Work and Construction Procedures Exhibit "C-1" Notice of Delivery and Tenant's Consent to Taking Possession of Premises Exhibit "C-2" Tenant's Certificate Exhibit "D" Rules and Regulations Exhibit "E" Permitted Use Exhibit "F" Guaranty of Lease Exhibit "G" Minimum Monthly Rent Adjustment Schedule The foregoing exhibits are referred to collectively hereafter as the "**Exhibits.**"

The foregoing Summary of Basic Lease Provisions ("Summary") is incorporated into and made a part of this Lease. All references in this Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. Any initially capitalized terms used in this Summary which are not defined in this Summary shall have the meaning given to such terms in the Lease, unless otherwise indicated by the context. In the event of any material conflict between this Summary and the balance of this Lease, the Summary shall control.

RETAIL CENTER LEASE AGREEMENT

This RETAIL CENTER LEASE AGREEMENT, which includes the foregoing Summary and the Exhibits attached hereto and incorporated herein by this reference (collectively, this "**Lease**"), is made effective as of May 1, 2015, by and between The Source at Beach, LLC, a California limited liability company ("**Landlord**"), on the one hand, and Global JJ Group Inc., a Incorporated in the state of CA (collectively "**Tenant**"), on the other hand. Landlord and Tenant are hereinafter individually referred to as a "**Party**" and collectively as the "**Parties**" to this Lease.

ARTICLE I - PREMISES

Section 1.01 DEMISING CLAUSE

Landlord hereby leases and demises to Tenant, and Tenant hereby leases and accepts from Landlord, the Premises for the Lease Term, at the Rent (as defined herein), and upon all the terms, conditions and agreements set forth herein. The Premises are leased in their "as is" condition as of the Rent Commencement Date without any representations or warranties from Landlord or any agent of Landlord (unless and only to the extent expressly set forth in this Lease to the contrary), and Tenant shall accept the Premises and Shopping Center in their "as is" condition as of the Delivery Date, subject only to any representations and warranties expressly set forth in this Lease. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the Premises or Shopping Center that is not expressly set forth in this Lease. Except for: (i) "**Landlord's Work**", if any, described in Exhibit "B" attached hereto; and (ii) delivering possession of the Premises to Tenant upon completing Landlord's Work, as determined by Landlord, in its sole and absolute discretion, which shall be evidenced by Tenant's execution of the Delivery Notice, attached hereto as Exhibit "C-1," on the Delivery Date, Landlord shall have no obligation to perform or pay for any work, addition, alterations, repair, refurbishment, remodeling or improvement to ready the Premises for occupancy or for any general or particular use. Landlord reserves the right to use the exterior walls, floor, roof and plenum in, above and below the Premises for the installation, maintenance, use and replacement of pipes, ducts, utility lines, systems and structural elements serving the Shopping Center and for such other purposes as Landlord deems necessary. Tenant acknowledges that the site plan of the Shopping Center and the Common Areas (as defined in Section 14.01) may be revised and changed from time to time, without need for the approval of Tenant, including without limitation in connection with any new or changed circumstances, such as the addition of real property thereto or the deletion of real property therefrom or the granting to Landlord or others of additional easement rights upon real property. Tenant agrees to accept any changes to the site plan of the Shopping Center, as set forth in Exhibit "A" (including changes to the Common Areas and Premises), so long as (i) the Premises are roughly comparable in size and location to the Premises as shown on the site plan of the Shopping Center attached hereto as Exhibit "A," and (ii) the changes do not otherwise materially adversely affect Tenant's business operations at the Shopping Center, in Landlord's sole and absolute discretion. In the event that Tenant believes that there will be a material adverse effect, Tenant shall have fifteen (15) days following receipt of the revised site plan to provide notice to Landlord explaining in reasonable detail why Tenant believes that the changes will materially adversely affect Tenant's business operations at the Shopping Center (the "**MAC Notice**"). Within forty-five (45) days following Landlord's receipt of the MAC Notice, Landlord shall provide a notice to Tenant that indicates (a) Landlord's determination as to whether the changes in the site plan will have a material adverse effect on Tenant's business operations at the Premises in Landlord's sole and absolute discretion (Landlord shall have no obligation to consider any possible effect other than what is asserted in the MAC Notice) and (b) if Landlord's determination is that the changes in the site plan will have such a material adverse effect, whether Landlord elects to revise the site plan (which Landlord shall have no obligation to do) to mitigate such effect so that the changes in the site plan do not, in Landlord's sole and absolute discretion, cause a material adverse effect on Tenant's business operations at the Premises (the "**Response to MAC Notice**"). If the Response to MAC Notice indicates that Landlord has determined that changes in the site plan will have a material adverse effect on Tenant's business operations at the Premises and that Landlord is electing not to further revise the site plan, Tenant shall have a right to terminate this Lease by providing written notice of termination to Landlord within fifteen (15) days following the date on which Landlord provides the Response to MAC Notice, in which event this Lease shall terminate (without liability on the part of either Party) and have no further force or effect unless the Parties agree otherwise in writing, and Landlord and Tenant shall have no further rights or obligations hereunder, except for those rights and obligations that this Lease expressly provides are to survive the termination of this Lease or which are to be performed or enjoyed in connection with the termination of this Lease.

Section 1.02 ENCUMBRANCES AND OVERALL PROJECT

Tenant acknowledges that the Shopping Center is or may hereafter be encumbered by, and that Tenant's rights under this Lease are subject and subordinate to the terms and conditions of, certain covenants, conditions, restrictions, easements, reciprocal easement agreements, and other agreements, whether now in existence or to be made hereafter, including, without limitation, the following (collectively "**Encumbrances**"): (i) all instruments and documents now or hereafter of record with respect to the Shopping Center or any portion thereof, (ii) that certain zone change approved on October 14, 2008 by Ordinance No. 1522 of the City Council of the City of Buena Park, (iii) that certain Beach - Orangethorpe Mixed Use Specific Plan approved on October 14, 2008 by Ordinance No. 1524 of the City Council of the City of Buena Park, (iv) that certain Development Agreement between Landlord and the City of Buena Park approved on October 14, 2008 by Ordinance No. 1525 of the City Council of the City of Buena Park, (v) that certain Disposition and Development Agreement between Landlord and the Redevelopment Agency of the City of Buena Park dated October 26, 2010, and (vi) such other agreements or instruments that may encumber Landlord's rights and/or title to the Shopping Center or Overall Project (as defined below), as such agreements, instruments and documents may hereafter be supplemented, implemented, modified, amended or superseded. This Lease is made subject to the Encumbrances, and all of Tenant's rights hereunder are subject and subordinate to

the Encumbrances. Tenant agrees that, as to its leasehold estate, Tenant and all persons in possession shall conform to and not contravene the provisions of the Encumbrances and, within ten (10) days after Landlord's written request therefor, shall execute and deliver to Landlord such documents in recordable form as Landlord may from time to time request to further evidence the subordination of this Lease to, or the non-contravention by Tenant and all persons in possession of, any one or more of the Encumbrances.

Tenant acknowledges that the Shopping Center may be a part of a larger project that extends beyond the boundaries of the Shopping Center and includes multiple buildings and structures (**"Overall Project"**). The Overall Project may include space used for other than retail purposes, including without limitation office, hotel, rental housing and residential condominiums (**"Non-Retail Portion"**). The Non-Retail Portion, if constructed, may be operated in part or in whole by Landlord and its affiliates or by third parties unaffiliated with Landlord. The Non-Retail Portion, including any common areas exclusively servicing the Non-Retail Portion, shall be operated separately from the Shopping Center and for purposes of this Lease shall be deemed not to be a part of the Shopping Center, and no expenses for the operation of the Non-Retail Portion shall be charged to Tenant except as provided in this Lease. However, Landlord may permit use of the Common Areas of the Shopping Center by residents and invitees of the Non-Retail Portion upon such terms and conditions as may be established by Landlord in its sole and absolute discretion. Other than Taxes for any residential condominiums (which shall be paid solely by the owners thereof), Landlord may allocate Taxes for all or portions of the Overall Project between the Non-Retail Portion and the Shopping Center based upon any applicable requirements of the Orange County Assessor, sound accounting and management principles as determined by Landlord in its sole and absolute discretion and any other factors deemed relevant by Landlord in its sole and absolute discretion. In addition, Landlord, in its sole and absolute discretion, may allocate certain Operating Expenses (as defined in Section 14.05) between the Non-Retail Portion and the Shopping Center, based on usage, burden and value and any other factors deemed relevant by Landlord, using sound accounting and management principles as determined by Landlord. However, except as otherwise provided in the Encumbrances: (i) Operating Expenses relating to the roofs of buildings in the Overall Project that are partially within the Shopping Center and partially within the Non-Retail Portion shall be allocated one hundred percent (100%) to the Shopping Center; and (ii) Operating Expenses relating to the Common Areas in any parking areas or structures and any easement areas shall be allocated one hundred percent (100%) to the Shopping Center. Notwithstanding any of the foregoing provisions, Landlord has no obligation to develop any part of the Overall Project other than the Shopping Center (and the development of the Shopping Center shall be subject to rights of Landlord as stated in this Lease), or to develop the Overall Project in an particular manner.

Section 1.03 TENANT'S WORK

Upon the execution of the Lease, Tenant shall diligently pursue all necessary permits and approvals to begin "Tenant's Work," as described and defined in Exhibit "B," attached hereto, with Tenant being required to expeditiously pursue any and all required permits and approvals (including, without limitation, all liquor and other licenses and permits necessary to construct and operate its business on the Premises) to be completed within sixty (60) days of the Lease Date ("Contingency Period"). If Tenant fails to obtain all permits, approvals and licenses within the Contingency Period, as may be extended by agreement of both parties, while showing that it was diligent in pursuing such permits, approvals and licenses, either party may terminate the lease, with all parties being released from all further obligations under the Lease. Tenant shall begin "Tenant's Work" upon Landlord delivering the Premises to Tenant on the Delivery Date (as may be evidenced by Tenant's execution of the Delivery Notice). Immediately after the Delivery Date, Tenant shall diligently pursue the substantial completion of "Tenant's Work," which shall be completed in ninety (90) days from the Delivery Date." As provided in Exhibit "B," "Tenant's Work" shall be performed at Tenant's sole cost and expense, pursuant to the plans and specifications received and approved by Landlord which shall include Tenant being responsible for (and paying for any and expenses related thereto) obtaining the Conditional Use Permit and Certificate of Occupancy for the Premises to allow Tenant to open the Premises for business to the public.

ARTICLE II - TERM

Section 2.01 LENGTH OF TERM

This Lease and its terms shall be in full force and effect as of the Lease Date, except as specifically set forth Section 2.02, but the "Lease Term," as defined in the Summary, shall commence on the Rent Commencement Date and shall expire on the Expiration Date, unless sooner terminated or extended, as provided in this Lease. Any reference to "Lease Term" in this Lease shall include an Option Term, if any, if and when such Option Term has actually commenced pursuant to this Lease.

Section 2.02 RENT COMMENCEMENT DATE

Except with respect to the payment of Utility Charges (as defined in Section 12.01) and except as otherwise set forth in this Lease, Tenant's obligation to pay Rent (as defined in Section 3.04) shall commence on the Rent Commencement Date; provided, however, that Tenant shall not be required to pay its Minimum Monthly Rent during the first three (3) months of the Lease Term, as Tenant's Minimum Monthly Rent during the first three (3) months of the Lease Term shall be abated. Within five (5) days after Tenant's receipt of Landlord's written request therefor, Tenant agrees to execute a tenant's certificate in the form attached hereto as Exhibit "C-2" (**"Tenant's Certificate"**), to become a part hereof, setting forth the Rent Commencement Date and such other information described therein. The failure of Tenant to execute and deliver such Tenant's Certificate on a timely basis shall constitute an express acknowledgment by Tenant that the statements contained therein are true and correct and, in addition, such failure shall constitute a default by Tenant under Section 13.01(i).

Section 2.03 FAILURE TO OPEN

If Tenant fails to open the Premises for business, fully licensed, permitted, fixturized, stocked and staffed on or before the Required Opening Date, and/or if "**Tenant's Work**", if any, described in Exhibit "B," is not completed on or before the Required Opening Date, then (a) Tenant shall pay to Landlord as Additional Rent (as defined in Section 3.04), in lieu of Minimum Monthly Rent, an amount equal to 200% of the Minimum Monthly Rent then due for each calendar month and fraction of a calendar month from the Required Opening Date to the date Tenant opens for and actually conducts business from the Premises as required in this Section 2.03, and such amount shall be payable 50% in advance on the first day of the month and 50% in arrears on the last day of the month for each month, or partial month, Tenant is not open for and actively conducting business in the Premises as required in this Section 2.03 following the Required Opening Date, and (b) Landlord shall have, in addition to any and all other remedies provided hereunder, the right to immediately cancel and terminate this Lease by written notice of termination to Tenant and upon such notice being deemed given, this Lease shall cease and terminate and all improvements which Tenant may have made to the Premises prior to the effective date of termination shall at Landlord's election either become the property of Landlord or be removed by Tenant and Tenant shall repair any damage caused by such removal which removal and/or repair shall be performed by Tenant at its sole cost and expense.

Section 2.04 DELAY IN POSSESSION

Tenant acknowledges and agrees that Landlord has made no representation, warranty or covenant as to when the Delivery Date shall occur. Landlord shall not be subject to any liability for any delay in Landlord's delivery of possession of the Premises to Tenant, nor shall such delay affect the validity of this Lease; provided, however, if Landlord does not deliver possession of the Premises to Tenant on or before the first anniversary of the Approximate Delivery Date, then this Lease shall terminate (without liability on the part of either Party) and have no further force or effect unless the Parties agree otherwise in writing, and Landlord and Tenant shall have no further rights or obligations hereunder except for those rights and obligations that are expressly made to survive the termination of this Lease.

Section 2.05 EARLY POSSESSION

Tenant shall not occupy or enter the Premises or any portion thereof prior to the Delivery Date without Landlord's prior written consent, which may be granted or withheld in Landlord's sole and absolute discretion. Notwithstanding this, any such early occupancy or entry into the Premises by Tenant, as well as Tenant's occupancy of the Premises upon Landlord delivering the Premises on the Delivery Date and up to the Rent Commencement Date, Tenant shall be subject to all of the terms and conditions of this Lease, including, but not limited to, the payment of Utility Charges, Tenant's obligation to obtain insurance, pursuant to Section 8.01, and Tenant's requirement to perform Tenant's Work in accordance with Exhibit "B;" provided, however, prior to the Rent Commencement Date, Tenant shall not be obligated to pay Minimum Monthly Rent, or any other Rent (as defined below in Section 3.04) during the period of such early occupancy prior to the Rent Commencement Date.

Section 2.06 OPTION TO EXTEND

(a) Subject to all of the terms and conditions of this Lease, including, without limitation, the restrictions on Tenant's right to exercise set forth hereafter in this Section 2.06, Landlord hereby grants to Tenant (1) Option with an Option Term of five (5) years, as set forth in the Summary. In order to exercise an Option, Tenant must give Landlord an irrevocable (except as expressly provided in Section 2.06(b) below) and unconditional written notice of Tenant's election to do so not later than one hundred eighty (180) days prior to the expiration of the initial term (or the then-current Option Term, as applicable) but not earlier than two hundred seventy (270) days prior to the expiration of the initial term (or the then-current Option Term, as applicable). The Lease Term as so extended shall be upon the same terms and conditions as set forth in this Lease, except for the length of the term, the number of available Options, and the Minimum Monthly Rent which shall be as set forth in Section 2.06(b). Should Tenant fail to give timely written notice of its election to exercise any Option, Tenant shall be deemed to have elected not to extend the Lease, and the Option in question, shall be automatically and immediately null and void, and this Lease shall expire in accordance with its terms. If Tenant fails to give timely notice of its election to exercise the Option and fails to surrender possession of the Premises on or before the expiration of the Lease Term as required under this Lease, Tenant shall be subject to all of the provisions of Section 18.04, in addition to other applicable terms of this Lease. Time is of the essence with respect to the requirement that Tenant give timely notice of its election to exercise the Option, and Tenant's failure to timely exercise an Option shall constitute a material, irredeemable and incurable failure to satisfy a condition precedent to the exercise of such right, and Tenant hereby expressly waives any right to claim relief from forfeiture, or any other equitable relief, from the consequences of an untimely exercise of its right to extend the Lease Term. Landlord shall have no obligation to notify Tenant in advance of the impending deadline for the exercise of the Option. Notwithstanding anything to the contrary set forth above, Tenant (i) shall not have the right to exercise the Option if Tenant is subject to a Late Charge (as defined in Section 18.09) more than two times during the Lease Term (irrespective of whether Tenant has been charged with such Late Charge) and, (ii) shall not have the right to exercise the Option from the date Landlord gives Tenant a written notice that Tenant is in breach of or in non-compliance under any provision of this Lease (including, without limitation, any provision requiring monetary payment), provided that if such breach or non-compliances is curable, this clause (ii) shall not prevent Tenant from having the right to exercise any Option if and from the date when such breach or non-compliance is fully and timely cured within the applicable cure period, if any, set forth in Section 13.01 as determined in the sole and absolute judgment of Landlord. In addition, the exercise of any Option shall be of no force or effect in the event a Default exists upon the expiration of the then-existing Lease Term of the Lease. The period of time within which the Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise the Option prior to satisfaction of the foregoing conditions precedent. The Option is personal to the original named Tenant in this Lease and may only be exercised by the original named Tenant while the original named Tenant is in sole possession of the entire Premises.

(b) Minimum Monthly Rent payable by Tenant during the Option Term shall be as set forth in Exhibit "G," with the Minimum Monthly Rent for the first year of the Option Term to be based on the "**Fair Market Rent.**" The "**Fair Market Rent**" of the Premises means the amount of rent that the Premises would command if available for lease on the open market, based on the highest and best use of the Premises as determined by Landlord in its good faith judgment. If Tenant provides Landlord a valid notice of Tenant's intention to exercise its Option pursuant to Section 2.06(a), Landlord shall notify Tenant in writing ("**Landlord's Notice**") of Landlord's determination of the Fair Market Rent of the Premises not later than ninety (90) days prior to the commencement of the Option Term. If Tenant objects to Landlord's determination of Fair Market Rent, Tenant shall notify Landlord in writing ("**Tenant's Notice**") within fifteen (15) days of Landlord giving Landlord's Notice. In the event Landlord and Tenant are unable to agree on the Fair Market Rent of the Premises within fifteen (15) days of Landlord's receipt of Tenant's Notice, then Tenant shall have the right, by unconditional and irrevocable written notice received by Landlord within forty-five (45) days after Landlord gives Landlord's Notice, to revoke Tenant's election to extend the Lease Term (in which event this Lease will expire at the end of the then-existing initial term). If Tenant does not so revoke Tenant's election to extend the Lease Term, the Fair Market Rent set forth in Landlord's Notice shall be binding and conclusive.

Notwithstanding the foregoing, the Fair Market Rent for the first year of the term of the Option shall not be less than one hundred and five percent (105%) of the Minimum Monthly Rent payable for the month immediately preceding the first year of the term of the Option. Thereafter, the Minimum Monthly Rent during the term of the Option shall increase, annually, as set forth in Exhibit "G."

ARTICLE III - RENT

Section 3.01 MINIMUM MONTHLY RENT

Except as expressly set forth in the Summary and Section 2.02 (which provides that Tenant shall have the first three (3) months of Minimum Monthly Rent abated), from and after the Rent Commencement Date for each full calendar month during the Lease Term, Tenant shall pay to Landlord, on or before the first day of each calendar month without notice, demand, deduction, offset or counterclaim, whatsoever, the Minimum Monthly Rent set forth in the Summary. One full Minimum Monthly Rent payment shall be made by Tenant to Landlord at the time of execution of this Lease. The Minimum Monthly Rent for any fractional part of a calendar month at the beginning or end of the Lease Term shall be a prorated on the basis of the number of actual days in such month. If Tenant fails to pay Minimum Monthly Rent on or before the due date more than once in any twelve (12) month period, Landlord shall have the right to require Tenant to pay Minimum Monthly Rent for each calendar quarter on or before the first day of each calendar quarter for the remainder of the Lease Term, which requirement shall be effective upon Tenant's receipt of written notice from Landlord.

Section 3.02 INCREASE IN MINIMUM MONTHLY RENT

As set forth in the Summary, Minimum Monthly Rent shall be increased, but never decreased, in accordance with the Minimum Monthly Rent Adjustment Schedule set forth in Exhibit "G".

Section 3.03 PERCENTAGE RENT

(a) The Tenant shall not has to pay any Percentage Rent under the terms of this Lease.

(b) If Percentage Rent is not payable under this Lease, Tenant shall nevertheless comply with and be bound by all of Tenant's other obligations (including without limitation the submission of statements, reports and filings to Landlord) under this Section 3.03.

(c) The Tenant shall timely file and shall, within ten (10) days after actual filing or the due date for filing whichever occurs first, submit to Landlord true and correct photocopies of all federal, state and municipal tax returns(including, without limitation, all returns filed or required to be filed with the State of California Board of Equalization).

Section 3.04 ADDITIONAL RENT

All amounts and charges payable by Tenant to Landlord under this Lease other than Minimum Monthly Rent shall be considered "**Additional Rent**" due Landlord hereunder, whether or not expressly designated as additional rent, and Tenant's failure to pay such additional rent to Landlord when due shall entitle Landlord to exercise all rights and remedies provided in Article XIII. The word "**Rent**" in this Lease shall refer to Additional Rent as well as Minimum Monthly Rent.

Section 3.05 PAYMENT

All Rent shall be paid to Landlord without any demand (except where demand is specifically required under this Lease), deduction, offset or counterclaim, whatsoever, in lawful money of the United States, at the address set forth in the Summary or to such other person and/or at such other place as Landlord may hereafter designate in writing. Any statement of conditions or restrictions delivered to Landlord on or with any payment of Rent shall be void and of no effect even if the payment is accepted by Landlord without objection to that statement. If Tenant is late in the payment of Minimum Monthly Rent and/or Additional Rent or any payment of Minimum Monthly Rent and/or Additional Rent is returned for insufficient funds or otherwise dishonored due to no fault of Landlord more than two times during the Lease Term, Landlord shall have the right, in addition to all other rights and remedies set forth in this Lease or provided at law or in equity, to require that all future payments of Minimum Monthly Rent and/or Additional Rent be made by cashier's check. With respect to any payment by Tenant that is returned for insufficient funds or otherwise dishonored due to no fault of Landlord shall have the right, in addition to all other rights and remedies set forth in this Lease or provided at law or in equity, to charge Tenant One Hundred Dollars ($100) per each such returned or dishonored check. Rent payments will be applied first to

accrued late charges and attorney's fees, second to accrued interest, third to Minimum Monthly Rent, fourth to Tenant's Proportionate Share of insurance premiums, fifth to Tenant's Proportionate Share of Taxes, sixth to Tenant's Proportionate Share of Operating Expenses, and lastly to any other outstanding charges or costs.

ARTICLE IV - RECORDS

Section 4.01 RECORDS
Tenant shall keep and cause to be kept (and shall cause any subtenant, licensee, or concessionaire of the Premises having any Gross Sales to keep), complete and accurate books of account and records of all purchases and receipts of merchandise, all inventories and all sales and refunds, whether for cash or for credit, from which Gross Sales can be determined, and shall keep or cause to be kept for at least three years following the end of each calendar year all original sales books and records, which records shall include, but not be limited to, (a) daily dated detailed register tapes, (b) serially numbered sales slips, (c) mail orders, (d) telephone orders, (e) internet orders, (f) settlement report sheets of transactions with sublessees, concessionaires and licensees, (g) records showing that merchandise returned by customers was purchased by such customers at or from the Premises, (h) receipts or other records of merchandise leased, licensed or taken out on approval, (i) sales tax reports, and (j) other records as would normally be required to be kept in accordance with generally accepted accounting principles. Tenant shall keep or cause to be kept for at least three years following the filing thereof all federal, state and municipal tax returns which require reporting of Tenant's Gross Sales in, upon or from the Premises.

Section 4.02 AUDIT

(a) Tenant not having to pay Percentage rent shall not prejudice to Landlord's right to examine books and records relating to Gross Sales, federal, state and municipal tax returns, and inventories of merchandise on the Premises in order to verify the amount of Gross Sales. Moreover, Landlord's rights under this Section 4.02 shall apply whether or not Percentage Rent is payable under this Lease.

(b) At any reasonable time within three years after receipt of any yearly statement furnished to Landlord by Tenant and upon five days' prior written notice to Tenant, Landlord may examine, inspect or cause an audit to be made of Tenant's and any of its subtenant's or concessionaire's business affairs, books and records, including all books, records, reports and other documents described in Section 4.01 for the period covered by such statement, and Landlord may make copies of all such books and records. Any such inspection or audit performed by a qualified, independent accountant selected by Landlord, in its sole and absolute discretion, shall be binding upon the Parties. If Tenant has failed to submit to Landlord the monthly statement required under Section 3.03 upon written request by Landlord for a total of three months during the Lease Term, Tenant shall pay to Landlord the cost of the audit in addition to other rights of Landlord.

ARTICLE V - TAXES

Section 5.01 TAXES
Tenant shall pay to Landlord as Additional Rent Tenant's Proportionate Share of Taxes (as defined in Section 5.02). Landlord shall give written notice to Tenant of the amount of Tenant's Proportionate Share of Taxes, and Tenant shall pay to Landlord such amount prior to the due date thereof but no later than ten (10) days after receipt from Landlord of such notice. Landlord may, at its option, give Tenant a written estimate of Tenant's Proportionate Share of Taxes and Tenant shall pay same in the manner provided in Article XV.

Section 5.02 DEFINITIONS

(a) (i) The term "**Taxes**" shall mean all federal, state, county, local governmental, municipal, special district and special service area taxes, fees, levies, assessments, license fees, license taxes, business license fee, commercial rental tax, bonds, charges, penalties or other impositions of every kind and nature, whether general, special, ordinary, extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, vehicle parking taxes or trip tax, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, Landlord's right to rent or against Landlord's business of leasing, and personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Shopping Center) which Landlord shall pay or shall be obligated to pay arising out of the use, occupancy, ownership, leasing, management, repair, construction or replacement of the Shopping Center or any portion thereof, including, but not limited to, any increases in Taxes as a result of a, re-assessment, "change in ownership" or "new construction" (as those terms are defined in California Revenue and Taxation Code Sections 60-69.5 and 70-74.7, respectively, and any amended or successor statutes) of the Shopping Center or any portion thereof; provided, however, that the term "Taxes" shall not include any franchise, estate inheritance, succession, or net income taxes imposed upon Landlord. The term "Taxes" shall also include any and all assessments, taxes, fees, levies and charges imposed by governmental agencies for such services as (without limitation) fire protection, street, sidewalk and road maintenance, refuse removal and other governmental services. The term "Taxes" shall also include all expenses, including, but not limited to, attorneys' and other professional's fees, and expenses, incurred by Landlord in contesting, seeking reduction, validity or applicability of any Taxes.

(ii) Tenant acknowledges that pursuant to that certain Owner Participation Agreement dated as of October 26, 2010, Landlord will receive from the Redevelopment Agency of the City of Buena Park an amount equal to certain tax increment revenue and sales tax revenue generated by the Shopping Center project ("**OPA Payments**"). Tenant further acknowledges that the OPA Payments do not and will not reduce the amount of Taxes payable by Landlord or in any way affect the calculation of the amount of Taxes pursuant to this Lease or give rise to any right of deduction or offset.

(b) In the event and to the extent that any tenant in the Shopping Center pays Taxes on any basis other than its proportionate share calculated in the same manner as Tenant's Proportionate Share of Taxes, Landlord may, in such event and to such extent, exclude the Gross Floor Area leased by such tenant for purposes of calculating Tenant's Proportionate Share of Taxes provided that the actual amount paid by such tenant for Taxes is deducted from the Taxes being so allocated.

(c) Taxes which are levied on a fiscal year basis shall be deemed to apply 1/12th to each calendar month in such fiscal year and shall be charged to Tenant accordingly.

Section 5.03 OTHER TAXES

Tenant shall be responsible for and shall pay before delinquency all municipal, county or state taxes, levies and fees of every kind and nature, including, but not limited to, general or special assessments assessed during the Lease Term against any leasehold interest or personal property of any kind, owned by, in, upon or about the Premises of Tenant. If any or all of Tenant's fixtures or other personal property shall be assessed and taxed with Landlord's real property, Tenant shall pay to Landlord, as Additional Rent, Tenant's share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to such property of Tenant. Additionally, Tenant shall pay prior to delinquency all applicable excise taxes and all special taxes and assessments or license fees levied, assessed or imposed by law or ordinance by reason of Tenant's use or occupancy of the Premises or any property at the Premises.

ARTICLE VI - CONDUCT OF BUSINESS BY TENANT

Section 6.01 USE OF PREMISES

(a) Tenant shall use the Premises solely for the Permitted Use described in Exhibit "E" attached hereto under the trade name specified in the Summary and for no other purposes or under any other name without the prior written consent of Landlord which Landlord may withhold or condition in Landlord's sole and absolute discretion. Tenant shall devote the entire Premises to such use except for areas reasonably required for restrooms, office, storage space for Tenant's operations at the Premises or space used for administration of Tenant's operations. Tenant shall open for business to the public fully staffed and merchandised no later than the Required Opening Date. Tenant represents and warrants that Tenant owns, or that Tenant controls sufficient rights in and to, all trade names, trademarks and service marks to permit Tenant to conduct its business. Tenant further represents and warrants that the operation of Tenant's business using its trade names, trademarks and service marks in no way infringes or violates the rights of any person. Landlord's failure to object to any use or trade name not authorized in the Summary shall not constitute Landlord's consent to such use or trade name.

(b) Tenant shall continuously and without interruption during the Lease Term conduct its business activity in the entirety of the Premises during those hours, if any, established by Landlord, in its sole and absolute discretion, for the operation of the Shopping Center ("**Operating Hours**") unless and only to the extent Tenant is prevented from doing so by natural disaster, fire or other cause without Tenant's fault and beyond Tenant's reasonable control (provided that Tenant gives notice to Landlord of such cause and its anticipated duration within fifteen (15) days after the commencement of the cause), and except during reasonable periods for repairing, cleaning and decorating the Premises. Landlord may, in its sole and absolute discretion, prescribe different business hours for different tenants based upon their permitted use or other factors. Tenant shall have its window displays, exterior signs and exterior advertising displays adequately illuminated continuously during those hours and days that the Premises are required to be open for business to the public and shall maintain its show windows, signs and storefront entrance door in neat, clean and orderly condition. Tenant acknowledges and agrees that, in addition to other reasons, Landlord is requiring Tenant to agree to the provisions of this Article for the following reasons: (i) Tenant being open for business generates Gross Sales, (ii) Tenant being open for business in turn helps increase the amount of business being done by other tenants in the Shopping Center, and (iii) a closed store has a detrimental effect on the Shopping Center and the business of other tenants in the Shopping Center.

(c) Should Tenant fail to operate its business as required by this Article, the Minimum Monthly Rent shall be increased during the time period that the Tenant shall fail to conduct its business as herein provided by an amount equal to ten percent (10%) of the Minimum Monthly Rent otherwise payable hereunder. The increase in the Minimum Monthly Rent shall in no way excuse Tenant from its breach or default under this Lease nor deprive Landlord of the remedies it may have under this Lease or at law or in equity for such breach or default.

(d) In the event that Tenant fails to perform any of Tenant's obligations set forth in Section 6.01(b), Tenant shall give Landlord immediate written notice specifying the hours of Tenant's business operations at the Premises and the reasons for varying from the prescribed days and/or times of operation. The giving of the foregoing notice shall not serve as a waiver by Landlord of the breach of the operating covenant. In addition, in the event that Tenant ceases to conduct full active business operations permitted hereunder at the Premises for ten (10) consecutive days or twenty (20) days in any three hundred sixty-five (365) day period, and the Premises is not under actual, substantial and continuous remodeling or reconstruction as permitted hereunder, such event shall

constitute a default by Tenant under this Lease and in addition to Landlord's other rights and remedies hereunder for a default of Tenant's obligations hereunder, Landlord shall have the right, at any time thereafter, to give Tenant written notice that Landlord has elected to recapture the Premises ("**Recapture Notice**"), in which event the Lease Term shall terminate on the date set forth in the Recapture Notice without prejudice to any other rights and remedies which Landlord may have under this Lease or under Applicable Laws.

(e) Tenant shall, at all times, carry a full and complete stock of merchandise offered for sale and shall maintain sufficient number of qualified staff to properly carry out the Permitted Use at the Premises at all business hours. Tenant shall employ its best judgment, efforts, and abilities to operate the business conducted by it in the Premises in such manner as to produce the maximum profitable volume of sales reasonably obtainable from the Premises and to enhance the reputation and attractiveness of the Shopping Center. Tenant shall not carry any merchandise or otherwise operate in a manner that would violate the exclusive use rights or other contractual or legal rights of any other tenant in the Shopping Center (regardless of whether such rights presently exist or are created hereafter), as determined by Landlord in its sole and absolute discretion. Any such determination by Landlord shall be binding on Tenant, and Landlord shall incur no liability to Tenant as a result of any determination made by Landlord hereunder.

(f) It is expressly understood and agreed by the Parties that, nothing contained in this Lease, or in any manner expressed or implied, is to be construed as in any way prohibiting, restricting or limiting Landlord's right to use, rent or lease any portion, or all, of the Shopping Center, or of any other property owned, managed or leased by Landlord or any affiliate, partner, director or employee thereof, for any purpose or use, whether or not such purpose or use be in competition, direct or otherwise, with the use for which the Premises herein are to be operated by Tenant. Landlord makes no warranties or representations as to the present occupants or occupancy level of the Shopping Center, or of future occupancy commitments. Tenant waives any duty or obligation, expressed or implied, on the part of Landlord to keep the Shopping Center leased or occupied, or partially leased or occupied, or to lease (or to not lease) portions of the Shopping Center for major stores, or to enforce any exclusivity, or for any other specific purpose, use or type of use.

Section 6.02 RESTRICTIONS ON USE

(a) At all times throughout the Lease Term, Tenant, at Tenant's sole cost and expense, shall promptly procure, maintain and hold available for Landlord's inspection any governmental licenses, permits and approvals required for the lawful conduct of Tenant's business and shall, at all times, comply with the requirements of each such license, permit or approval. Tenant shall not use or permit the use of the Premises in any manner that will tend to create a nuisance or tend to disturb other tenants or occupants of the Shopping Center or tend to injure the reputation of the Shopping Center. Tenant shall not sell, exhibit or display any immoral or pornographic materials, goods or services in or on the Premises. Landlord shall, in its sole and absolute discretion, determine whether such materials, goods or services are immoral or pornographic in nature. No auction, fire sale, bankruptcy sale, sidewalk sale, going out of business sale or continuous discount operation may be conducted in the Premises without the prior written consent of Landlord, which may be withheld or conditioned in Landlord's sole and absolute discretion. Tenant shall use its best efforts to complete, or cause to be completed, all deliveries, loading, unloading, rubbish removal and other services to the Premises prior to 10:00 a.m. of each day. Landlord reserves the right to further regulate the activities of Tenant in regard to deliveries at the Premises and servicing of the Premises, and Tenant agrees to abide by such further regulations of Landlord.

(b) Tenant shall not place or cause to be placed any signs, fences, walls, booths, stands, kiosks, racks, structures, divisions or rails outside the Premises in the Shopping Center without the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord's sole and absolute discretion.

(c) Landlord may, without liability therefor or notice to Tenant and at Tenant's sole cost and expense, remove any item placed, constructed or maintained upon or outside of any roof, wall or window of the building within which the Premises are located, unless and only to the extent such item has been previously consented to in writing by Landlord.

(d) Tenant shall keep the display windows and signs on the Premises well lighted during the hours from sundown to 10:00 p.m. and/or during such other hours as may be prescribed by Landlord from time to time. If Landlord determines any display window to be out of harmony with the business character or architecture of the Premises, or with the balance of the Shopping Center, Tenant, at its sole cost and expense, shall promptly remove or modify such display as requested by Landlord.

(e) Tenant shall abide by and comply at all times with the Rules and Regulations set forth in Exhibit "D" attached hereto, and such amendments and modifications thereof and additions thereto as Landlord may from time to time adopt, in its sole and absolute discretion, for the safety, care, cleanliness and operation of the Shopping Center or the preservation of good order therein. Landlord shall not be liable to Tenant for the failure of any tenant or other person to comply with such Rules and Regulations or for Landlord's failure to enforce any such Rules and Regulations, or for Landlord's failure to adopt and implement additional or different Rules and Regulations.

(f) Tenant shall not use the Premises or any part thereof for any purpose or in any manner which will increase the existing rate of insurance upon the Premises or the Shopping Center or cause the cancellation of any insurance policy covering the Premises or the Shopping Center, nor shall Tenant sell or permit to be kept, used or sold in or about the Premises any article which may be prohibited by standard fire insurance policies.

(g) Tenant shall not place any coin or token-operated amusement or vending machines (including, without limitation, any machines dispensing gum, candy, beverages or toys), on, in or about the Premises without the prior written consent of Landlord, which may be withheld or conditioned in Landlord's sole and absolute discretion.

Section 6.03 COMPLIANCE WITH LAWS

Tenant shall, at Tenant's sole cost and expense, comply with all applicable local, municipal, regional, state and federal laws statutes, regulations, rules, codes (including, without limitation, building codes), ordinances, judgments, decree and other requirements of governmental or quasi-governmental authorities now or hereafter in effect (“**Applicable Laws**”) pertaining to the use or condition of the Premises and/or the conduct of Tenant's business therein, including, but not limited to, complying with all trademark counterfeiting, trademark infringement, and/or unfair competition laws and statutes affecting the Premises. Tenant will give Landlord immediate written notice if Tenant becomes aware that the use or condition of the Premises is in violation of any Applicable Laws. During the Lease Term, Tenant will diligently monitor and regularly examine the Premises for potential violations of Applicable Laws. Tenant will make, at Tenant's sole cost and expense, any and all alterations, improvements and changes, whether structural or nonstructural, that are required by Applicable Laws by reason of or as a result of Tenant's use of the Premises, the condition of the Premises, or the conduct of Tenant's business in the Premises. If it is determined by a court or other competent tribunal that Tenant is not required to pay the cost (or any portion thereof) of such compliance, then, without prejudice to Landlord's right to appeal or undertake further proceedings in the matter, Landlord will have the option of terminating this Lease by giving Tenant written notice of termination, which termination shall be effective on the date set forth in the notice; provided, however, Tenant may nullify the termination by paying to Landlord the cost to comply within ten (10) days after Tenant's receipt of the such notice. Upon such termination, neither Party shall have any further right or obligation under this Lease or under Applicable Laws relating to any subject matter of this Lease except for (i) the rights and obligations which shall have accrued prior to the effective date of such termination and (ii) such rights and obligations under this Lease which survive the termination of this Lease, (e.g., Tenant's obligation to vacate and restore the Premises, and Landlord's obligation to return the Security Deposit as may be required under this Lease).

Section 6.04 SECURITY

Landlord may, but shall have no obligation to, from time to time, employ one or more persons or entities to patrol or provide security for the Common Areas (as defined in Section 14.01). Notwithstanding any such activity, Tenant shall have the sole responsibility of providing security within the Premises for the persons and property therein. Under no circumstances shall Landlord be liable to Tenant or to any other person by reason of any theft, burglary, robbery, assault, trespass, unauthorized entry, vandalism or any other act of any third person occurring in or about the Premises or other parts of the Shopping Center, and Tenant shall indemnify, defend (with counsel satisfactory to Landlord) and hold Landlord harmless from and against any and all losses, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) which Landlord may suffer by reason of any claim asserted by any person arising out of, or related to, any of the foregoing. Nothing contained herein shall be deemed to create any liability upon Landlord for any damage to motor vehicles of customers or employees or for loss of property from within such motor vehicles. To the extent that, in Landlord's judgment, the conduct of Tenant's business causes the need for security services or measures at the Shopping Center which are in addition to those otherwise provided by Landlord, Landlord may bill Tenant for the cost of such additional services or measures and Tenant shall pay Landlord any amounts so billed within ten (10) days after Landlord provides Tenant written notice of the amount owed.

ARTICLE VII - MAINTENANCE, REPAIRS AND ALTERATIONS

Section 7.01 MAINTENANCE AND REPAIRS

(a) Subject to the provisions of Article IX and XI hereof, Tenant shall, at its sole cost and expense during the Lease Term, keep in first-class and sanitary order, condition and repair, the Premises and every part thereof, including, without limiting the generality of the foregoing, maintenance, repair and replacement of all plumbing, pipes, heating, ventilation and air conditioning (“**HVAC**”), electrical wiring and conduits, electrical panels, circuit breakers, lighting facilities and equipment, fixtures, walls, wall covering and paint, ceilings, floors and floor coverings, storefront, windows and window casement, doors, plate glass, showcases, sprinkler systems (if any), skylights, entrances, patio space and other facilities serving the Premises. Throughout the Lease Term, Tenant shall maintain in full force and effect a HVAC maintenance and service agreement with a reputable HVAC maintenance and repair company, whereby the HVAC unit and components in or at the Premises are regularly inspected and maintained, and promptly serviced and repaired at Tenant's sole cost and expense. Alternatively, Landlord may, at its sole and absolute discretion, contract for such maintenance and service, and Tenant shall reimburse Landlord for the cost of such maintenance and service together with an amount equal to fifteen percent (15%) of such costs to cover Landlord's administrative and overhead expenses. All glass, both exterior and interior, shall be maintained at Tenant's sole cost and expense, and any glass broken shall be promptly replaced by Tenant with glass of the same kind, size and quality. Tenant's failure to replace broken glass within seventy-two (72) hours following the occurrence of the breakage, or the failure of Tenant to replace same with glass of the same kind, size and quality shall constitute a material breach hereof which may, in addition to any other rights and remedies that Landlord may have, and at Landlord's sole and absolute discretion, entitle Landlord to terminate this Lease upon written notice to Tenant. Tenant, in all cases, shall have the obligation to repair all damage to the Shopping Center, including the Premises, arising out of or related to the acts, omissions, negligence or willful misconduct of Tenant, or its subtenant, employees, agents, licensees, invitees, or contractors or Tenant's failure to observe or perform any conditions or agreements in this Lease to be performed or observed by Tenant.

(b) Tenant shall not place any rubbish or other matter outside the Premises, except in such containers as are authorized from time to time by Landlord. Tenant shall promptly sweep and clean the sidewalk adjacent to the Premises as needed.

(c) If Tenant fails to perform any of its obligations under this Section 7.01, Landlord may, at its option, after five (5) days' written notice to Tenant, except in the event of an emergency in the judgment of Landlord, in which case no notice shall be required, enter upon the Premises and put the same in good order, condition and repair and the cost thereof together with an amount equal to fifteen percent (15%) of the total cost incurred by Landlord to perform said Tenant obligation to cover Landlord's administrative and overhead costs shall become due and payable as Additional Rent by Tenant to Landlord upon demand.

(d) Subject to the provisions of Section 7.01(a), Article IX and XI hereof and subject to Tenant's reimbursement under Section 7.01(f), during the Lease Term, Landlord shall, repair, maintain and replace, as necessary (i) the roof, exterior walls, and structural parts of the building in which the Premises are located (other than structural parts for which Tenant is obligated under Section 6.03) and (ii) the pipes and conduits outside the Premises used to furnish the Premises with various utilities (except to the extent that the same are the obligation of the appropriate public utility company). If any of the aforementioned portions of the Premises or any portion of the Shopping Center are in need of repair, maintenance, replacement or alteration because of the abuse, misuse, act, fault, neglect or omission of Tenant or its employees, agents, licensees, invitees, contractors or customers, default by Tenant of its obligations hereunder, or due to the breaking or entering into the Premises by third parties, then Tenant, at its sole cost and expense, and not Landlord, shall make the required repair, maintenance, replacement or alteration. Tenant shall have no remedy against Landlord for failure to make repairs as herein specifically required of it or otherwise required by Applicable Law, unless Tenant has previously notified Landlord in reasonable detail, in writing, of the need for such repairs and Landlord has failed to commence such repairs within ninety (90) days or, if longer, a reasonable period of time after receipt of Tenant's written notice, unless Tenant's written notice expressly and accurately states that the need for repair has created a material risk of imminent personal injury or imminent material damage to property and describes the nature of such threat in reasonable detail, in which event Landlord shall commence and complete the repair within a reasonable period of time after receipt of Tenant's written notice. Any remedy against Landlord shall be subject to all of the terms, conditions and limitations set forth in this Lease. Tenant expressly waives any right pursuant to any Applicable Law to make repairs at Landlord's expense or terminate this Lease, including, without limitation, the provisions of Sections 1932, 1933(4), 1941 and 1942 of the California Civil Code, and any provisions amendatory thereof or supplemental thereto or any similar law, ordinance or regulation which may now exist or hereafter be enacted or enforced which confers upon Tenant the right to make any repairs to the Premises of the type allocated to Landlord, whether or not for the account of Landlord, or to terminate this Lease because of Landlord's failure to keep the Premises, the Common Areas or any other portion of the Shopping Center in good order, condition and repair.

(e) Tenant shall periodically inspect (but not less often than once every three (3) months) the Premises to identify any conditions that are dangerous or in need of maintenance or repair and shall promptly provide Landlord with written notice of any such conditions.

(f) Within ten (10) days after written demand from Landlord, Tenant shall reimburse Landlord Tenant's pro rata share of the cost of maintenance, repairs, replacements and alterations made by Landlord pursuant to Section 7.01(d). Said pro rata share shall be based on the proportion that the Gross Floor Area of the Premises bears to the Gross Floor Area of the leasable premises in said building, and said reimbursement may be charged by Landlord pursuant to Section 15.01 of this Lease. Notwithstanding the foregoing provisions of this Section 7.01(f), Tenant shall perform and timely pay all of the cost of repairs, maintenance, replacements and alterations covered by the second sentence of Section 7.01(d).

Section 7.02 ALTERATIONS

(a) Tenant shall not, without the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord's sole and absolute discretion, make any alterations, improvements, remodeling, additions or deletions ("**Alterations**") to either the interior or exterior of the Premises or to fixtures installed therein in accordance with approved fixture plans, or mark, paint, drill, or in any way deface any portion of the Premises. Landlord may require as a condition and in consideration for such approval that Tenant pay to Landlord a sum equal to Landlord's reasonable expenses incurred in evaluating and approving Tenant's proposed Alterations, including, but not limited to, attorneys, architectural and engineering fees.

(b) All Alterations to be made to the Premises which require a building permit or any other governmental or quasi-governmental approval shall be under the supervision of a competent architect or competent licensed structural engineer satisfactory to and approved in writing by Landlord and shall be made in accordance with plans and specifications with respect thereto, approved in writing by Landlord before the commencement of work. Upon completion of the Alterations, Tenant shall provide to Landlord a copy of the as-built plans and specifications. Tenant acknowledges that Landlord's review of the plans and specifications is for the sole benefit of Landlord, and Landlord's approval does not constitute any representation by Landlord as to the compliance of such plans with any law or fitness of such Alterations for a particular purpose or use. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Upon completion of the Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Orange in accordance with Section 3093 of the Civil Code of the State of California or any successor statute. Such Alterations shall be considered as improvements and shall become an integral part of the Premises upon installation thereof and shall not be removed by Tenant unless so required by Landlord in which event Tenant, at its sole cost and expense, shall promptly remove such Alteration and repair any damage caused by such removal. Landlord may impose

whatever restrictions and conditions it deems appropriate on the construction of Alterations. All materials used in any Alterations to the Premises shall be new. Any Alterations shall be performed and done strictly in accordance with Applicable Laws. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the premises of any other occupant of the Shopping Center and to minimize interference with pedestrian and vehicular traffic, and other businesses in the Shopping Center. Not less than three (3) Business Days prior to the commencement of the work, Tenant shall furnish Landlord with a copy of all applicable construction permits and plans so that Landlord may hold in its file a complete and accurate set of permits and plans for all Alterations to the Premises and for all Tenant's work on the Premises.

(c) In the event that Tenant shall make any Alterations which require a building permit, Tenant shall prior to the commencement of the Alterations provide Landlord certificates evidencing "Builder's All Risk" insurance coverage in an amount determined by Landlord. All Alterations shall be insured by Tenant pursuant to Section 8.01 immediately upon completion thereof. In addition, Landlord may, in its sole and absolute discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount equal to one hundred fifty percent (150%) of the estimated cost of the Alterations to assure the lien free completion of such Alterations.

(d) Tenant shall pay, or caused to be paid all costs for work done by it or caused to be done by it on the Premises and shall keep the Premises and Shopping Center free and clear of all mechanics' liens and other liens for or arising from work done by or for Tenant or for persons claiming under Tenant. Tenant shall indemnify, defend (with counsel satisfactory to Landlord) and save Landlord free and harmless from and against any liability, loss, damage, costs, attorneys' fees, and all other expenses on account of claims of contractors, subcontractors, laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or persons claiming under Tenant. If Tenant shall desire to contest any claim of lien, or if any such lien is actually filed against the Premises or Shopping Center, Tenant shall furnish Landlord adequate security for the greater of one hundred fifty percent (150%) of the value or one hundred fifty percent (150%) of the amount of the claim, plus estimated costs and interest or a bond from a responsible corporate surety in such amount conditioned on the discharge of the lien. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant shall immediately pay and satisfy the same, together with any and all costs incurred by the lien claimant, and attorneys' fees, if so provided in the judgment. If Tenant shall be in breach in the payment of any charge for which a mechanics' lien claim and suit to foreclose the lien have been filed, and shall not have given the security to protect the Premises, Shopping Center and Landlord against such claims of lien as hereinabove provided, Landlord may, but shall not be required to, pay such claim and any costs, and the amount so paid together with reasonable attorneys' fees incurred in connection therewith shall be immediately due and owing from Tenant to Landlord, and Tenant agrees to pay the same upon demand, with interest at the lesser of ten percent (10%) per annum and the maximum lawful rate per annum from the date of payment thereof by Landlord. If Tenant receives any notice of any claim of lien filed against the Premises or Shopping Center, Tenant shall immediately notify Landlord of such claim and provide Landlord with any written notice thereof received by Tenant. Landlord or its representative shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices as permitted or provided by law or which Landlord may deem to be proper for the protection of Landlord's interest in the Premises and/or Shopping Center. Tenant shall promptly, but in any event, not less than ten (10) days before the commencement of any work which might result in any such lien, give to Landlord a written notice of its intention to do so to enable Landlord to file and record such notices.

Section 7.03 CLEANLINESS; WASTE AND NUISANCE
Tenant shall at all times keep the Premises in a neat, clean and sanitary condition. Tenant shall neither commit nor permit any waste or nuisance thereon or any other portion of the Shopping Center, and shall keep the walkways and the service and loading areas adjacent to the Premises free from waste and debris.

ARTICLE VIII - INSURANCE; WAIVER; INDEMNITY

Section 8.01 TENANT'S INSURANCE
From the Rent Commencement Date, and continuing thereafter until the expiration or sooner termination of the Lease Term, Tenant shall carry and maintain, at its sole cost and expense, all insurance coverage required by Applicable Laws (even if the specific requirements under this Lease are less stringent than what is required under Applicable Laws) and such additional insurance coverage as Landlord may require. As of the Lease Date, the minimum required types and amount of such coverage are set forth below. Tenant acknowledges and agrees that such types and amounts of coverage may be increased by Landlord from time to time. Should any such change in coverage be required, Landlord shall provide written notice to Tenant as to the extent and nature of such change, and Tenant shall provide to Landlord, within thirty (30) days of such notice, written evidence that it has obtained such coverage, as required by Section 8.03 below. As of the Lease Date, the following are the minimum required types and amounts of insurance (each of which shall afford primary coverage):

(a) Commercial general liability insurance with a broad form endorsement, including, without limitation, coverage on an occurrence basis for bodily injury (including wrongful death), personal injury, property damage, advertising injury and contractual liability (including Tenant's indemnification obligations under this Lease) insuring against all liability of Tenant with respect to the Premises or arising out of the maintenance, condition, use or occupancy thereof with a per occurrence combined single limit of not less than the Single Limit Commercial General Liability Insurance Amount and a general aggregate limit of not less than the Aggregate Limit Commercial General Liability Insurance Amount or in such other amounts or with such additional coverage as Landlord may from time to time require. The coverage shall include a per location aggregate, contractual liability coverage (including assumed liability for personal injury, advertising injury and bodily injury to Tenant's employees), broad form property damage

liability coverage, products and completed operations coverage (if applicable) and coverage for host liquor liability or liquor liability, if alcohol is sold, distributed, or consumed on the Premises. Medical expense (medical payments) coverage shall be provided at a minimum of the Medical Expense Insurance Amount for any one person. Defense costs shall apply in addition to the limit of liability. Coverage shall be provided on an occurrence form.

(b) Property damage insurance covering (i) all stock in trade, furniture, trade fixtures, equipment and all other items of Tenant's property located on the Premises, (ii) all initial improvements to the Premises made by or for Tenant pursuant to Tenant's Work (and Landlord's Work, if any), that constitutes improvement to the Premises beyond the providing of a grey shell of the Premises and any subsequent Alterations made by or for Tenant, and (iii) all plate glass on the Premises. Tenant's responsibility for maintenance of the plate glass includes its replacement in the event the repair of the glass would not restore the glass to its original condition at the time of installation. The property insurance required under this Section 8.01(b) shall be on an "all risk" or causes of loss-special form or other loss caused by fire or other casualty or cause, including, but not limited to, vandalism, mischief, theft, civil unrest, sprinkler leakage coverage, earthquake and flood (and such other coverage as Landlord may from time to time designate in writing) in an amount not less than 100% of the full replacement cost of the covered items without deduction for depreciation. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace the items insured. Except for the insurance required under Section 8.01(b)(i), Landlord shall be named as a loss payee under the property damage insurance required to be maintained by Tenant under this Section 8.01(b). No coinsurance shall apply.

(c) Workers' compensation insurance as required by Applicable Laws and employer liability insurance with limits of not less than the Workers Compensation Insurance Amount for each of bodily injury by accident and bodily injury by disease.

(d) Business interruption or loss of income insurance in amounts sufficient to cover Minimum Monthly Rent and all Additional Rent due under this Lease for twelve (12) months.

(e) Comprehensive automobile liability insurance having a combined single limit of not less than the Comprehensive Automobile Liability Insurance Amount per occurrence for bodily injury and property damage and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles. Defense costs shall apply in addition to the limit of liability. Coverage shall include contractual liability and shall apply to owned, hired and non-owned automobiles.

(f) Such other insurance as Landlord may from time to time require.

In no event shall the minimum limits of policies of insurance required by Tenant hereunder limit the liability of Tenant under this Lease or under Applicable Laws. If Tenant fails to perform its obligations under this Section 8.01 or fails to provide evidence of insurance as set forth in Section 8.03, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Article XIII, obtain such insurance and the cost thereof together with fifteen percent (15%) of such cost to cover Landlord's administrative and overhead expenses shall become due and payable as Additional Rent by Tenant to Landlord upon demand.

In addition, Tenant acknowledges that any failure on its part to obtain or maintain the insurance required herein will expose Landlord to risks and potentially cause Landlord to incur costs not contemplated by this Lease. Accordingly, for any month or portion thereof that Tenant does not maintain the required insurance and/or does not provide Landlord with the required binders or certificates evidencing the existence of the required insurance, the Minimum Monthly Rent shall be automatically increased, without any requirement for notice to Tenant, by an amount equal to ten percent (10%) of the then existing Minimum Monthly Rent. Such increase shall in no event constitute a waiver of Tenant's default with respect to the failure to maintain the required insurance, prevent the exercise by Landlord of any of the other rights and remedies granted hereunder or under Applicable Laws, relieve Tenant of its obligation to maintain the insurance specified in this Lease, or in any way limit the damages that Landlord may recover as a result of such default by Tenant.

Section 8.02 LANDLORD'S INSURANCE

Landlord shall have no obligation under this Lease to maintain any insurance on the Premises, the Common Areas or any other portion of the Shopping Center. Landlord may, but shall have no obligation to, maintain in effect one or more of such policies of insurance, in such amounts and with such deductibles as Landlord determines are necessary or desirable in Landlord's sole and absolute discretion including, without limitation, property damage insurance (including a rental loss endorsement) providing coverage in the event of fire, vandalism, mischief, terrorism, theft, civil unrest, sprinkler leakage, all other risks normally covered under "special form" policies, earthquake and flood covering the Shopping Center (excluding, at Landlord's option, the property required to be insured by Tenant pursuant to Section 8.01(b)) in an amount not less than the full replacement value without deduction for depreciation (all such insurance maintained by Landlord hereinafter referred to as "**Landlord's Insurance**"). Landlord's Insurance, if maintained, shall contain a waiver by the insurer of any rights of subrogation it may have against Tenant. Tenant shall pay as Additional Rent Tenant's Proportionate Share of all insurance premiums for Landlord's Insurance whether or not Landlord's Insurance is duplicative of any insurance maintained by Tenant or any other tenants or other parties having an interest in the Shopping Center. If Tenant's specific use of the Premises increases the premiums for Landlord's Insurance over that charged for normal retail uses (e.g., Tenant operates a restaurant or such other use which shall increase the rate of fire insurance), then Tenant shall also be responsible for, as Additional Rent, the full amount of such increase in premiums as such amount shall be determined by Landlord's insurance broker. Tenant shall make, at its sole cost and expense, any improvements or modifications to the Premises, or any part thereof, required by Landlord's

insurance carrier as promptly as commercially reasonable but in no event later than thirty (30) days after notice of such improvements or modifications.

Section 8.03 INSURANCE POLICIES

All insurance policies required to be carried by Tenant hereunder shall: (i) name Landlord and its managers, members, officers, partner, directors and employees, Landlord's property manager, Landlord's mortgagee(s) of the Shopping Center (or any portion thereof) and any other party Landlord specifies in writing to Tenant which has an interest in the Shopping Center as an additional insured (except with respect to Tenant's worker's compensation insurance and employer liability insurance); (ii) with respect to Tenant's liability insurance set forth in Section 8.01(a), specifically cover the liability assumed by Tenant under this Lease, including, but not limited to Tenant's obligations under Sections 8.05 and 17.02 of this Lease; (iii) be with companies, on forms and with loss payable clauses satisfactory to Landlord; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be cancelled or, terminated or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord; (vi) contain a cross-liability clause or severability of interest clause acceptable to Landlord; (vii) have deductible amounts not exceeding Deductible Maximum Amount; (viii) contain a waiver by the insurer of any rights of subrogation it may have against Landlord. Tenant shall deliver all insurance policies required by Tenant hereunder or certificates thereof on or before the Rent Commencement Date or Tenant's occupancy of the Premises in the event Tenant occupies the Premises prior to the Rent Commencement Date and at least thirty (30) days before the expiration date of such policies; and (ix) be issued by insurance companies with general policy holder's rating of not less than A and a financial rating of not less than Class XI as rated in the most currently available Best's Insurance Reports and qualified to do business in the State of California.

Section 8.04 WAIVERS

Except for any claims proved by Tenant to have been proximately caused primarily by Landlord's gross negligence or willful misconduct, Tenant hereby waives any and all rights to recovery against Landlord, Landlord's management company, any subsidiary or other affiliate of Landlord or Landlord's management company, and their respective partners, managers, members, shareholders, officers, directors, employees, contractors, agents, representatives, attorneys, customers and invitees (collectively, "**Landlord Parties**"), for any loss or damage to Tenant, or any person claiming through Tenant or to its property or the property of others under its control, arising from any cause whatsoever. Landlord shall not be liable to Tenant for any unauthorized, tortious or criminal entry of third parties into the Premises or the Shopping Center, or for any damage to persons or property, or loss of property in or about the Premises or the Shopping Center, the parking lot and the approaches, loading docks, entrances, streets, sidewalks or corridors thereto, by or from any unauthorized, tortious or criminal acts of third parties, regardless of any breakdown, malfunction or insufficiency of any security measures, practices or equipment that may be provided by Landlord or any negligence on the part of Landlord. Tenant shall immediately notify Landlord in writing of any breakdown or malfunction of any security measures, practices or equipment provided by Landlord as to which Tenant has or should have knowledge. In no event shall Landlord be liable for consequential, incidental, indirect or punitive damages, including, but not limited to, damages for injury to Tenant's business or any loss of income, profit, goodwill or business advantages. In no event shall Landlord be liable to Tenant for any damages caused by the act or neglect of any other tenants or their subtenants, licensees, invitees, employees, agents, visitors or customers in the Shopping Center. The provisions of this Section shall survive the expiration or sooner termination of this Lease

Section 8.05 INDEMNITY

Except for Claims (as defined below in this Section) proved by Tenant to have been proximately caused primarily by Landlord's gross negligence or willful misconduct, Tenant shall indemnify, defend (with counsel satisfactory to Landlord) and hold harmless Landlord and Landlord Parties against and from any and all claims, damages, liabilities, losses, injuries, costs (including attorneys' fees and expenses), expenses, causes of action and proceedings (collectively, "**Claims**") arising from or in connection with (i) any damage, injury, accident or incident occurring in or about the Premises; (ii) the use or occupancy of the Premises or Common Areas by Tenant or any partner, affiliate, officer, agent, employee, contractor, guest, licensee or invitee of Tenant; (iii) the conduct by Tenant of its business or any activity, work or other thing done, permitted or suffered by Tenant in or about the Premises; (iv) any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease; or (v) any act, fault omission or negligence of Tenant, or any partner, affiliate, officer, agent, employee, contractor, guest, licensee or invitee of Tenant. The provisions of this Section shall survive the expiration or sooner termination of this Lease.

Section 8.06 EXEMPTION FROM LIABILITY

Unless proximately caused primarily by Landlord's gross negligence or willful misconduct, as proved by Tenant, Landlord shall not be liable for injury or damage which may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees or customers or any other person in or about the Premises, Common Areas, or Shopping Center caused by or resulting from any accident or occurrence in, on or about the Premises, Common Areas, or Shopping Center, including, but not limited to, injury or damage caused by or resulting from Landlord's failure to make repairs, or injury or damage from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of the same, whether said damage or injury results from conditions arising upon the Premises, Common Areas, Shopping Center, or from other sources. Landlord shall not be liable for any damage arising from any act or neglect of any other tenants, subtenants, or their licensees, invitees, employees, agents and contractors in or about the Premises, Common Areas, or the Shopping Center.

ARTICLE IX - REPAIRS AND RESTORATION

Section 9.01 MINOR INSURED DAMAGE

Subject to the provisions of Section 9.03, if at any time during the Lease Term the Premises are damaged and such damage is not a Substantial Premises Casualty (as defined below) and such damage was caused by any casualty fully insured by Landlord's Insurance, if any, then Landlord shall, upon receiving all of the insurance proceeds for such damage, or at such earlier time as Landlord may elect at its sole and absolute discretion, restore the base, shell and core of the Premises to substantially the same condition of the base, shell and core of the Premises prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Shopping Center or the lessor of a ground or underlying lease, and this Lease shall continue in full force and effect. Upon the occurrence of any such damage to the Premises, Tenant shall assign to Landlord (or any person designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 8.01(b) (except for the insurance required under Section 8.01(b)(i)) and Landlord shall, upon receiving all of the insurance proceeds for such damage, or at such earlier time as Landlord may elect at its sole and absolute discretion, repair any damage to the improvements and alterations installed in the Premises by or for Tenant (including Landlord's Work, if any) and shall return such improvements and alterations to substantially the same condition thereof immediately prior to the casualty; provided that if the cost of such repair or restoration by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the additional cost of such repair or restoration shall be paid by Tenant to Landlord prior to Landlord's repair or restoration of the damaged improvements and alterations within ten (10) days of written demand therefor by Landlord. Notwithstanding the foregoing, Landlord may request Tenant to perform such repair or restoration work to the improvements to the Premises made by or for Tenant, in which event Landlord shall make available to Tenant the insurance proceeds assigned by Tenant to Landlord. Tenant shall reimburse or, at Landlord's election, advance Landlord any insurance deductibles together with a fee of fifteen percent (15%) of the cost to repair the damage and restore the Premises to cover Landlord's administrative and overhead costs within ten (10) days after written demand therefor by Landlord. **"Substantial Premises Casualty"** shall be deemed to be damage to the Premises, wherein the cost of repair as estimated by Landlord exceeds twenty-five percent (25%) of the estimated replacement cost of the Premises. The determination in good faith by Landlord of the estimated cost of repair of any damage or of the estimated replacement cost of the Premises, any building or the Shopping Center shall be conclusive for the purpose of this Article IX.

Section 9.02 UNINSURED DAMAGE OR INSURED SUBSTANTIAL PREMISES CASUALTY

Subject to the provisions of Section 9.03, if at any time during the Lease Term, the Premises are damaged and (i) such damage is a Substantial Premises Casualty, and such damage was caused by a casualty fully insured under Landlord's Insurance, if any, or (ii) regardless of whether such damage is a Substantial Premises Casualty, such damage was caused by a casualty not insured against by Landlord or the available insurance proceeds are not sufficient in Landlord's sole opinion to pay the full cost of the repair or restoration, then Landlord may, at its option, either (a) upon receiving all of the insurance proceeds for such damage, or at such earlier time as Landlord may elect at its sole and absolute discretion to restore the base, shell and core of the Premises to substantially the same condition of the base, shell and core of the Premises prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Shopping Center or the lessor of a ground or underlying lease, in which event this Lease shall continue in full force and effect, or (b) terminate this Lease by giving written notice to Tenant of its election to do so within sixty (60) days after the date of occurrence of such damage. Upon the occurrence of any such damage to the Premises, Tenant shall assign to Landlord (or any person designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 8.01(b) (except for the insurance required under Section 8.01(b)(i)) and if Landlord elects to continue this Lease in effect and to restore the base, shell and core of the Premises, Landlord shall, upon receiving all of the insurance proceeds for such damage, or at such earlier time as Landlord may elect at its sole and absolute discretion, repair any damage to the improvements installed in the Premises by or for Tenant (including Landlord's Work, if any) and shall return such improvements and alterations to substantially the same condition thereof immediately prior to the casualty; provided that if the cost of such repair or restoration by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the additional cost of such repair or restoration shall be paid by Tenant to Landlord prior to Landlord's repair or restoration of the damaged improvements and alterations within ten (10) days after written demand therefor by Landlord. Notwithstanding the foregoing, Landlord may request Tenant to perform such repair or restoration work to the improvements to the Premises made by or for Tenant, in which event Landlord shall make available to Tenant the insurance proceeds assigned by Tenant to Landlord. Tenant shall advance or at Landlord's election, reimburse Landlord any insurance deductibles together with a fee of fifteen percent (15%) of the cost to repair the damage and restore the Premises to cover Landlord's administrative and overhead costs within ten (10) days after written demand therefor by Landlord.

Section 9.03 DAMAGE NEAR END OF TERM

Notwithstanding anything to the contrary contained in this Article IX, if the Premises are destroyed or damaged (regardless of whether such damage is a Substantial Premises Casualty and regardless of whether such damage is caused by an insured casualty) during the last two years of the Lease Term, including any extension of the Lease Term, Landlord may, at its sole and absolute discretion, terminate this Lease by giving written notice to Tenant within thirty (30) days after the date of occurrence of such damage of Landlord's election to terminate this Lease, in which event this Lease shall terminate as of the expiration of such thirty (30) day notice period.

Section 9.04 CONTINUED OPERATION BY TENANT

If the Premises are destroyed or damaged and Landlord repairs or restores them pursuant to the provisions of this Article IX, Tenant shall continue the operation of its business in the Premises to the extent reasonably practicable from the standpoint of prudent business management. There shall be no abatement of any Rent payable hereunder, and Tenant shall have no claim against Landlord for any damage suffered by Tenant by reason of any damage, destruction, repair or restoration of the Premises; provided, however, if fire or other casualty shall have damaged the Premises, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's subtenants, agents, employees, contractors, licensees or invitees, Minimum Monthly Rent and Tenant's Proportionate Share of Operating Expenses shall be proportionately abated in an amount equal to the proportion thereof which the number of square feet of Gross Floor Area in the Premises is rendered unfit for occupancy for the purposes permitted under this Lease and not occupied by Tenant as a result thereof bears to the total number of square feet of Gross Floor Area in the Premises but only to the extent Landlord is reimbursed from the proceeds of rental loss or rental interruption insurance. Upon completion of such repair or restoration, Tenant shall promptly, at its sole cost and expense, re-fixture and restock the Premises substantially to the condition prior to the casualty and shall reopen for business if closed by the casualty. Tenant acknowledges and agrees that Landlord has no obligation to carry insurance of any kind on the interior, non-structural improvements, signs, storefront, furniture, furnishings, trade fixtures, equipment, inventory, merchandise or other personal property located on or about the Premises, and that Landlord shall not be obligated to repair any damage thereto or replace the same.

Section 9.05 DAMAGE TO SHOPPING CENTER
Notwithstanding anything to the contrary herein contained, in the event of (i) a Substantial Shopping Center Casualty and such damage was caused by any casualty insured under Landlord's Insurance, or (ii) regardless whether such damage is substantial as so defined, such damage was caused by a casualty not insured against by Landlord or the available insurance proceeds are not sufficient in Landlord's sole opinion to pay the full cost of the repair or restoration, then Landlord may, at its option, either (a) restore the portion of the Shopping Center to a condition that does not materially adversely affect Tenant's use and enjoyment of the Premises, in which event this Lease shall continue in full force and effect, or (b) terminate this Lease by giving written notice to Tenant of its election to do so within one hundred twenty (120) days after the date of occurrence of such damage. Notwithstanding the foregoing, if any damage is caused to the Shopping Center (other than the Premises) by the negligent or willful act or omission of Tenant or Tenant's agents, subtenants, employees, contractors, licensees or invitees, Tenant shall within ten (10) days after written demand therefor by Landlord, advance or at Landlord's election, reimburse Landlord any insurance deductibles and the cost to repair the damage to the Shopping Center in excess of insurance proceeds together with a fee of fifteen percent (15%) of the cost to repair the damage and restore the Shopping Center to cover Landlord's administrative and overhead costs. The rights set forth in this Section are in addition to any other rights Landlord may have under this Article IX. "**Substantial Shopping Center Casualty**" shall be deemed to be damage to the Shopping Center, wherein the cost of repair as estimated by Landlord exceeds ten percent (10%) of the estimated replacement cost of the Shopping Center.

Section 9.06 WAIVER
The provisions of this Lease, including this Article IX, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or Shopping Center, and any Applicable Law, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the Parties, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or Shopping Center. Tenant waives any provision of Applicable Law, now existing or hereafter enacted, allowing Tenant to terminate this Lease because of any damage or destruction to the Premises or Shopping Center.

Section 9.07 RELEASE OF LIABILITY
In the event of any termination of this Lease by Landlord in accordance with this Article IX, the Parties shall be released thereby without further obligation to the other Party coincidental with the surrender of possession of the Premises to Landlord except for those obligations which have theretofore accrued or which survive termination of this Lease; provided, however, Tenant shall not be released from any obligation under this Lease if such termination is based on damage to the Premises or the Shopping Center caused by the negligent or willful act or omission of Tenant or Tenant's agents, subtenant, employees, contractors, licensees or invitees.

ARTICLE X - ASSIGNMENT AND SUBLETTING

Section 10.01 LANDLORD'S RIGHTS
(a) Landlord and Tenant agree that the Shopping Center includes (but is not necessarily limited to) an interdependent group of retail enterprises and that the realization of the benefits of this Lease, both to Landlord and Tenant, is dependent upon Tenant's creating and maintaining a successful and profitable retail operation in the Premises. Landlord and Tenant further agree that the "tenant mix" of the Shopping Center is also vital to the realization of the benefits of this Lease, by Landlord. Accordingly, Tenant shall not, either voluntarily or by operation of law, assign, sell, encumber, pledge, mortgage, hypothecate or otherwise transfer or convey all or any part of Tenant's leasehold estate hereunder, or enter into a transaction or series of transactions described in Section 10.01(k) below, or permit the Premises to be occupied by anyone other than Tenant or Tenant's employees, or sublet the Premises or any portion thereof, or enter into a license or concession agreement with respect to the Premises (hereinafter collectively a "**Transfer**" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "**Transferee**"), without Landlord's prior written consent, which consent may be withheld or conditioned in Landlord's sole and absolute discretion, except as otherwise provided in Section 13.02(a)(i).

(b) If Tenant shall desire Landlord's consent, Tenant shall notify Landlord in writing, which notice (**"Transfer Notice"**) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred twenty (120) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (**"Subject Space"**), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including, without limitation, all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee prepared in accordance with generally accepted accounting principles, including, but not limited to, a balance sheet, an income and expense statement, and a net worth statement, certified by an officer, partner or owner thereof as true and correct, and (v) such other information as Landlord may reasonably require.

(c) In the event of a Transfer, the Minimum Monthly Rent then payable under this Lease shall be automatically increased by fifteen percent (15%) effective on the effective date of the Transfer. The form and content of the documentation evidencing the Transfer shall be subject to Landlord's prior written approval as a condition precedent to the effectiveness of the Transfer. There are no intended third party beneficiaries of this Lease, and no prospective Transferee shall have any rights hereunder unless and until Landlord consents in writing to the proposed Transfer to such Transferee and the documentation evidencing the Transfer. Pursuant to Section 2.06, neither the Tenant nor any Transferee shall have the right to exercise an Option once a Transfer has occurred.

(d) Notwithstanding anything to the contrary contained in this Article X, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If this Lease shall be terminated with respect to less than the entire Premises, the Rent reserved herein shall be adjusted on the basis of the number of square feet of Gross Floor Area retained by Tenant in proportion to the number of square feet of Gross Floor Area contained in the Premises, and this Lease, as so amended, shall continue thereafter in full force and effect, and upon request of either Party, the Parties shall execute written confirmation of the same.

(e) If Landlord consents to a Transfer, as a condition thereto which the Parties hereby agree is reasonable, Tenant shall pay to Landlord a percentage of the Transfer Premium as set forth in the Summary. **"Transfer Premium"** shall mean all Rent, Additional Rent or other consideration payable by such Transferee in excess of the Minimum Monthly Rent and Additional Rent payable by Tenant under this Lease (on a per rentable square foot basis if less than all of the Premises is transferred), after deducting the reasonable expenses actually paid by Tenant (and proved by evidence satisfactory to Landlord) for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), and (ii) any reasonable brokerage commissions in connection with the Transfer. "Transfer Premium" shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Notwithstanding the foregoing, "Transfer Premium" shall not include any consideration (not to exceed fair market value) received by Tenant in connection with the transfer of the entire Lease as an integral part of the sale of its business at the Premises so long as such sale is not a subterfuge to avoid the payment to Landlord of all or any portion of the Transfer Premium.

(f) Landlord may collect rent from the Transferee, and apply the amount so collected, first to the Minimum Monthly Rent due, then to any Additional Rent due and refund the balance (if any) to Tenant less Landlord's share of any Transfer Premium, but no such collection shall be deemed a waiver of Landlord's rights under this Section 10.01 or the acceptance of the Transferee, or a release of Tenant from the further performance of the covenants obligating Tenant under this Lease.

(g) Tenant shall not be in breach or otherwise in non-compliance under this Lease as of the effective date of the Transfer. Failure to be in compliance as of the effective date of the Transfer shall be deemed, at Landlord's option, an incurable material breach and default of Tenant's obligations hereunder, and Landlord may cancel the Transfer and/or pursue any and all of its rights and remedies under this Lease for such default.

(h) Consent by Landlord to one or more Transfer(s) of this Lease shall not be deemed to be a consent to any subsequent Transfer.

(i) Any Transfer without Landlord's consent shall be void ab initio unless it is subsequently approved in writing by Landlord (provided that Landlord shall have no obligation whatsoever to consider such a subsequent approval) and shall, at the option of Landlord, constitute an incurable material breach and default under the terms of this Lease.

(j) The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof or the termination of this Lease by Landlord shall not work a merger but shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or shall operate as an assignment to Landlord of such subleases or subtenancies.

(k) If Tenant is a corporation which, under the current laws, rules and guidelines promulgated by the governmental agency having jurisdiction or authority to promulgate the same, is not deemed a public corporation, or is an unincorporated association or partnership or limited liability company, the transfer, assignment or hypothecation of any stock or interest in such corporation,

association, partnership or limited liability company in the aggregate during the Lease Term in excess of twenty-five percent (25%) shall be deemed a Transfer within the meaning and provisions of this Article.

(l) Concurrently with the delivery of the Transfer Notice, Tenant shall pay to Landlord as Additional Rent a transfer application fee of $1,000.00 for Landlord's administrative, accounting and other costs incurred in conjunction with the processing and documentation of any such requested Transfer and Tenant shall also reimburse Landlord for any legal fees incurred by Landlord in connection with Tenant's proposed Transfer within ten (10) days of Landlord's written demand. Such payment and reimbursement shall be due and payable whether or not Landlord consents to the proposed Transfer.

(m) (i) Neither this Lease nor any interest in this Lease shall be assignable or transferable by operation of law, and if any proceeding under the Bankruptcy Code, 11 U.S.C. Section 101, et.seq. ("**Bankruptcy Code**"), or any amendment thereto or chapter thereunder, be commenced by or against Tenant (or should Tenant be a partnership or consist of more than one person, then any partner or such person) or if Tenant be adjudged insolvent, or make an assignment for the benefit of creditors, or if a writ of attachment or execution be levied on the leasehold estate created by this Lease, or if a receiver is appointed in any proceeding or action to which Tenant is a party, with authority to take possession or control of the Premises or the business conducted on the Premises by Tenant, this Lease, at the option of Landlord, shall immediately terminate and shall not be treated as an asset of Tenant after the exercise of Landlord's option, and Tenant shall have no further rights under this Lease, and Landlord shall have the right, after the exercise of its option to terminate this Lease, to forthwith re-enter and repossess itself of the Premises. The provisions of subsections (m)(ii) and (m)(iii) of this Section 10.01 shall apply only in the event that this Lease does not terminate pursuant to this subsection (m)(i) of Section 10.01.

(ii) (A) If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all *monies* or other considerations constituting Landlord's property under this section not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord.

(B) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment, including the obligation to operate the business which Tenant is required to operate pursuant to Section 6.01 hereof.

(iii) The Parties agree that Landlord is entitled to adequate assurance of further performance of the terms and provisions of this Lease in the event of an assumption and assignment of this Lease under the provisions of the Bankruptcy Code. For purposes of any such assumption or assignment, the Parties agree that the term "adequate assurance" shall include at least the following without limitation:

(A) Any proposed assignee must have demonstrated to Landlord's satisfaction a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of an amount sufficient to assure that the proposed assignee will have the resources with which to conduct the business to be operated in the Premises including the payment of all Rent and other charges hereunder for the balance of the Lease Term. The financial condition and resources of Tenant are material inducements to Landlord entering into this Lease.

(B) Any proposed assignee must have engaged in the Permitted Use described in the Summary for at least five (5) consecutive years prior to the proposed assignment.

(C) Any proposed assignee must have had average monthly sales for the eighteen (18) month period preceding initiation of a proceeding under the Bankruptcy Code at each location at which it operated such a business equal to at least ninety percent (90%) of Tenant's average monthly sales at the Premises for the eighteen (18) month period preceding initiation of a proceeding under the Bankruptcy Code.

(D) In entering into this Lease, Landlord considered extensively Tenant's Permitted Use and determined that such permitted business would substantially enhance the tenant mix in the Center, and were it not for the Tenant's agreement to operate only Tenant's permitted business on the Premises, Landlord would not have entered into this Lease. Landlord's operation of the Shopping Center will be materially impaired if a trustee in bankruptcy or any assignee of this Lease operates any business other than Tenant's Permitted Use.

(E) The provisions of Section 18.17 of this Lease regarding competing locations and Landlord's acceptance thereof, upon the terms and conditions specified therein, were a material inducement to Landlord to enter into this Lease. Any individual or entity proposed by a trustee in bankruptcy to be an assignee of this Lease shall comply with the provisions of Section 18.17 of this Lease. Any proposed assignee of this Lease must assume and agree to be personally bound by each term, provision and covenant of this Lease.

(F) Any assumption of this Lease by a proposed assignee must not adversely affect Landlord's relationship with any of the remaining tenants in the Center taking into consideration, any and all other "use" clauses and/or "exclusivity" clauses which may then exist under such tenants' leases with Landlord.

Should Landlord have reentered the Premises under any provision of this Lease, Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any rental or other charges thereafter accruing, or to have terminated Tenant's liability for damages under any of the provisions hereof by any action in unlawful detainer or otherwise, to obtain possession

of the Premises, unless Landlord shall have notified Tenant in writing that Landlord has so elected to terminate this Lease, and Tenant further covenants that the service by Landlord of any notice pursuant to the unlawful detainer statutes of the State of California and the surrender of possession pursuant to such notice shall not (unless Landlord elects to the contrary at the time of or at any time subsequent to the serving of such notice and such election is evidenced by a written notice to Tenant) be deemed to constitute or result in a termination of this Lease. In the event of any entry or taking possession of the Premises as aforesaid, Landlord shall have the right, but not the obligation, to remove therefrom all or any part of the personal property located therein and may place the same in storage at a public warehouse at the sole cost and expense and risk of Tenant.

(n) Tenant agrees to fully defend (with counsel satisfactory to Landlord) and indemnify and hold harmless Landlord with respect to all claims, costs, (including, without limitation, attorneys' fees expended by Landlord in connection with any such claim), and liability for compensation claimed by any broker, agent or finder employed by Tenant in connection with any Transfer.

Section 10.02 NO RELEASE OF TENANT
No Transfer shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Notwithstanding any consent of Landlord to a Transfer of all or any part of the Premises, all then existing Guarantor(s) of this Lease shall remain liable under its respective guarantee of this Lease. As a condition precedent to any and all Transfers, Tenant shall cause such Guarantor(s) to execute and deliver to Landlord such additional documents in connection with any such Transfer as Landlord may require.

ARTICLE XI - EMINENT DOMAIN

Section 11.01 ENTIRE OR SUBSTANTIAL TAKING
If more than thirty percent (30%) of the Premises or more than thirty percent (30%) of the balance of the Shopping Center shall be taken under the power of eminent domain so as to render the Premises or Shopping Center not reasonably suitable for continuation by Tenant of its business, in the good faith discretion of Landlord, Landlord shall have the option, in Landlord's sole and absolute discretion, to terminate this Lease as of the date on which the condemning authority takes possession.

Section 11.02 PARTIAL TAKING
If any taking of the Premises under the power of eminent domain does not result in a termination of this Lease pursuant to Section 11.01, the Minimum Monthly Rent payable hereunder shall be reduced, effective as of the date on which the condemning authority takes possession, in the same proportion which the Gross Floor Area of the portion of the Premises taken bears to the Gross Floor Area of the entire Premises prior to the taking, and the Tenant's Proportionate Share shall be appropriately recalculated based on the Gross Floor Areas of the Premises and the leasable premises in the Shopping Center. Tenant hereby waives the provisions of California Code of Civil Procedure Section 1265.130, which allows Tenant to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises. In the event this Lease is not terminated, Landlord shall promptly restore the portion of the Premises not so taken to as near its former condition as is reasonably possible, and this Lease shall continue in full force and effect.

Section 11.03 AWARDS
Any award for a taking of all or any part of the Premises under the power of eminent domain shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for taking of the fee. Nothing contained herein, however, shall be deemed to preclude Tenant from filing any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord.

Section 11.04 SALE UNDER THREAT OF CONDEMNATION
A sale by Landlord to an authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes under this Article XI.

Section 11.05 TEMPORARY TAKING
Notwithstanding anything to the contrary contained in this Article XI, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, this Lease shall not terminate but the Minimum Monthly Rent payable hereunder shall be reduced, effective as of the date on which the condemning authority takes possession, in the same proportion which the Gross Floor Area of the portion of the Premises taken bears to the Gross Floor Area of the entire Premises prior to the taking. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE XII - UTILITY SERVICE

Section 12.01 UTILITY CHARGES
Other than Landlord's Work, whereby Landlord shall stub the utilities to the Premises and Landlord supplying separate meters, Tenant shall, at Tenant's sole cost and expense, install, use and maintain the utilities in the Premises (including water, gas, electricity, sewer and telephone supplied to or servicing the Premises) and shall be responsible for all costs associated with any tap, impact, and sewer tap fees associated with Tenant's Permitted Use. Tenant, at Tenant's sole and absolute expense, shall pay directly, prior to delinquency, all charges, duties, and rates of every description ("**Utility Charges**") for gas, water, heat, sewer, electricity, telephone and any other utility services used in or about the Premises starting on the Delivery Date and continuing through the Lease Term. If

any such Utility Charges are not paid when due, Landlord may pay the same, and any amount so paid by Landlord shall thereupon become due to Landlord from Tenant as Additional Rent. All utility connection fees and permits or assessments required by Tenant's use or occupancy in, on or from the Premises shall be paid by Tenant at its sole cost and expense. Landlord shall have the right, at any time and at its sole and absolute discretion, to require Tenant to separately meter any or all of the utilities at the Premises at Tenant's sole cost and expense. If any utilities are not separately metered to Tenant, Tenant shall pay a reasonable proportion to be determined by Landlord in its good faith judgment of all Utility Charges jointly metered with other premises in the Shopping Center within ten (10) days of Tenant's receipt of a bill therefor. Landlord shall have the right to bill Tenant on a monthly estimated basis for all utility services that are not separately metered to Tenant or that are furnished by Landlord pursuant to Section 12.02 with such estimated charges to be reconciled within ninety (90) days after the end of each calendar year with the actual charges for such utilities. Tenant shall pay any deficiency in the payment of Utility Charges indicated by such annual reconciliation within ten (10) days of written demand therefor and shall receive a credit toward the ensuing payments of estimated Utility Charges in the amount of any excess payment indicated by the annual reconciliation. The obligations under this Section 12.01 relating to the reconciliation of estimated Utility Charges shall survive the expiration or earlier termination of this Lease.

Section 12.02 FURNISHING OF SERVICES
If Landlord shall elect to furnish any utility services to the Premises, Tenant shall purchase its requirements thereof from Landlord so long as the rates charged therefor by Landlord do not exceed those which Tenant would be required to pay if such services were furnished to Tenant directly by a public utility.

Section 12.03 INTERRUPTION OF SERVICE
Landlord shall not be liable for damages or otherwise for any failure, interruption or inadequacy of any utility service being furnished to the Premises and no such failure, interruption or inadequacy shall entitle Tenant to terminate this Lease or to any abatement of Rent.

ARTICLE XIII - DEFAULTS; REMEDIES

Section 13.01 DEFAULTS
The occurrence of any one or more of the following events shall constitute a "default" and material breach of this Lease by Tenant:

(a) The vacation or abandonment of the Premises by Tenant. Tenant shall be deemed to have vacated or abandoned the Premises if Tenant ceases to continuously operate its business in the Premises for a period of five (5) consecutive days except to the extent such cessation is permitted under this Lease.

(b) The failure by Tenant to make any payment of Rent, Additional Rent, Security Deposit or other payment required to be made by Tenant hereunder, as and when due, where such failure continues for a period of three (3) days following written notice to Tenant.

(c) (i) The making by Tenant of any assignment or arrangement for the benefit of creditors; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease; (iv) the attachment, execution or other judicial seizure of at least fifty percent (50%) in value of Tenant's assets located at the Premises or of Tenant's interest in this Lease; (v) Tenant becoming a "debtor" as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); provided, however, in the event that any provision of this subsection is contrary to any Applicable Law, such provision shall be of no force or effect and shall not affect the validity of the remaining provisions.

(d) Any attempted or involuntary Transfer of Tenant's interest in this Lease without Landlord's prior written consent, as set forth more specifically in Section 10.01 of this Lease.

(e) If any lease (other than this Lease) made by Tenant for other space in the Shopping Center is terminated or terminable after the Rent Commencement Date due to any default by Tenant under such other lease.

(f) The discovery by Landlord that any warranty, representation, background information or financial statement given to Landlord by Tenant, any assignee of Tenant, any subtenant of Tenant, any successor in interest of Tenant, or any Guarantor, or any of them, was materially false or inaccurate in any material respect.

(g) The violation by Tenant of any restriction as to use of the Premises, including, without limitation, as set forth in Article VI of this Lease.

(h) Except as provided under Section 7.02(d), Tenant's failure to cause to be released any mechanics' liens filed against the Premises within ten (10) days after the date same shall have been filed.

(i) Tenant's failure to deliver to Landlord a duly executed (i) Tenant's Certificate in the form of Exhibit "C-2", (ii) estoppel certificate in the form required under Section 18.01, or (iii) subordination agreement in the form required under Section 1.02 or Section 18.19 within ten (10) days after written request therefor by Landlord.

(j) Tenant's failure to maintain the insurance required under this Lease.

(k) Any act, omission, occurrence or event which constitutes a "default" under the express terms of any provision of this Lease other than this Section 3.11.

(l) The failure by Tenant to observe or perform any of the other covenants or conditions of this Lease to be observed or performed by Tenant where such failure continues for a period of fifteen (15) days following written notice to Tenant; provided, however, that if any such failure is deemed an incurable breach under California Code of Civil Procedure Section 1161(4), such failure shall constitute a "default" and material breach of this Lease for which no notice and cure period shall be given and Landlord may automatically and immediately exercise all rights under Section 13.02.

Section 13.02 REMEDIES

(a) In the event of any default by Tenant (as defined in Section 13.01), Landlord may exercise the following remedies:

(i) Landlord shall have the option to continue this Lease in full force and not terminate Tenant's right to possession or such other rights as are provided for in this Lease and such rights as are permitted by law. Without limiting the foregoing, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover Rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations) or any successor statute. In the event that Landlord gives notice to Tenant that Landlord has elected to invoke the remedy described in California Civil Code Section 1951.4, Landlord shall not unreasonably withhold its consent to a Transfer of the Premises, provided that Landlord shall retain all of its rights and remedies under Article X of this Lease except as expressly provided to the contrary in this sentence. If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(ii) Landlord may terminate this Lease by express written notice to Tenant of its election to do so, in which event Tenant shall immediately surrender the Premises. Landlord may, with or without terminating this lease and without prejudice to any other remedy which it may have, re-enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof and remove all property from the Premises. Tenant hereby waives all Claims arising from or in connection with Landlord's re-entering and taking possession of the Premises or removing or storing the property of Tenant or any other occupant. No re-entry or taking of possession by Landlord and no acceptance of surrender of the Premises or other action on Landlord's part shall be construed as an election to terminate this Lease unless Landlord gives written notice of such election to Tenant or unless the termination of this Lease is decreed by a court of competent jurisdiction. In the event this Lease is terminated, Landlord shall be entitled to recover from Tenant:

(1) The worth at the time of the award of the unpaid Rent which had been earned at the time of termination; plus

(2) The worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(3) The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord in (i) retaking possession of the Premises, including, without limitation, reasonable attorneys' fees and expenses, (ii) removing and storing (or disposing of) Tenant's personal property, equipment, furniture, trade fixtures and any Alterations made to the Premises by Tenant and repairing any damage caused by such removal, (iii) preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises for such reletting, and (iv) reletting the Premises, including, without limitation, leasing commissions and tenant improvement allowances.

(5) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law.

(iii) As used in (ii)(1) and (ii)(2) above, the "worth at the time of award" is computed by allowing interest at the lower of 10% per annum or the highest rate permitted by law. As used in (ii)(3) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(iv) Notwithstanding anything to the contrary in this Lease, all rights and remedies of Landlord set forth in this Lease shall be cumulative and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such rights or remedies or any other right or remedy now or hereafter available to Landlord by law or in equity, including, without limitation, self-help, if and as permitted under state law.

(b) Landlord shall be under no obligation to observe or perform any covenant of this Lease on its part to be observed or performed which accrues after the date of any default by Tenant hereunder.

(c) In any unlawful detainer action or such similar proceeding commenced by Landlord against Tenant by reason of any default by Tenant hereunder, the reasonable rental value of the Premises for the period of the unlawful detainer shall be deemed to be the greater of the amount of Minimum Monthly Rent or the Fair Market Rent, plus Additional Rent and other charges reserved in this Lease for the comparable period of the preceding year.

(d) If termination of this Lease is obtained through the remedy of unlawful detainer or forcible detainer, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Landlord may reserve the right to recover all or any part thereof in a separate suit.

(e) If a notice and grace period required under Section 13.01 was not previously given, a notice to pay rent or quit, or to perform or quit, or 30-day notice given to Tenant under the unlawful detainer statute (California Code of Civil Procedure § 1161 et seq.), shall also constitute the notice required by Section 13.01. In such case, the applicable grace period required under Section 13.01 and the unlawful detainer statute shall run concurrently, and the failure of Tenant to cure the breach within the greater of the two such grace periods shall constitute both an unlawful detainer and a default and material breach of this Lease entitling Landlord to the remedies provided for in this Lease and/or by the unlawful detainer statute. Tenant hereby waives the notice requirements of California Code of Civil Procedure § 1161 and agrees that delivery of any notice in accordance with Section 18.14 of this Lease shall satisfy any notice requirements under California Code of Civil Procedure § 1161.

(f) Landlord shall have the right to deliver any notice under the unlawful detainer statute (including, without limitation, a notice to pay rent or quit, notice to perform or quit and 30-day notice) by any means authorized by the then prevailing Applicable Law including, without limitation, California Code of Civil Procedure § 1162. If Tenant is a business entity, Tenant hereby appoints and authorizes the individuals listed in the Summary as the "Designated Tenant Party" or, if more than one (1), the "**Designated Tenant Parties**"; provided, however, that any of the following individuals may receive delivery of any notice under the unlawful detainer statute on behalf of Tenant and delivery of said notice to any such individual shall be deemed delivery to Tenant: the Designated Tenant Party, any officer, director, manager, partner, shareholder or member of Tenant or any manager or employee with supervisory authority at the Premises. If Tenant is a business entity, Tenant shall inform Landlord of the identity and address of residence of each Designated Tenant Party and shall notify Landlord in writing of any change in the Designated Tenant Parties or in their place of residence within five (5) Business Days (as defined in Section 18.14) after the occurrence of any such change. If Tenant is a business entity and Tenant has identified one or more Designated Tenant Parties in the Summary, Tenant agrees that such identified persons are not intended to be the sole and exclusive Designated Tenant Parties. If Tenant is an individual, Tenant shall notify Landlord in writing of any change in Tenant's place of residence within five (5) Business Days after the occurrence of any such change. Without diminishing any affirmative obligations of Tenant, Landlord may periodically deliver to Tenant a written request to update the foregoing information. Tenant shall provide Landlord in writing the requested information not later than five (5) Business Days following delivery of the request.

(g) Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the governing jurisdiction, or under any other present or future law, including, without limitation, all rights conferred by Section 3275 of the Civil Code of California and by Sections 1174(c) and 1179 of the Code of Civil Procedure of California, if Tenant is evicted or Landlord takes possession of the Premises by reason of any default by Tenant hereunder.

(h) One or more waivers by Landlord of any breach or default by Tenant hereunder shall not be a waiver of any other breach or default of the same or any other provision. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent similar act by Tenant.

(i) The receipt and acceptance by Landlord of any Rent or payment with or without knowledge of any default by Tenant hereunder shall not be deemed a waiver of any such default. No waiver by Landlord of any sum due hereunder or any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

(j) No delay or omission in the exercise of any right or remedy accruing to Landlord upon any default by Tenant under this Lease shall impair such right or remedy or be construed as a waiver of any such default theretofore or thereafter occurring.

(k) In any action commenced by Landlord against Tenant by reason of any default hereunder, Tenant appoints each individual designated in subsection (f) above together with Tenant's registered agent for service of process, if any, as its agent, for purposes of service of process of any complaint or other moving or responding paper and service of process on any such person shall be deemed service of process on Tenant.

Section 13.03 DEFAULT BY LANDLORD

Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice from Tenant specifying that Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are reasonably required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such 30-day period and thereafter diligently prosecute the same to completion. This Lease may not be cancelled or terminated for any default by Landlord. Tenant's sole remedy for any default by Landlord shall be such damages as may be afforded by law subject to any limitations set forth in this Lease. If Tenant is notified in writing of the identity and address of Landlord's mortgagee or ground lessor, Tenant shall give such mortgagee and ground lessor written notice of any default by Landlord

under the terms of this Lease by registered or certified mail, and such mortgagee and/or ground lessor shall be given a reasonable opportunity (which shall not be for a period less than 30 days after receipt by such mortgagees and ground lessors (if any) of the written notice of such default by Landlord) to cure such default prior to Tenant exercising any remedy available to Tenant.

Section 13.04 RECAPTURE OF COSTS AND BENEFITS

Any agreement for free or abated Rent, or for the giving or paying by Landlord to or for Tenant of any leasing commissions, finder's fee, tenant improvement allowance, rent abatement, cash, or other bonus, inducement or consideration for Tenant entering into this Lease or performing Tenant's Work or Landlord's Work, all of which concessions, costs and benefits are hereinafter referred to as "**Benefits**", shall be deemed conditioned upon Tenant's full and faithful performance of all of the terms, covenants and conditions of this Lease. Upon a default of this Lease by Tenant, any provisions regarding the payment of Benefits to Tenant shall automatically be deemed deleted from this Lease and of no further force or effect, and any Benefits theretofore abated, given or paid by Landlord, together with interest thereon, shall be immediately due and payable by Tenant to Landlord notwithstanding any subsequent cure of the breach constituting said default by Tenant. The acceptance by Landlord of Rent or the cure of the breach constituting default which initiated the operation of this Section shall not be deemed a waiver by Landlord of the provisions of this Section unless specifically so stated in writing by Landlord at the time of such acceptance.

ARTICLE XIV - COMMON AREAS

Section 14.01 DEFINITION

All areas (and improvements located thereon), whether now or later made available, within the exterior boundaries of the Shopping Center (but not including the Non-Retail Portion, if any) that are not from time to time designated by Landlord for the exclusive use of Landlord, a particular tenant or tenants, or any other person shall be deemed "**Common Areas.**"

Section 14.02 USE OF COMMON AREAS

Unless specifically and explicitly set forth herein to the contrary, Tenant and its employees and invitees shall be entitled to the non-exclusive use of the Common Areas during the Lease Term, in common with (a) Landlord, (b) other tenants of Landlord and their employees and invitees, (c) the owners, tenants, employees and invitees of any Non-Retail Portion of the Shopping Center, and (d) other persons authorized by Landlord from time to time to use such areas, subject to the Encumbrances and to such rules and regulations relating to such use as Landlord may from time to time establish. The rights of Tenant and its employees and invitees in and to the Common Areas shall at all times be subject to the rights of Landlord, the other tenants of the Shopping Center, and the owners and tenants of any Non-Retail Portion of the Shopping Center, to use the same in common with Tenant. If in the opinion of Landlord, unauthorized persons are using any of said areas by reason of the presence of Tenant in the Shopping Center, Tenant, upon demand by Landlord, shall restrain such unauthorized use by appropriate proceedings. Nothing herein shall affect the right of Landlord at any time to remove any such unauthorized person from the Common Areas or to prohibit the use of any said areas by unauthorized persons.

Section 14.03 CONTROL BY LANDLORD

(a) Landlord shall have the sole and exclusive right to directly or by contract operate, manage, equip, light, repair, replace, clean and maintain the Common Areas in such manner as Landlord may in its sole and absolute discretion determine to be appropriate.

(b) Landlord shall at all times during the Lease Term have the sole and exclusive control of the Common Area, and the right to determine the nature, size and extent of the Common Areas and to make changes to the Common Areas. Landlord's rights shall include, but not be limited to, the right to (i) temporarily close or permit the closure of any Common Areas for repairs, improvements or alterations, to prevent a dedication thereof or the accrual of prescriptive rights therein, or for any other reason deemed sufficient by Landlord, (ii) restrain any use or occupancy of the Common Areas by unauthorized persons, (iii) make changes, improvements, additions, deletions and alterations to the Common Areas or Shopping Center, including, without limiting the generality of the foregoing, change the size, shape, location, number and extent of the Common Areas or any portion thereof, (iv) utilize any portion of the Common Areas for promotional, entertainment and related matters, (v) place permanent or temporary kiosks, displays, advertisements, carts and stands in and on the Common Areas and to lease and license same to tenants, (vi) renovate, upgrade or change the shape and size of the Common Areas or add, eliminate or change the location of improvements to the Common Areas including, but not limited to, parking areas, roadways and curb cuts, and to construct buildings on the Common Areas, and/or (vii) install and use any and all wall space throughout Common Area and Shopping Center (including the outer walls of the Shopping Center located on Beach Boulevard and/or Orangethorpe Avenue) for any reason, including, but not limited to, placing or installing banners, posters, large painted and printed wall advertisements, digital media signs and regular commercial advertisements.. Tenant acknowledges that such renovation, improvement, construction, modification, reduction or expansion of the Shopping Center or any part thereof (collectively, "**Renovations**") if and when it may occur, will involve barricading, materials storage, noise, dust, vibration, scaffolding, demolition, structural alterations, the presence of workmen and equipment, rearrangement of Common Areas and lighting facilities, redirection of vehicular and pedestrian traffic, and other inconveniences typically associated with construction. Tenant shall not be entitled to any damages or other compensation for interference or interruption of Tenant's business upon the Premises, and during the course of the Renovations, Tenant shall continue to pay Rent without any abatement. Tenant shall not have the right to terminate this Lease as a result of any such Renovations, and such Renovations shall not, in any event, constitute a breach by Landlord of any provision of this Lease, constitute or be construed as a constructive or other eviction of Tenant or constitute or be construed as

a breach of Tenant's quiet enjoyment. Tenant hereby waives any claim or defense it may have against Landlord and any right of offset against or deductions from Rent for any interruption of or interference with Tenant's conduct of business or for any purported breach of the covenant of quiet enjoyment or constructive eviction arising out of or in connection with such Renovations.

(c) No fence, rope, wall, structure, division, rail or any other obstruction shall be placed, kept, permitted or maintained upon the Common Areas or any part thereof by Tenant; provided, however, Landlord may do any of the foregoing and permit other tenants to do so in connection with the fulfillment of any of Landlord's rights or obligations hereunder or for reasons of public safety or promotional activities. No sale, display, advertising, promotion, or storage of merchandise or any item used in Tenant's business or any business activities of any kind shall be conducted in the Common Areas by Tenant without Landlord's prior written consent, which may be withheld or conditioned in Landlord's sole and absolute discretion.

(d) Landlord reserves the right to appoint a substitute operator, who may be an affiliate of Landlord, to carry out any or all of Landlord's rights and duties with respect to the Common Area as provided in this Lease; and Landlord may enter into a contract with such operator on such terms and conditions and for such period as Landlord shall deem proper; and if Landlord does so, the substitute operator shall be entitled to receive the administrative fee provided for in Section 14.05(a).

Section 14.04 PARKING

(a) Landlord and its agents have not made and do not make any representations or warranties of any nature whatsoever, now or in the future, with respect to the availability or adequacy of vehicle parking spaces at the Shopping Center or the demand by tenants of the Shopping Center and their customers and employees for parking spaces. Tenant has personally inspected the Shopping Center or has seen the parking plans for the Shopping Center and has satisfied itself that parking is adequate for Tenant's purposes. Landlord shall have the right at any time and from time to time to establish restricted or exclusive parking zones.

(b) At Landlord's written request, Tenant and its employees shall park their vehicles outside the Shopping Center or only in those areas, if any, within the Shopping Center from time to time designated by Landlord. Landlord may change such designated areas at any time upon written notice to Tenant. Tenant shall furnish Landlord with a list of its employees' vehicle license numbers within fifteen (15) days after taking possession of the Premises, and Tenant shall thereafter notify Landlord of any change in such list within five (5) days after each such change occurs. Tenant agrees to assume responsibility for compliance by its employees with the parking provisions contained herein. If Tenant or its employees park in areas designated for non-Shopping Center parking or in a parking area specifically designated for Tenant or for Shopping Center Parking, then Landlord may charge Tenant, as Additional Rent, $50.00 per vehicle per day for each day or partial day each such vehicle is parked in any part of the Common Areas other than that designated by Landlord. Tenant hereby authorizes Landlord to tow away from the Shopping Center any vehicle belonging to Tenant or its employees parked in violation of these provisions, and/or to attach violation stickers or notices to such vehicle. Tenant shall hold Landlord harmless from any liability relating thereto and within ten (10) days after demand for payment shall pay the cost of towing and storage if not paid by the employee.

(c) If Landlord elects to limit or control parking by customers or invitees of the Shopping Center, whether by validation or parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such rules and regulations as are from time to time established by Landlord.

(d) In the event that a parking surcharge or regulatory fee, however designated, is imposed upon or levied or assessed against the Shopping Center or on account of, the parking spaces thereon by any governmental agency or authority pursuant to the "Clean Air Act" or any plan implemented pursuant to such Act, or any enactment amendatory or in substitution thereof, Tenant agrees that Landlord may, at Landlord's option (but without obligation to do so), institute a system of pay parking, charging either the occupants of the Shopping Center or those persons parking in the Shopping Center as Landlord may, in its judgment, decide and as permitted by the governmental agency or authority, and, in such event, the proceeds of such system will be used to pay any such surcharge or fee and the cost of implementing and administering such system. Tenant shall comply with any rules and regulations established by Landlord relating thereto.

Section 14.05 OPERATING EXPENSES

(a) Tenant shall pay to Landlord, as Additional Rent, in the manner and at the time provided below, Tenant's Proportionate Share of all costs and expenses incurred by Landlord in connection with the ownership, insurance, operation, maintenance, management, administration, replacement, restoration, renovation, repair, resurfacing, painting, cleaning, sealing, alteration and improvement of the Shopping Center or any part or portion thereof (that are not paid or payable directly by, or separately metered or otherwise chargeable in their entirety to individual tenants) (all of such costs and expenses are hereinafter referred to collectively as "**Operating Expenses**"). Without limiting the generality of the foregoing, Operating Expenses include the costs and expenses of:

(i) gardening, landscaping, re-landscaping, sodding, and planting, tree maintenance and re-lamping;

(ii) maintenance, cleaning, sweeping, resurfacing, repaving, re-striping, painting, sealing, replacing, repairing and patching of parking lots, driveways, sidewalks, walk-ways, curbs and stairways;

(iii) all utilities and utility services, including, without limitation, electric, gas, water, sewer, electricity, lighting, canopy lighting, refuse collection, and recycling and all utility taxes, charges or similar impositions (Landlord may charge Tenant for these items as set forth in Section 12.01 and/or as set forth in this Section 14.05, provided that Tenant shall not inequitably be charged more than once for the same expense);

(iv) window cleaning, steam cleaning, sweeping, janitorial services, trash removal, trash bin rental, graffiti removal and pest control;

(v) installation, testing, maintenance, repair, replacement and restoration of Shopping Center signs, directories, bumpers, directional signs and other markers, public restrooms, windows, doors, locks, lock cylinders, any roof or roof membranes, exterior walls, floor and wall coverings, floor finishes, ceiling tiles and fixtures, HVAC equipment and systems, plumbing, backflow devices, fire protection systems and equipment, sprinkler systems and equipment, lighting fixtures and systems (including, without limitation, replacement of tubes and bulbs, as necessary), storm drainage systems, irrigation systems and any other utility systems and equipment, mechanical systems and equipment, including automatic door openers, elevators, escalators, trash compactors and other similar devices, and all security systems and equipment, including, without limitation, closed circuit television systems or devices;

(vi) the monitoring and testing of fire protection and security systems and personnel to implement such services, including, without limitation, the cost of security guards or devices;

(vii) property management, regardless of whether property management is performed by Landlord, one or more affiliates of Landlord and/or one or more unaffiliated third party property managers;

(viii) all capital repairs, replacements and improvements arising out of or in connection with (a) wear and tear, (b) Applicable Laws, (c) reducing labor costs or effecting other economies in the operation or maintenance of the Shopping Center, or (d) maintaining the character of the Shopping Center as a first class commercial project, provided that any of the items in this subsection (viii) may be depreciated or amortized in such manner as Landlord deems appropriate in its sole and absolute discretion;

(ix) periodic replacement and installation of personal property;

(x) rental paid for leased machinery, tools, equipment and motor vehicles;

(xi) programs instituted to comply with governmental transportation management requirements and all repairs, improvements and alterations required by any Applicable Law or necessary to ensure that the Shopping Center remains or to bring the Shopping Center in compliance with all Applicable Laws;

(xii) premiums and deductibles on Landlord's Insurance and any alterations, replacements or improvements (including, without limitation, capital improvements) in or to the Shopping Center required by Landlord's insurance carriers, or any of them, as a condition to the issuance or continuance of such insurance;

(xiii) Taxes;

(xiv) depreciation of machinery and equipment;

(xv) government-imposed parking charges or costs;

(xvi) the cost of licenses, certificates, permits and inspections;

(xvii) reasonable reserves for maintenance, repair, replacement and resurfacing of parking areas, painting and maintenance of the exterior of any building, awnings and other protrusions from such exterior walls, and roof maintenance, repair and replacement and such other reserves as Landlord may determine in its sole and absolute discretion;

(xviii) special events, decorations, holiday decorations and music systems;

(xix) all services and amenities provided to tenants of the Shopping Center on a non-exclusive basis;

(xx) marketing and advertising costs and expenses in excess of the Advertising Contribution and other advertising charges received by Landlord from tenants of the Shopping Center;

(xxi) legal, accounting and consulting services;

(xxii) the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses;

(xxiii) payments under any easement, license, operating agreement, declaration or restrictive covenant applicable to the Shopping Center;

(xxiv) all sums payable by Landlord under any service contracts;

(xxv) testing, inspecting, monitoring, remediation, removal and disposal of any Hazardous Substances (as defined in Section 17.04(a)) in, on, about or under the Shopping Center (other than Hazardous Substances in, on, about or under the Shopping Center as of the Rent Commencement Date) and the cost and expenses to restore the Shopping Center and surrounding environment to the condition existing prior to the contamination by such Hazardous Substances, unless Tenant proves that such Hazardous Substances were caused by Landlord;

(xxvi) the cost of materials, tools, supplies, utilities and personnel to implement or provide any of the foregoing services (personnel costs include, without limitation, the cost of compensation, employment taxes, workers' compensation premiums, and fringe benefits, whether or not such personnel are directly employed by Landlord);

(xxvii) any other costs, expenses or charges of whatsoever kind, whether or not hereinabove described, in connection with the ownership, insurance, operation, maintenance, management, administration, replacement, restoration, repair, resurfacing, painting, cleaning, alteration and improvement of the Shopping Center or any part or portion thereof except as specified above; and

(xxviii) an amount equal to fifteen percent (15%) of all such costs and expenses, to cover Landlord's administrative and overhead expense.

(b) The foregoing is intended to illustrate, without limitation, the costs and expenses of services, materials, tools, supplies, equipment and improvements that Landlord may charge Tenant as Operating Expenses but shall not be construed as imposing any obligation on Landlord whatsoever to provide any such services, materials, tools, supplies, equipment and improvements. Nothing in this Section 14.05 shall in any way limit Tenant's maintenance and repair obligations set forth in Section 7.01 or any other obligations of Tenant under this Lease.

(c) Tenant further agrees that, in addition to the foregoing, if Tenant requests, and Landlord consents to and provides lighting, HVAC or other utility service to the Common Areas or any portion thereof, beyond the normal and customary business hours of the Shopping Center or otherwise beyond the normal and customary service, Tenant shall pay to Landlord as further and Additional Rent, all costs incurred by Landlord with respect thereto plus an amount determined by Landlord to be sufficient to cover Landlord's administrative and overhead expense.

(d) This Lease is intended to be an absolute triple net lease. Tenant acknowledges and agrees that all Rent reserved or payable to Landlord hereunder shall be paid net to Landlord, without deduction or offset of any kind whatsoever.

(e) Tenant acknowledges and agrees that Landlord may exempt an Excluded Tenant (as defined in Section 14.07) from the payment of all or a portion of the Operating Expenses or impose alternative methods for determining an Excluded Tenant's share of all or a portion of Operating Expenses. Any amounts paid by the Excluded Tenants for Operating Expenses in any calendar year shall be deducted from the total amount of Operating Expenses for that calendar year. Notwithstanding anything to the contrary set forth in this Lease, all Rent or other payment received by Landlord from any tenant, licensee or other person for the operation of any cart or kiosk in and/or other use of any portion of the Common Areas or any other part of the Shopping Center shall be the sole property of Landlord, and Landlord shall have no obligation to apply any such amounts to reduce or pay Operating Expenses.

Section 14.06 PAYMENT OF OPERATING EXPENSES

Except as otherwise set forth in this Lease, Tenant shall during the Lease Term from and after the Rent Commencement Date pay Tenant's Proportionate Share of Operating Expenses within ten (10) days of receipt of an invoice therefor at such intervals as Landlord may elect to bill Tenant; provided, however, Landlord may, at its option, give Tenant a written estimate of Tenant's Proportionate Share of Operating Expenses and Tenant shall pay such estimated Operating Expenses as provided in Article XV. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall have the right, but not the obligation, from time to time, to equitably allocate some or all of the Operating Expenses among the tenants or occupants of the Shopping Center and make appropriate adjustments to Tenant's Proportionate Share of such Operating Expenses, such that (for purposes of illustration and not limitation) tenants or occupants of the Shopping Center who exclusively benefit or benefit to a much greater extent than other tenants or occupants of the Shopping Center from certain services may pay all or a greater part of the cost thereof, or where certain costs or expenses are attributable solely to a particular building in the Shopping Center, the tenants of such building may pay for all or a greater part of such costs and expenses, and Landlord's decision regarding any such allocation and/or adjustment shall be conclusive.

Section 14.07 GROSS FLOOR AREA

(a) Landlord and Tenant agree that the Premises contain the Gross Floor Area (hereafter defined) set forth in the Summary. As used in this Lease, the term "**Gross Floor Area**" means, with respect to the Premises and with respect to each other leasable premises in the Shopping Center the number of square feet of floor space measured from the exterior faces of exterior walls (generally defined as any wall (i) that is not shared between tenants; (ii) enclosing any Common Area; or (iii) that makes up the envelope of any building that makes up the Overall Project) and the center line of party walls (generally defined as any wall that is shared between tenants). No deduction or exclusion from Gross Floor Area shall be made by reason of columns, stairs, elevators,

escalators or other interior construction or equipment. The Gross Floor Area of the Premises set forth in the Summary is an agreed approximation which is not subject to adjustment by Tenant; provided, however, Landlord reserves the right at any time to re-measure the Gross Floor Area of the Premises and/or the Gross Floor Area of all other leasable premises in the Shopping Center, or any portion thereof, and the results of such re-measurement, at Landlord's election, shall be binding and conclusive on Tenant and all monetary obligations of Tenant based on the square footage of the Premises and/or the Shopping Center, including, without limitation, Tenant's Proportionate Share, shall be adjusted accordingly. For purposes of calculating the "Gross Floor Area" of other leasable premises in the Shopping Center, Landlord may, in its sole and absolute discretion, exclude the Gross Floor Area of Landlord's administrative and/or management office, the management office of the property manager, "anchor" tenants (Landlord shall have the right to determine in its sole and absolute discretion whether a tenant is an "anchor" tenant), carts, and/or kiosks (each an "**Excluded Tenant**" and collectively, "**Excluded Tenants**").

(b) "**Tenant's Proportionate Share**" is a fraction, the numerator of which is the Gross Floor Area of the Premises, and the denominator of which is the Gross Floor Area of all leasable premises in the Shopping Center, which shall specifically exclude all outside selling areas used for the sale of merchandise by tenants, and any electrical rooms, trash rooms, conduit, ventilation shafts, mezzanines, trash enclosures, loading areas and the like. Tenant's Proportionate Share is subject to adjustment if the Shopping Center is expanded, reduced or otherwise modified, or as otherwise provided in this Lease.

ARTICLE XV - ESTIMATED CHARGES

Section 15.01 ELECTION TO ESTIMATE OPERATING EXPENSES

Landlord may, at its sole and absolute discretion, elect to estimate Tenant's Proportionate Share of Operating Expenses (hereinafter referred to as "**Estimated Charges**"). If Landlord so estimates Tenant's Proportionate Share of Operating Expenses, Landlord shall submit a written statement of Estimated Charges to Tenant for the ensuing year or portion thereof. Tenant shall pay as Additional Rent such Estimated Charges to Landlord in equal monthly installments, in advance, as part of the same check with which Tenant pays Minimum Monthly Rent. Tenant shall continue to make such payments until notified by Landlord of a change thereof. Landlord may adjust the Estimated Charges at any time and from time to time to more accurately reflect the actual charges to be paid by Tenant.

Section 15.02 STATEMENT OF ACTUAL CHARGES

Within one hundred twenty (120) days after the end of each calendar year, Landlord shall endeavor to furnish to Tenant a statement showing in reasonable detail the Operating Expenses and Tenant's share thereof for that calendar year (hereinafter referred to as "**Actual Charges**"). However, Landlord's failure to provide such statement by the date provided herein shall in no way excuse Tenant from its obligation to pay its share of such charges or constitute a waiver of Landlord's right to bill and collect such charges from Tenant in accordance with this Lease. If Tenant's share of Actual Charges for a calendar year exceeds the Estimated Charges previously paid by Tenant for that calendar year, Tenant shall pay the deficiency within ten (10) days after receipt of such statement. If the Estimated Charges exceed the Actual Charges, such excess shall be credited to Tenant's Estimated Charges for the ensuing year.

Section 15.03 ADJUSTMENT

Upon expiration or earlier termination of the Lease Term, Tenant shall pay on demand any and all sums due for Actual Charges and any sums due Tenant shall be promptly paid by Landlord. This Section 15.03 shall survive the expiration or earlier termination of the Lease Term until such time as Landlord has received from or paid to Tenant the difference between Actual Charges and Estimated Charges as provided in Section 15.02 of this Lease.

Section 15.04 NO WAIVER

Failure by Landlord to strictly adhere to the provisions stated hereinabove shall not be deemed a waiver of Tenant's obligations to pay any Estimated Charges or Actual Charges.

ARTICLE XVI - SIGNS

Section 16.01 SIGNAGE

Tenant shall not, without Landlord's prior written consent, which may be withheld or conditioned in Landlord's sole and absolute discretion, install or affix or suffer to be installed or affixed on the exterior of the Premises or any exterior door or wall or the exterior or interior of any window of the Premises or the Common Areas any signs, exterior lighting or plumbing fixtures, shades, awnings, canopy, marquee, advertising matter, lettering, decorations or other thing of any kind. All signs shall be installed, maintained and repaired at Tenant's sole cost and expense. Tenant shall not install any loudspeakers, mechanical or moving display devices, unusually bright, neon, or flashing lights and similar devices, the effect of which may be seen or heard outside the Premises. Except as otherwise herein provided, Tenant shall have the right, at its sole cost and expense, to erect and maintain within the interior of the Premises all signs and advertising matter customary or appropriate in the conduct of Tenant's business which cannot be seen from the exterior of the Premises; provided, however, that Tenant shall, upon demand of Landlord, immediately remove any sign, advertisement, decoration, lettering or notice which Tenant has placed or permitted to be placed in, upon or about the Premises and which Landlord in its sole and absolute judgment deems offensive or inappropriate. If Tenant fails or refuses to do so, Landlord may enter upon the Premises and remove the same, in which event Tenant shall, within ten (10) days of demand, reimburse to Landlord the costs of removing such materials and all of Landlord's expenses (including attorneys' fees and costs). Tenant acknowledges that the Premises are a part of a Shopping Center, and agrees that control of all signs by Landlord is essential to the maintenance of aesthetic and commercial values in or pertaining to the Shopping Center. Tenant shall comply with any sign criteria which may be adopted by

Landlord for the Shopping Center and/or for the Premises from time to time and any Applicable Laws regarding signage at the Premises and/or the Shopping Center. Landlord may at any time and from time to time require Tenant at Tenant's sole cost and expense to erect one or more store-front signs designated by Landlord, or modify or upgrade any of Tenant's existing signage, within thirty (30) days following notice from Landlord. Landlord may require Tenant to place one or more signs at any pole or monument sign structure, in which event Tenant shall pay for all costs of such signage. Upon expiration or sooner termination of the Lease Term, Tenant shall, at its sole cost and expense, remove all signs, installation and devices, and repair all damage caused by the installation, maintenance and removal thereof, except that, if Landlord so elects, Tenant's internally illuminated sign enclosure shall remain in place and become the property of Landlord.

ARTICLE XVII – HAZARDOUS SUBSTANCES

Section 17.01 COVENANTS OF TENANT REGARDING HAZARDOUS SUBSTANCES

Tenant represents and warrants to Landlord and covenants as follows:

(a) No Hazardous Substance (as defined in Section 17.04(a)) may be brought upon, used, kept or stored in, on, about or under the Premises or anywhere else in, on, about or under the Shopping Center by Tenant, its agents, representatives, employees, contractors or invitees, without the prior written consent of Landlord, which Landlord may withhold in its sole and absolute discretion, unless Tenant demonstrates to Landlord's satisfaction that (1) any Hazardous Substance that Tenant desires to bring upon, use, keep or store in, on or about the Premises or Shopping Center, is customarily used by Tenant at its other locations (if any) and by similar businesses in similar shopping centers, (2) that use of the Hazardous Substance will not adversely affect the Shopping Center, create a risk of injury or property damage, or increase insurance costs or other Operating Expenses, and (3) that the Hazardous Substance will be brought upon, used, kept and stored in a manner which complies with all Environmental, Health and Safety Requirements (as defined in Section 17.04(b)) regulating such Hazardous Substance and with the highest standards prevailing in the industry with respect to such Hazardous Substance. If Tenant demonstrates to Landlord's satisfaction all of the matters set forth in the preceding sentence, then Landlord's consent may be granted or withheld in Landlord's reasonable business judgment.

(b) If any Hazardous Substance is brought upon, used, kept or stored in, on, about or under the Premises or Shopping Center by Tenant, then Tenant shall do so in a manner which complies with all Environmental, Health and Safety Requirements regulating such Hazardous Substance and with the highest standards prevailing in the industry for such Hazardous Substance. Without limiting any of the other obligations of Tenant set forth in this Lease, Tenant shall, at its own cost and expense, procure, maintain in effect and comply with all conditions and requirements of any and all permits, licenses and other governmental and regulatory approvals or authorizations required under any Environmental, Health or Safety Requirement in connection with the bringing, use, keeping and storage of such Hazardous Substance in, on, about or under the Premises or Shopping Center. Tenant shall submit to Landlord copies of all such permits, licenses, or other governmental or regulatory approvals or authorizations within five (5) Business Days of its receipt thereof.

(c) Upon written demand by Landlord in any instance in which the presence of any Hazardous Substance in, on, about or under the Premises or Shopping Center was caused or permitted by Tenant without Landlord's prior written consent, Tenant shall promptly remove and dispose of the same at Tenant's sole cost and expense and in compliance with all applicable Environmental, Health and Safety Requirements. If the presence of any Hazardous Substance in, on, about or under the Premises or Shopping Center caused or permitted by Tenant results in any contamination of the Premises or Shopping Center or the surrounding environment, Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises or Shopping Center or the surrounding environment to the condition existing prior to such contamination ("**Remediation**"); provided, however, that Tenant shall not undertake any Remediation without first providing Landlord with written notice thereof and obtaining Landlord's approval therefor. Tenant shall carry out any Remediation in a manner which will minimize the impact on the businesses conducted by other tenants in the Shopping Center and in a manner which complies with all Environmental, Health and Safety Requirements. Further, Tenant shall not undertake any Remediation, nor enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Substance in any way connected with the Premises or Shopping Center without first notifying Landlord of Tenant's intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord's interest with respect thereto.

(d) Upon the expiration or earlier termination of the Lease Term, Tenant shall cause to be removed from the Premises or Shopping Center, as appropriate, all Hazardous Substances brought upon, used, kept or stored in, on, about or under the Premises or Shopping Center by Tenant, as well as all receptacles or containers therefor, and shall cause such Hazardous Substances and such receptacles or containers to be stored, treated, transported and/or disposed of in compliance with all applicable Environmental, Health and Safety Requirements. Any Hazardous Substances or receptacles or containers therefor which Tenant causes to be removed from the Premises or Shopping Center shall be removed solely by duly licensed haulers and transported to and disposed of at duly licensed facilities for the final disposal of such Hazardous Substances and receptacles or containers therefor. Tenant shall deliver to Landlord copies of any and all manifests and other documentation relating to the removal, storage, treatment, transportation and/or disposal of any Hazardous Substances or receptacles or containers therefor reflecting the legal and proper removal, storage, treatment, transportation and/or disposal thereof. Tenant shall, at its sole cost and expense, repair any damage to the Premises or Shopping Center resulting from Tenant's removal of such Hazardous Substances and receptacles or containers therefor. Tenant's obligation to pay Minimum Monthly Rent and all other Rent shall continue until such removal by Tenant has been completed to Landlord's satisfaction, notwithstanding the expiration or earlier termination of the Lease Term.

(e) Tenant shall, from time to time, execute such affidavits, certificates or other documents as may be requested by Landlord concerning Tenant's best knowledge and belief regarding the presence of Hazardous Substances in, on, about or under the Premises or Shopping Center. Further, each year throughout the Lease Term, within ten (10) business days after Landlord's written request, Tenant shall deliver to Landlord a letter stating that during the preceding year Tenant has complied with the provisions of this Article XVII or, if Tenant has not so complied, a letter setting forth the details concerning its noncompliance.

(f) Tenant shall notify Landlord in writing immediately upon becoming aware of: (i) any enforcement, cleanup, remediation or other action threatened, instituted or completed by any governmental or regulatory agency or private entity or person with respect to the Premises or Shopping Center relating to Hazardous Substances; (ii) any claim threatened or made by any person against Tenant or the Premises or Shopping Center for personal injury, property damage, other losses, contribution, cost recovery, compensation or any other matter with respect to the Premises or the Shopping Center relating to Hazardous Substances; (iii) any reports made by or to any governmental or regulatory agency with respect to the Premises or Shopping Center relating to Hazardous Substances, including, without limitation, any complaints, notices or asserted violations in connection therewith; and (iv) any other information with respect to the Premises or Shopping Center relating to Hazardous Substances. Further, Tenant shall also supply to Landlord as promptly as possible, and in any event within five (5) Business Days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings, asserted violations or other documents relating in any way to the foregoing.

(g) Landlord and its agents and representatives shall have the right to communicate, orally or in writing, with any governmental or regulatory agency or any environmental consultant on any matter with respect to the Premises or Shopping Center relating to Hazardous Substances. Landlord shall be entitled to copies of any and all notices, inspection reports or other documents issued by or to any such governmental or regulatory agency or consultant with respect to the Premises or Shopping Center relating to Hazardous Substances.

Section 17.02 INDEMNIFICATION

If Tenant breaches any of its representations, warranties, covenants or obligations in this Article XVII, or if the presence of Hazardous Substances in, on, about or under the Premises or Shopping Center caused or permitted by Tenant results in contamination of the Premises or Shopping Center or any other area, or if contamination of the Premises or Shopping Center or any other area by Hazardous Substances otherwise occurs for which Tenant is legally liable to Landlord or any third party for damage resulting therefrom, or if any lender or governmental agency requires an investigation to determine whether there has been any contamination of the Premises or Shopping Center, or any other area then Tenant shall indemnify, defend (with counsel satisfactory to Landlord) and hold harmless Landlord and Landlord Parties from any and all claims, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in value of the Premises or Shopping Center, damages for the loss or restriction on use of rental or useable space or of any other amenity of the Premises or Shopping Center, damages arising from any adverse impact on marketing of space in the Premises or Shopping Center, other damages, sums paid in settlement of claims, and fees and expenses of attorneys, consultants, and experts) which arise during or after the Lease Term as a result of such contamination. This indemnification by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any governmental or regulatory agency or any private person due to the presence of Hazardous Substances in, on, about or under at the Premises or Shopping Center or in the soil or groundwater in, on, about or under the Premises or Shopping Center.

Section 17.03 INSPECTION

If Tenant breaches its covenants or obligations in this Article XVII, or if the presence of Hazardous Substances in, on, about or under on the Premises or Shopping Center caused or permitted by Tenant results in contamination of the Premises or Shopping Center or any other area, or if contamination of the Premises or Shopping Center or any other area by Hazardous Substances otherwise occurs for which Tenant is legally liable to Landlord or any third party for damage resulting therefrom, or if Landlord, any lender or governmental agency requires an investigation to determine whether there has been any violation of this Article XVII or any Environmental, Health and Safety Requirements, then Landlord and its agents and representatives shall have the right, at any reasonable time and from time to time during the Lease Term, to enter upon the Premises to perform monitoring, testing or other analyses, and to review any and all applicable documents, notices, correspondence or other materials which may be in the possession of Tenant. Further, Tenant shall be obligated to provide Landlord, within five (5) Business Days of Landlord's request therefor, with copies of all such applicable documents which may be in Tenant's possession but are not at the Premises. All costs and expenses reasonably incurred by Landlord in connection therewith shall become due and payable by Tenant upon Landlord's presentation to Tenant of an invoice therefor.

Section 17.04 DEFINITIONS

(a) As used herein, the term "**Hazardous Substance**" shall mean any hazardous, toxic or other substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term "**Hazardous Substance**" includes, without limitation, any material or substance which is (i) defined as "Hazardous Waste," "Extremely Hazardous Waste," or "Restricted Hazardous Waste" under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a "Hazardous Substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a "Hazardous Material," "Hazardous Substance," or "Hazardous Waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a "Hazardous Substance" under Section 25281 of the California Health and Safety Code,

Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) regulated by Section 26100 et seq. of the California Health and Safety Code, Division 20, Chapter 18 (Toxic Mold Protection Act of 2001), (vi) petroleum, (vii) asbestos, (viii) listed under Article 9 or defined as "Hazardous" or "Extremely Hazardous" pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (ix) designated as a "Hazardous Substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (x) defined as a "Hazardous Waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (xi) defined as a "Hazardous Substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).

(b) As used herein, the term "**Environmental, Health and Safety Requirement**" shall mean any law, statute, ordinance, rule, regulation, order, judgment or decree promulgated by any local, municipal, regional, state or federal governmental agency, court, judicial or quasi-judicial body or legislative or quasi-legislative body which relates to matters of the environment, health, industrial hygiene or safety.

Section 17.05 RESPONSIBILITY OF TENANT

ANY AND ALL LIABILITIES ARISING FROM THE MANUFACTURING, GENERATION, HANDLING, USE, STORAGE, TREATMENT, TRANSPORTATION OR DISPOSAL OF HAZARDOUS SUBSTANCES PERFORMED OR PERMITTED TO BE PERFORMED BY TENANT OR ITS SUBSIDIARIES OR OTHER AFFILIATES, AGENTS, REPRESENTATIVES, OFFICERS, EMPLOYEES, CONTRACTORS OR INVITEES, SHALL AT ALL TIMES REMAIN THE SOLE RESPONSIBILITY OF TENANT AND TENANT SHALL RETAIN ANY AND ALL LIABILITIES ARISING THEREFROM. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS ARTICLE XVII, ANY ACT BY LANDLORD OR ITS AGENTS OR REPRESENTATIVES HEREUNDER SHALL NOT CONSTITUTE AN ASSUMPTION BY LANDLORD OF ANY OBLIGATIONS, DUTIES, RESPONSIBILITIES OR LIABILITIES OF TENANT HEREUNDER, INCLUDING, WITHOUT LIMITATION, TENANT'S COMPLIANCE WITH ANY ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENT, WHICH TENANT SHALL RETAIN UNDER ALL CIRCUMSTANCES AND REGARDING WHICH TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD AS PROVIDED HEREIN.

ARTICLE XVIII - MISCELLANEOUS

Section 18.01 ESTOPPEL CERTIFICATES

(a) Tenant shall, at any time and from time to time, within ten (10) days after receipt of written request therefor from Landlord, execute, acknowledge and deliver to Landlord a signed statement in writing in a form provided by Landlord (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the Minimum Monthly Rent, and other Additional Rent are paid in advance, if any, (ii) verifying the Rent Commencement Date, the Expiration Date of this Lease, and the date of Tenant's possession of the Premises, if such date precedes the Delivery Date, (iii) acknowledging that there are no uncured defaults on the part of Tenant hereunder or specifying such defaults, if any, and acknowledging that there are no uncured defaults on the part of Landlord hereunder or specifying such defaults, if any, as are claimed, (iv) affirming that Tenant has paid to Landlord the Security Deposit set forth in this Lease, and (v) certifying such other matters as Landlord may reasonably request. Any such statement may be relied upon by Landlord and any prospective purchaser or encumbrance of the Premises or of all or any portion of the Shopping Center or any other person designated by Landlord and their successors and assigns.

(b) Tenant's failure to deliver such statement within such time shall constitute a default and, in addition to all other remedies which Landlord may have hereunder, shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that not more than one month's Minimum Monthly Rent has been paid in advance, (iii) that the Rent Commencement Date and Expiration Date of this Lease are as represented by Landlord, (iv) that there are no uncured defaults in Landlord's and Tenant's performance hereunder except as may be specified by Landlord, and (v) that Tenant has paid to Landlord the Security Deposit set forth in this Lease.

Section 18.02 FINANCIAL STATEMENTS

Tenant has submitted its current financial statements, and Tenant certifies the same to be true and correct. Tenant shall, at any time and from time to time submit to Landlord upon written request current financial statements.

Section 18.03 LANDLORD'S RIGHT OF ENTRY

(a) Landlord and its agents, employees and contractors shall have the right to enter the Premises for the purpose of: (i) protecting Landlord's interest therein, (ii) examining the same to ascertain if they are in good repair, (iii) verifying compliance by Tenant with the provisions of this Lease, (iv) posting notices of non-responsibility, (v) making repairs, installations, renovations or improvements to or expansion of the Premises or Shopping Center and performing any work therein which Landlord may elect or be required to make hereunder, or which may be necessary to comply with any Applicable Laws, or which Landlord may deem necessary or appropriate to prevent waste, loss damage of or deterioration to the Premises, or for the purpose of installations within or maintenance of Common Areas which are readily accessible from within the Premises, (vi) exhibiting the Premises to prospective purchasers, lenders or tenants, and (vii) for any other reasonable purpose. Landlord may enter the Premises at any time, without

notice to Tenant, in emergency situations. Any entries by Landlord shall be without the abatement of Rent and shall include the right to take such reasonable steps as are required to accomplish the purpose of the entry. Landlord shall have no liability to Tenant for any exercise of its right of entry hereunder or under any other provision of this Lease. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises and any other loss occasioned by the exercise of any right of entry by Landlord.

(b) If Landlord and Tenant have not executed a new lease or an extension of this Lease prior to six months before the expiration of the Lease Term, Landlord shall be permitted to enter the Premises for the purpose of posting "For Lease" signs on or in the Premises. Once said signs are posted by Landlord, Tenant shall not remove or limit the visibility of same.

Section 18.04 HOLDING OVER

If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the Lease Term without the express written consent of Landlord, such occupancy shall in no event be deemed a renewal or extension of this Lease for any term whatsoever nor shall such occupancy be deemed to create a month-to-month tenancy notwithstanding any acceptance of Rent by Landlord but Tenant shall be deemed a tenant at sufferance subject to all of the terms and conditions of this Lease except that Tenant shall pay one hundred fifty percent (150%) of the Minimum Monthly Rent in effect immediately prior to the termination or expiration of the Lease Term. Nothing contained in this Section 18.04 shall be construed as Landlord's consent to any such occupancy nor shall the provisions of this Section 18.04 be deemed to limit or constitute a waiver of any other right or remedies Landlord may have under this Lease or at law or in equity. If Tenant fails to surrender the Premises upon the expiration or sooner termination of this Lease, Tenant shall indemnify, defend (with counsel satisfactory to Landlord) and hold harmless Landlord from any and all loss, costs and expenses (including attorneys' fees and expenses) and liability arising from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant arising out of such failure to surrender the Premises and any lost profits and other consequential damages to Landlord resulting therefrom.

Section 18.05 RELOCATION OF PREMISES

Tenant agrees that at any time before or during the Lease Term, Landlord shall have the right to require Tenant to relocate from the Premises described herein ("**Existing Premises**") to other space ("**New Premises**") within the Shopping Center in accordance with the following terms: (a) the size and decor of the New Premises shall be roughly comparable as the size and decor of the Existing Premises provided, however that an increase or decrease of approximately twenty percent (20%) from the size of the Existing Premises shall be deemed comparable unless Landlord and Tenant agree otherwise in writing; (b) moving costs and the cost of installing permanent improvements (as distinguished from trade fixtures, equipment, furniture, furnishings and other personal property belonging to Tenant) in the New Premises, so that the permanent improvements therein are comparable as (or, in Landlord's sole and absolute discretion, better than) those in the Existing Premises, shall be borne entirely by Landlord; (c) Minimum Monthly Rent shall abate in full during the period, if any, that Tenant is unable notwithstanding commercially reasonable efforts by Tenant to conduct business in either the Existing Premises or the New Premises; (d) indirect costs reasonably incurred by Tenant as a result of the relocation, including costs incurred in changing addresses on stationery, business cards and advertising, shall be reimbursed to Tenant by Landlord in an aggregate amount not to exceed $500 upon presentation to Landlord of paid bills for said reasonably incurred indirect costs; (e) Minimum Monthly Rent payable pursuant to Section 3.01 of this Lease shall be adjusted in proportion to the percentage increase or decrease in the Gross Floor Area of the New Premises compared to the Existing Premises; and (f) Landlord and Tenant shall promptly execute an amendment to this Lease reciting the relocation of the Premises and any change in the Gross Floor Area of the Premises, Tenant's Proportionate Share and the Minimum Monthly Rent payable hereunder and shall reaffirm the continuing liability of Guarantor. Should Tenant be required to relocate within the Shopping Center, Tenant shall diligently and expeditiously perform all such work and obligations necessary to open for business the New Premises to the general public, including, but not limited to, obtaining the requisite insurance certificates, licenses and permits. Tenant may be relocated more than once during the Lease Term.

Section 18.06 TRANSFER OF LANDLORD'S INTEREST

In the event of any transfer of Landlord's interest in the Premises (other than a transfer for security purposes only), Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing under this Lease from and after the date of such transfer. In the event of such a transfer, Landlord shall assign the Security Deposit (or any portion thereof remaining after any deductions made pursuant to Section 18.08) to Landlord's successor in interest, and thereafter notify Tenant of such transfer, of any claims made against the Security Deposit, and of the transferee's name and address. Upon performance of the matters specified in the immediately preceding sentence, Landlord shall be relieved of any further liability with respect to the Security Deposit. Tenant shall attorn to any successor in interest of Landlord as if such party had been named as landlord under this Lease.

Section 18.07 SEVERABILITY

Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. In lieu of any invalid, void, illegal or unenforceable provision, there shall be added automatically as a part of this Lease, a valid, legal and enforceable provision as similar in terms to such invalid, void, illegal or unenforceable provision as may be possible and the parties shall agree to have the court or arbiter to whom disputes relating to this Lease are submitted to reform the otherwise unenforceable provision in accordance with this Section 18.07.

Section 18.08 SECURITY DEPOSIT

Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord the Security Deposit in the amount specified in the Summary, as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. In each instance when Minimum Monthly Rent increases and at Landlord's request, in its sole and absolute discretion, Tenant shall, within ten (10) days after written demand therefor, deposit with Landlord an additional sum so that the amount of the Security Deposit held by Landlord shall at all times bear the same proportion to the current Minimum Monthly Rent as the Security Deposit set forth in the Summary bears to the initial rate of Minimum Monthly Rent. If Tenant defaults with respect to any provisions of this Lease, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or all costs incurred by Landlord in the enforcement of its remedies under this Lease, including, without limitation, attorneys' fees and expenses or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default, including, without limitation, Tenant's failure to comply with its obligations set forth in Section 18.27. The Security Deposit shall not constitute advance rent or liquidated damages, nor shall Landlord's application of the Security Deposit in any way limit or restrict the remedies which would otherwise be available to Landlord. Notwithstanding anything to the contrary set forth in this Lease, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which require the return of the Security Deposit to Tenant within any particular period of time and that Landlord may claim from a security deposit only those sums necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim the sums specified in this Section 18.08 and other sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant. In the event of bankruptcy of Tenant or other debtor/creditor proceeding against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for the earliest period prior to the filing of such proceedings. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlords' option, to the last assignee of Tenant's interest hereunder) within thirty (30) days after the expiration or sooner termination of the Lease Term or surrender of the Premises by Tenant, whichever event occurs later. Nothing contained in this Section 18.08 shall in any way diminish or be construed as waiving any other rights or remedies of Landlord set forth in this Lease or available at law or in equity.

Section 18.09 LATE CHARGE; SERVICE CHARGE; FORM OF PAYMENT

(a) Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed upon Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any sum due from Tenant shall not be received by Landlord within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such overdue amount ("**Late Charge**"), plus any attorneys' fees and expenses incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. The Parties hereby agree that such Late Charge represents a fair and reasonable estimate of the cost that Landlord will incur by reason of the late payment by Tenant. Acceptance of such Late Charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

(b) In addition, in the event Tenant fails to submit any required document, statement, report, insurance policy or certificate as and when required in this Lease, Tenant shall pay to Landlord, in addition to any other amounts set forth in this Lease, a "**Service Charge**" in the amount of One Hundred Dollars ($100.00) for each week or portion thereof that said failure continues. Tenant agrees that such Service Charge shall not constitute liquidated damages, and that neither Tenant's payment of such Service Charge, nor Landlord's acceptance of such payment shall result in a cure of any default under this Lease, or waiver by Landlord of any default under this Lease.

(c) All amounts payable under this Lease shall be paid in lawful money of the United States of America.

Section 18.10 INTEREST

Unless otherwise specifically provided in this Lease, any sum accruing to Landlord under the terms and provisions of this Lease which shall not be paid when due shall bear interest at the lower of ten percent (10%) per annum or the highest lawful rate from the date the same becomes due and payable by the terms and provisions of this Lease until paid by Tenant.

Section 18.11 TIME OF ESSENCE

Time is of the essence with respect to the performance of each and every provision of this Lease to be performed by Tenant.

Section 18.12 HEADINGS

The article and section captions and the placement of particular provisions under certain Articles or Sections contained in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof.

Section 18.13 INTEGRATION; AMENDMENTS

This Lease along with any Exhibits attached hereto constitute the entire and exclusive agreement between Landlord and Tenant relative to this Lease and the Premises and contains all of the agreements of Landlord and Tenant with respect to any matter covered or mentioned in this Lease. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective for any purpose. This Lease may not be amended except by an agreement in writing signed by the Parties hereto or their respective successors in interest, and this Lease may not be modified by an oral agreement whether or not supported by new consideration. Tenant acknowledges that in executing this Lease, Tenant is not relying on any representations, oral or written, unless such representations are specifically stated in this Lease.

Section 18.14 NOTICES

Any notice, approval, consent or demand required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service) or by registered or certified mail, postage prepaid, return receipt requested addressed to each Party at the address indicated for such Party in the Summary or such other address as each Party may from time to time designate in writing to the other Party or with respect to Tenant, at the address of the Premises, and shall be deemed given when actually received or refused by the Party to whom sent if delivered by a courier or personally served or if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) Business Days after the day of mailing, whichever first occurs and shall be deemed given on the day delivery by the foregoing methods is attempted if delivery is made during Operating Hours and the Premises are closed. A "Business Day" shall be any day from Monday through Friday, excluding holidays observed by the United States Postal Service.

Section 18.15 BROKERS

Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiations of this Lease other than Broker(s), if any, specified in the Summary. Tenant shall indemnify, defend (with counsel satisfactory to Landlord) and hold harmless Landlord from any and all claims, demands, losses, liabilities, judgments, costs and expenses (including attorneys' fees and expenses) with respect to any leasing commission, finder's fee, or such other compensation alleged to be owing on account of Tenant's dealings with any real estate broker or agent other than Broker(s).

Section 18.16 WAIVERS

No waiver by Landlord of any provision of this Lease shall be effective unless in writing or shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act by Tenant, whether or not similar to the act so consented to or approved.

Section 18.17 OTHER LOCATIONS

Neither Tenant, nor any affiliate or subsidiary of Tenant, directly or indirectly, shall operate, manage or have any interest in any other competing entity or similar store or business, including, without limitation, a department or concession in another store, within a five-mile radius outward from the Shopping Center, measured from the nearest outside boundary of the Shopping Center. However, any such store existing as of the Lease Date (and disclosed to Landlord in writing prior to the execution of this Lease) may continue to be operated, managed, conducted and owned in the same manner as on the Lease Date.

Section 18.18 MERCHANTS' ASSOCIATION; ADVERTISING CONTRIBUTION

(a) At any time during the Lease Term, Landlord shall have the right, but not the obligation, to establish an association ("**Association**") of merchants in the Shopping Center or any portion thereof in which event Tenant shall, upon Landlord's request, join and maintain membership in the Association and shall abide by the bylaws of and all rules and regulations promulgated by such Association. Tenant agrees to pay such fees, dues, and assessments as the Association may establish from time to time.

(b) If an Association as set forth in Section 18.18(a) has not been established, Tenant shall pay to Landlord upon demand, the amount per square foot specified in the Summary per annum ("**Advertising Contribution**"), which Landlord may require to be paid in one lump sum or in equal monthly payments. The Advertising Contribution shall be used by Landlord, in its sole and absolute discretion, for sponsored promotional programs, advertising, or special events at the Shopping Center. Tenant's failure to comply with the provisions of this Section 18.18 shall constitute a breach of this Lease and shall entitle Landlord to pursue the remedies provided in Section 13.02.

(c) In addition to the Advertising Contribution, Landlord may require Tenant to spend each calendar year an amount equal to not less than two percent (2%) of Gross Sales for such calendar year on advertising in magazines, newspapers, radio, television, direct mail advertising or other media its location and business operations at the Shopping Center. Tenant shall furnish to Landlord, within sixty (60) days after the expiration of each calendar year, a statement showing the amounts spent by Tenant on advertising its business at the Premises during such calendar year. Tenant shall not use the name of the Shopping Center for any purpose other than as the address of the business to be conducted by Tenant in the Premises, and Tenant shall not acquire any property in or to any name which contains the words comprising the name of the Shopping Center. Any permitted use by Tenant of the name of the Shopping Center during the Lease Term shall not permit Tenant to use, and Tenant shall not use, the words comprising the name of the Shopping Center either after the termination of this Lease or at any other locations.

Section 18.19 SUBORDINATION

This Lease shall be and remain subordinate to any mortgage, ground lease, or deed of trust that may now exist or hereafter be placed upon the Shopping Center or any part thereof and to any and all advances to be made thereunder and to the interest thereon and to all

renewals, replacements and extensions thereof. Tenant shall, within ten (10) days after written request therefor by Landlord and without cost to Landlord, execute such instruments as may be required by Landlord at any time and from time to time to evidence the subordination of the rights and interest of Tenant under this Lease to the lien of any such ground lease, mortgage or deed of trust; provided, however, that Tenant shall, if any proceedings are brought for default under such ground lease or for the foreclosure of any such mortgage or deed of trust, attorn to the purchaser upon foreclosure sale or sale under power of sale, if requested by such purchaser or to the ground lessor terminating Landlord's rights as ground lessee if requested by such ground lessor, and shall recognize such purchaser or ground lessor as Landlord under this Lease.

Section 18.20 SUCCESSORS IN INTEREST

Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the Parties hereto, and except as otherwise specifically provided in this Lease, their respective heirs, successors, executors, administrators, personal representatives and assigns; provided, however, no rights shall inure to any Transferee of Tenant unless the Transfer is made in compliance with the provisions of Article X.

Section 18.21 CALIFORNIA LAW

This Lease shall be construed and enforced in accordance with the laws of the State of California without regard to its conflict of law principles. It is expressly agreed between Landlord and Tenant that venue for any litigation hereunder shall be exclusively with any state or federal court in the County of Orange, State of California.

Section 18.22 ZONING

Tenant hereby accepts the Premises subject to all applicable zoning, municipal, county and state laws, ordinances, regulations, covenants, conditions and restrictions and any changes thereto, governing and regulating the use and occupancy of the Premises or Shopping Center.

Section 18.23 DELAYS

Whenever a period of time is provided in this Lease or in any Exhibit for Landlord to do or perform any act or thing, Landlord shall not be liable or responsible for, nor shall Tenant be excused from performing any obligation hereunder as a result of, any delay due to strikes, lockouts, casualties, acts of God, or governmental regulations or control, or other causes beyond the reasonable control of Landlord, and the time for performance specified herein shall be extended for the amount of time Landlord is so delayed. The provisions of this Section 18.243shall not operate to excuse Tenant from the prompt payment of Minimum Monthly Rent, Additional Rent or other payments required by the terms of this Lease or from the timely performance of Tenant's other obligations under this Lease.

Section 18.24 FINANCING

Tenant understands and acknowledges that Landlord may, from time to time, finance the construction of and improvements within the Shopping Center, and that a "lender or lenders" (as defined below in this Section), may have to approve this Lease. In order to receive such approval, this Lease may have to be amended or modified. Provided that neither the Lease Term, nor the size and location of the Premises is altered and that the amendment does not by its terms increase any amount payable by Tenant hereunder, Tenant agrees to immediately execute any such amendment or modification of this Lease as may be requested by said lender or lenders. If Tenant fails to consent to any such amendment or modification, Landlord, at its option, may cancel and terminate this Lease on thirty (30) days' prior written notice to Tenant, and Landlord shall not be liable for any damages or losses incurred by Tenant as a result of such cancellation or termination. For purposes of this Section 18.24, "lender or lenders" shall include any financial institution, insurance company, pension fund or other lender holding a mortgage, deed of trust or ground lease.

Section 18.25 LIMITATION OF LANDLORD'S LIABILITY

Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely and exclusively to Landlord's estate and equity interest in the Shopping Center, subject to any senior prior rights of the holder of any mortgage or deed of trust on the Shopping Center or any other person, for the collection and satisfaction of any judgment (or other judicial process) requiring the payment of money by Landlord for claims made by Tenant arising out of this Lease, including, without limitation, any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other assets of Landlord shall be subject to levy, execution or any procedures for the satisfaction of Tenant's judgment. In no event shall Landlord be liable to Tenant under this Lease for any consequential, indirect or punitive damages, including, without limitation, any damages for loss of business advantage or profit. The obligations of Landlord under this Lease do not constitute personal obligations of Landlord's agents, affiliates, managers, members, partners, directors, officers or shareholders, and Tenant shall not seek recourse against such parties or their personal assets for satisfaction of any liability with respect to this Lease.

Section 18.26 JUDICIAL REFERENCE

THE PARTIES DESIRE TO AGREE ON A MECHANISM AND PROCEDURE TO RESOLVE ANY CLAIMS, CONTROVERSIES OR DISPUTES ("*CLAIM*") ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE PREMISES OR THE SHOPPING CENTER, TENANT'S USE OR OCCUPANCY OF THE PREMISES OR SHOPPING CENTER, AND/OR ANY CLAIM OF INJURY OR DAMAGE ("*MATTERS*"). ACCORDINGLY, EXCEPT WITH RESPECT TO ANY ACTION FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT OR ANY OTHER PROVISIONAL REMEDY, ANY CLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARIES OR AFFILIATED ENTITIES) SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638-645.1, INCLUSIVE, AS SAME MAY BE AMENDED FROM TIME TO TIME (OR

ANY SUCCESSOR OR SIMILAR STATUTE(S)) (*"REFEREE STATUTES"*). THE REFEREE'S DETERMINATION SHALL BE BINDING ON THE PARTIES AS IF TRIED BEFORE THE COURT OR JURY. THE FOLLOWING SHALL AS A SUPPLEMENT TO THE REFEREE STATUTES APPLY IN ANY JUDICIAL REFERENCE PROCEEDING REQUESTED BY EITHER PARTY PURSUANT TO THIS SECTION 18.26 AND IN THE EVENT OF A CONFLICT BETWEEN THE PROVISIONS SET FORTH BELOW AND THE REFERREE STATUTES THE PROVISIONS SET FORTH BELOW SHALL, TO THE EXTENT PERMITTED BY LAW, GOVERN:

(i) WITHIN FIVE (5) BUSINESS DAYS AFTER SERVICE OF A DEMAND FOR REFERENCE, LANDLORD AND TENANT SHALL AGREE UPON A SINGLE REFERREE WHO SHALL THEN TRY ALL ISSUES IN DISPUTE, WHETHER OF FACT OR LAW, AND THEN REPORT HIS/HER FINDINGS AND JUDGMENT THEREON. IF LANDLORD AND TENANT ARE UNABLE TO AGREE UPON A REFEREE, EITHER LANDLORD OR TENANT MAY SEEK TO HAVE ONE APPOINTED BY THE PRESIDING JUDGE OF THE SUPERIOR COURT HAVING JURISDICTION OVER THE CLAIM;

(ii) THE COMPENSATION OF THE REFEREE SHALL BE SUCH AS IS CUSTOMARILY CHARGED BY REFEREES FOR LIKE SERVICES. THE COST OF SUCH PROCEEDINGS SHALL INITIALLY BE BORNE EQUALLY BY LANDLORD AND TENANT; HOWEVER, THE "PREVAILING PARTY" (AS THAT TERM IS DEFINED IN SECTION 18.42) IN SUCH PROCEEDINGS SHALL BE ENTITLED, IN ADDITION TO ALL OTHER COSTS, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES, TO RECOVER ITS CONTRIBUTION FOR THE COST OF THE REFEREE;

(iii) IF A COURT REPORTER IS REQUIRED BY ANY PARTY, THEN A COURT REPORTER SHALL BE PRESENT AT ALL PROCEEDINGS AND THE FEES OF SUCH COURT REPORTER SHALL INITIALLY BE BORNE BY THE PARTY REQUESTING THE COURT REPORTER, OR EQUALLY, IF BOTH PARTIES REQUEST A COURT REPORTER. SUCH FEES SHALL BE AN ITEM OF RECOVERABLE COSTS TO THE PREVAILING PARTY;

(iv) THE REFEREE SHALL APPLY ALL CALIFORNIA RULES OF PROCEDURE AND EVIDENCE AND SHALL APPLY THE SUBSTANTIVE LAW OF CALIFORNIA IN DECIDING THE ISSUES TO BE HEARD. VENUE FOR ALL HEARINGS SHALL BE SELECTED BY THE REFEREE AT A PLACE IN ORANGE COUNTY, CALIFORNIA;

(v) THE REFEREE'S DECISION SHALL STAND AS THE JUDGMENT OF THE COURT, SUBJECT TO APPELLATE REVIEW AS PROVIDED BY CALIFORNIA LAWS;

(vi) LANDLORD AND TENANT AGREE THAN ANY CLAIM SHALL BE DECIDED AS SOON AS PRACTICABLE AFTER SELECTION OF THE REFEREE. THE DATE OF HEARING FOR ANY PROCEEDING SHALL BE DETERMINED BY AGREEMENT OF THE PARTIES AND THE REFEREE, OR IF THE PARTIES CANNOT AGREE, THEN BY THE REFEREE;

(vii) WITHOUT LIMITING THE JURISDICTION OF THE REFEREE, LANDLORD AND TENANT SPECIFICALLY ACKNOWLEDGE THAT THE REFEREE SHALL HAVE JURISDICTION TO ISSUE ALL LEGAL AND EQUITABLE RELIEF, INCLUDING AN AWARD OF DAMAGES, THE ISSUANCE OF INJUNCTIONS AND REQUIRING SPECIFIC PERFORMANCE OF ANY PROVISIONS OF THIS LEASE; AND

(viii) IN ADDITION TO ANY OTHER RELIEF AWARDED BY THE REFEREE, THE REFEREE SHALL AWARD ATTORNEYS' FEES AND COSTS TO THE PREVAILING PARTY PURSUANT TO SECTION 18.42.

BY INITIALLING IN THE SPACE BELOW, THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND ACCEPT THAT THEY ARE WAIVING THEIR RIGHT TO A JURY TRIAL.

Tenant's Initials

Landlord's Initials

Section 18.27 SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a) Upon the expiration or sooner termination of this Lease, Tenant shall, at its sole cost and expense, (i) deliver to Landlord all keys to the Premises, the combination of all locks and safes, if any, on the Premises, and surrender the Premises in good condition and repair, broom clean, and debris free, (ii) at Landlord's request, remove any or all trade fixtures, equipment, furniture, merchandise and other personal property (collectively, "**Personal Property**") which were installed by Tenant or any subtenant, concessionaire or licensee, in or on the Premises and repair any damage caused by such removal, and (iii) at Landlord's request remove any or all Alterations to the Premises by or for Tenant and repair any damage caused by such removal.

(b) To the extent permitted by law, if Tenant fails to remove any of its Personal Property upon the expiration or earlier termination of this Lease, such failure shall constitute a holdover under the provisions of Section 18.04 and such property shall conclusively be deemed abandoned. In such event, Landlord may, without further notice to Tenant and in addition to all other remedies Landlord may have, in Landlord's sole and absolute discretion (i) retain all or any portion of such property and title thereto shall thereupon immediately vest in Landlord without the execution of documents of sale or conveyance by Tenant, (ii) take exclusive

possession of such property and use it rent or charge free; or (iii) remove all or any portion of such property from the Premises and dispose of it in any manner Landlord sees fit in which event Tenant shall pay to Landlord, upon demand, the actual expense of such removal and disposal (including, without limitation, any moving and storage expenses) and the repair of any damage to the Premises caused by such removal, together with interest thereon at the lesser of ten percent (10%) per annum or the highest lawful rate from the date of payment by Landlord for such expense until repayment. To the extent waivable, Tenant waives California Civil Code Sections 1980 through 1991 and 2080 et seq. and any similar laws or statutes that impose any requirements on Landlord regarding the disposition of Tenant's Personal Property that remains on the Premises after the expiration or earlier termination of this Lease. Landlord shall have the right, in addition to all other rights and remedies that Landlord may have under this Lease, at law or in equity, to recover from Tenant any consequential damages which may be suffered by Landlord (including, but not limited to, loss of revenue from the Premises) as the result of Tenant's failure to comply with its obligations under this Section 18.27.

Section 18.28 SECURITY INTEREST

Subordination of Landlord's Security Interests. Without limiting or altering the validity or effectiveness of the provisions in Section 18.28 herein pertaining to the Landlord's security interests in Personal Property of Tenant (the "Collateral"), Landlord hereby subordinates its security interest in the Collateral to the security interest of Hana Small Business Lending, Inc. ("HSBL"), and landlord agrees that its security interest, whenever granted and/or perfected in the Collateral, will be inferior, junior and secondary to the security interests held by HSBL in the Collateral.

Tenant hereby grants Landlord a security interest in all of Tenant's Personal Property located at the Premises and the proceeds and products therefrom, including, but not limited to, insurance proceeds to secure full performance by Tenant of all its obligations under this Lease. However, while Tenant is not in default in the payment of Rent or any of its obligations under this Lease, it may sell, trade or replace any of said items free of this security interest and the security interest shall then apply to the newly acquired items. Upon Tenant's default in the performance of any of its obligations under this Lease, Landlord shall immediately have the remedies of a secured party under the California Uniform Commercial Code, in addition to any remedy which Landlord may have under the terms and provisions of this Lease independently of said security interest. Tenant hereby authorizes and consents to Landlord filing a financing statement on Form UCC-1 to perfect the security interest granted to Landlord, and any removal or modification of such financing statement as Landlord may deem appropriate.

Section 18.29 NO WARRANTIES

Tenant acknowledges that neither Landlord nor Landlord's agents, representatives, managers, officers, directors or employees have made any representation or warranty as to the suitability of the Premises for the conduct of Tenant's business or any other representation or warranty concerning the Premises or Shopping Center and Tenant has not relied on any representation in executing and delivering this Lease.

Section 18.30 RECORDING

Tenant shall not record this Lease or any memorandum or short form thereof without the prior written consent of Landlord which Landlord may withhold or condition in its sole and absolute discretion. Promptly following the expiration or earlier termination of this Lease, if requested by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a recordable written instrument releasing and quitclaiming to Landlord all right, title and interest in the Premises and/or the Shopping Center by reason of this Lease or otherwise.

Section 18.31 AUTHORITY OF TENANT

If Tenant is a corporation or limited liability company, each individual executing this Lease on behalf of said corporation or limited liability company represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation or limited liability company, in accord with the bylaws of said corporation or the operating agreement of said limited liability company, and that this Lease is binding upon said corporation or limited liability company. If Tenant executes this Lease as a partnership, each individual executing this Lease on behalf of said partnership represents that he or she is a general partner of said partnership, and that this Lease is binding upon said partnership in accordance with its terms. If Tenant is a corporation, Tenant shall promptly furnish to Landlord certified corporate resolutions attesting to the authority of the undersigned officers to execute this Lease on behalf of the corporation.

Section 18.32 LEASE NOT EFFECTIVE UNTIL MUTUAL EXECUTION AND DELIVERY

The submission by Landlord of this Lease to Tenant for examination, negotiation or execution does not constitute a reservation of or option to lease the Premises, and this Lease shall become effective only upon mutual execution and delivery by Tenant and Landlord.

Section 18.33 EXECUTIVE ORDER 13224 (OFAC Certification)

In compliance with United States Executive Order 13224, "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism," Tenant certifies that it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation that is named as a terrorist or listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control, Department of the Treasury, or that it is banned, prohibited or blocked by any law, order, rule or regulation of the U.S. Treasury Department's Office of Foreign Assets Control. Tenant agrees to indemnify, defend (with counsel satisfactory to Landlord), and hold Landlord and its assigns and agents harmless from any claims, damages, and other costs that may be incurred by Landlord should Tenant violate this Section 18.33.

Section 18.34 NON-DISCRIMINATION

Section 18.35 NO REPRESENTATIONS
Landlord and Tenant acknowledge and agree that, except as expressly set forth in this Lease, there are no oral or written agreements or representations between the Parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant.

Section 18.36 SURVIVAL
All liabilities of Tenant which may have accrued hereunder, all representations and warranties, and all indemnity and defense obligations of Tenant shall survive and be enforceable by Landlord following the expiration or sooner termination of this Lease. In the event of any action or proceeding to enforce any such representations or warranties or indemnities or liabilities of Tenant, the provisions of Section 18.26 shall be applicable thereto.

Section 18.37 NO PARTNERSHIP OR JOINT VENTURE
Nothing contained in this Lease shall be deemed or construed to create a relationship of principal and agent or of partnership or of joint venture or of any other association between Landlord and Tenant other than that of landlord and tenant.

Section 18.38 JOINT AND SEVERAL OBLIGATIONS
If Tenant consists of more than one person or entity, each shall be jointly and severally liable for the faithful performance of all of Tenant's obligations under this Lease, and each provision of this Lease shall apply to each such person or entity individually and any and all such persons or entities collectively. Landlord may seek to enforce this Lease against any one or more of such persons or entities without impairing the rights of Landlord against any other such person or entity. Landlord may compromise with any such person or entity for such sums as it deems fit and release any such person or entity from a portion of or all further liability hereunder without impairing the right of Landlord to demand and collect the balance thereof from any person or entity not so released.

Section 18.39 COUNTERPARTS
This Lease may be executed in multiple counterparts, each of which shall be deemed an original, and all of which, together, shall constitute but one and the same instrument.

Section 18.40 CONFIDENTIALITY
Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person other than Tenant's financial, legal and space planning consultants.

Section 18.41 ADA DISCLOSURE
Tenant is advised that a tenant of real property may be subject to the Americans with Disabilities Act ("**ADA**"), a federal law codified at 42 USC Section 12101 *et seq*. Landlord recommends that Tenant and Tenant's attorney review the ADA and applicable regulations and the provisions of this Lease to determine if the ADA would impose any requirements on Tenant and/or the Premises and the nature of the requirements. Tenant is responsible for conducting its own independent investigation of these legal issues prior to executing this Lease. Pursuant to California Civil Code Section 1938, Landlord discloses that an inspection of the Shopping Center has been, or will be, performed by a Certified Access Specialist by the Rent Commencement Date.

Section 18.42 COSTS AND ATTORNEYS' FEES
In the event of any action or proceeding instituted by either Party arising under or in connection with this Lease or the Premises, whether founded in tort, contract or equity or to declare rights hereunder, the Party prevailing in such action, proceeding or appeal shall be entitled to recover all of its costs and expenses, including, without limitation, the fees and expenses of attorneys, referees, and court reporters, incurred in connection with such action, proceeding or appeal, which shall be payable whether or not such action or proceeding is prosecuted to judgment. The prevailing party ("**Prevailing Party**") shall be the party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment or the abandonment by the other party of its claim or defense; provided, however, that if the written agreement or instrument for such compromise or settlement address the issue of the parties rights and/or obligations regarding the payment of such costs and expenses, the provisions of such written agreement or instrument shall control such issue regardless of which party is deemed to be a prevailing party under this sentence. The attorneys' fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred. In addition, should it become necessary for Landlord to utilize legal counsel to enforce any of the provisions herein contained, Tenant agrees to pay all legal fees and other costs incurred, including, without limitation, legal fees incurred in the preparation and service of notices of default and consultation in connection therewith, whether or not a suit is instituted or prosecuted to final judgment.

Section 18.43 WAIVER OF INCONSISTENT STATUTES
LANDLORD AND TENANT AGREE THAT THE TERMS OF THIS LEASE SHALL GOVERN WITH REGARD TO ALL MATTERS RELATED THERETO AND HEREBY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR RULE OF LAW OR EQUITY TO THE EXTENT THAT SUCH STATUTE OR RULE OF LAW OR EQUITY IS INCONSISTENT WITH THIS LEASE AND TO THE EXTENT THIS WAIVER IS PERMITTED THEREBY.

Section 18.44 REQUIREMENTS OF THE EB-5 PROGRAM

The financial crisis that began in 2008 made traditional sources of capital scarce. As a result, Landlord, as with many other developers, was forced to seek out unconventional sources of financing in order to complete the development of the Shopping Center. Landlord secured loans from lenders who raised capital pursuant to the EB-5 Immigrant Investor Program ("**EB-5 Program**") administered by the U.S. Citizenship and Immigration Services ("**USCIS**"). The purpose of the EB-5 Program is to stimulate job creation in the U.S. by encouraging foreigners to invest in the U.S. In exchange for their investments, foreigners are given an opportunity to obtain permanent resident status in the U.S. In order to participate in the EB-5 Program, evidence regarding the creation of direct jobs (*i.e.*, jobs created by Landlord) and indirect jobs (*e.g.*, jobs created by tenants of the Shopping Center) using the EB-5 Program funds must be provided to the USCIS. In furtherance of the foregoing, Tenant shall, at any time and from time to time, within ten (10) days after receipt of written request therefor from Landlord, provide such information and documentation regarding Tenant's employees or business at the Premises requested by Landlord's lenders for purposes of satisfying any requirements of the EB-5 Program or any request by the USCIS in connection with the EB-5 Program applicable or directed to Landlord's lender or its members, managers or affiliates, including, without limitation, executing and delivering a written statement in a form provided by Landlord's lenders certifying the number of employees employed by Tenant at the Premises and such other matters as Landlord's lenders may reasonably request in connection with the EB-5 Program. Tenant's failure to deliver such information or documentation within such time shall, subject to any right to cure, constitute a default under Section 13.01 of this Lease.

[*signatures follow on next page*]

IN WITNESS WHEREOF, the Parties hereto have executed this Lease as of the date first written above.

LANDLORD:

THE SOURCE AT BEACH, LLC,
a California limited liability company

By: ______________________

Name: ______________________

Title: ______________________

TENANT:

GLOBAL JJ GROUP INC.,
a Incorporated in the state of CA

By: ______________________

Name: James Chae

Title: President

EXHIBIT "A"

SITE PLAN OF SHOPPING CENTER

[SEE ATTACHED]


1,262 SF
F-206
1,103 SF
BRIDGE

EXHIBIT "B"

LANDLORD'S WORK, TENANT'S WORK AND CONSTRUCTION PROCEDURES

LANDLORD RESERVES THE RIGHT TO MODIFY, ADD TO, AND/OR SUPPLEMENT THIS EXHIBIT B

Refer to Exhibit "B" attached herein

<u>**EXHIBIT "C-2"**</u>

TENANT'S CERTIFICATE

THIS TENANT'S CERTIFICATE (this "**Agreement**") is made as of the 21st day of May, 2015, by Global JJ Group Inc., a Incorporated in the state of CA , hereinafter referred to collectively as "**Tenant.**" **Any capitalized terms used in this Agreement which are not defined in the Agreement shall have the meaning given to such terms in the Lease (as defined below).** Tenant hereby certifies to THE SOURCE AT BEACH, LLC, a California limited liability company, hereinafter referred to as "**Landlord,**" and [n/a] the following:

1. Landlord and Tenant are parties to that certain Lease dated May 1, 2015 ("**Original Lease**"). The Original Lease has not been amended, modified or supplemented, except as follows: <u>**Section 18.28**</u> (if left blank, there shall be deemed to be none). The Original Lease, together with the above-referenced amendments, modifications and/or supplements, if any, is referred to hereafter as the "**Lease.**" Pursuant to the Lease, Tenant leases from Landlord approximately <u>**1,100**</u> square feet of Gross Floor Area ("**Premises**") in the shopping center known as the "The Source" ("**Shopping Center**"). The Lease is in full force and effect, and represents the entire agreement between Tenant and Landlord for the Premises. A true and correct copy of the Lease is attached hereto as <u>Exhibit "A</u>."

2. The term of the Lease began on the Delivery Date, ___**TBD**___________________, and shall end on the Expiration Date, ______**TBD**_________________, unless sooner terminated or extended, as provided in the Lease.

3. Tenant accepted possession of the Premises, pursuant to the terms of the Lease, and Tenant now occupies the Premises, which occupancy commenced on the Delivery Date, ____**TBD**___________________, as set forth in Exhibit "C-1".

4. Pursuant to the terms of the Lease, Tenant shall be obligated to pay Rent to Landlord beginning on the Rent Commencement Date, _______**TBD**_______________, as set forth in Exhibit "C-1".

5. Landlord's "Pre-Delivery Work," and "Post-Delivery Work," if any, as defined and described in <u>Exhibit "B"</u> to the Lease, has been completed to Tenant's satisfaction, and Landlord's "Post-Delivery Work" has not materially interfered with the concurrent construction of Tenant's Work, as defined and described in <u>Exhibit "B"</u>.

6. All conditions of the Lease to be performed by Landlord have been satisfied including any payment by Landlord to Tenant required under the Lease, if any, as Landlord's contribution to the cost of tenant improvements made by Tenant.

7. There are no credits, concessions, bonuses, free rental periods, rebates, advance rental payments, or other matters affecting the rental payable by Tenant under the Lease, except as described in the Lease. No Rent has been paid more than one (1) month in advance.

8. The Lease is in full force and effect and has not been modified, altered or amended except as provided in Paragraph 1 above

9. As of the date hereof, there are no defenses, counterclaims or offsets to Tenant's obligation to pay Rent or to the enforcement of the Lease in all respects by Landlord.

10. Neither party is in breach or default under the Lease, and there exist no facts that would constitute a basis for any such default upon the lapse of time or the giving of notice or both.

11. No security deposit has been paid except as follows: ______**$11,638.00**____________________ (if left blank, there shall be deemed to be none).

12. Tenant is currently paying Minimum Monthly Rent for the Premises under the Lease in the amount of $___**4,400.00**_____________. Tenant's most recent payment of minimum monthly rent was made on __**TBD**_______, 20__ for the period ending on __**TBD**_____, 20__. Tenant has not made any advance payment beyond the current month's rent.

13. Tenant is currently paying estimated Operating Expenses under the Lease in the amount of $_**TBD**________ per month. Operating Expenses have been reconciled as of December 31, 20__, and Tenant is not owed any amount in connection with any overpayment of Operating Expenses prior to such date.

14. Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Shopping Center, nor any preferential right to purchase all or any part of the Premises or the Shopping Center, except as follows: ____<u>**Section 2.06**</u>______________________________(if left blank, there shall be deemed to be none).

15. Except as set forth below, Tenant has not sublet any portion of the Premises or assigned any interest in the Lease, and no person or firm other than Tenant and its employees is in possession of any portion of the Premises (if left blank, there shall be deemed to be none): ____________________.

16. The person signing this certificate on behalf of Tenant is duly authorized to execute and deliver this certificate for and on behalf of Tenant.

17. Tenant acknowledges and agrees that this Tenant's Certificate may be delivered to Landlord's lender, mortgagee or prospective purchaser who may rely upon the statements contained herein in making a loan to Landlord, acquiring an interest in the Shopping Center, or for any other purpose.

IN WITNESS WHEREOF, Tenant has executed this Tenant's Certificate as of the day and year first written above.

TENANT:

Global JJ Group Inc.,
a Incorporated in the state of CA

By: ____________________
Name: James Chee
Title: President of Global JJ Group, Inc.

EXHIBIT "D"

RULES AND REGULATIONS

Tenant agrees and acknowledges that the following provisions ("**Rules and Regulations**") are material covenants and failure to comply with any of such covenants shall constitute a default under Section 13.01 of the Lease:

1. Tenant and Tenant's agents, representatives, officers, directors, managers, partners, affiliates, employees, contractors, guests, visitors, customers, subtenants, licensees, invitees and concessionaires (together with Tenant, collectively, "**Tenant Parties**") shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, entry passages, halls, stairways and other Common Areas, and shall use the same only as passageways and means of passage within the Shopping Center.

2. Tenant Parties shall not engage in any unprofessional or improper conduct which would adversely affect the shopping environment of the Shopping Center.

3. All trash, refuse and waste material shall be regularly removed from the Premises and until removal, shall be stored (i) in adequate containers, which containers shall be located so as not to be visible to the general public shopping in the Shopping Center and (ii) so as not to constitute any health or fire hazard or nuisance to any occupant of the Shopping Center. Tenant shall deposit all recyclables only within receptacles approved or designated by Landlord if Landlord is required or does participate in a recycling program.

4. No portion of the Premises or Shopping Center shall be used for lodging purposes.

5. Except with Landlord's prior written consent, which may be withheld or conditioned in Landlord's sole and absolute discretion, no sidewalks, walkways or other Common Areas shall be used to display, store or place any merchandise, equipment or devices.

6. No advertising medium, device, instrument or apparatus shall be utilized which can be heard or experienced outside the Premises, including, without limiting the generality of the foregoing, flashing lights, searchlights, phonographs, organs, radios or television.

7. Tenant Parties shall not display, paint, or place, or cause to be displayed, painted, or placed, any handbills, bumper stickers, or other advertising devices in the Shopping Center or on any vehicle parked in the parking area of the Shopping Center, including, without limitation, those belonging to Tenant Parties; nor shall Tenant Parties distribute or cause to be distributed in the Shopping Center any handbills or other advertising devices or materials.

8. No auction, fire, bankruptcy, or going-out-of-business sale shall be conducted in, at, or about the Shopping Center except pursuant to court order.

9. Tenant Parties shall not use or permit the Shopping Center or any portion or portions thereof to be used in any manner which would (i) violate any law, ordinance or regulation, (ii) constitute a nuisance, (iii) constitute a hazardous use, or (iv) violate, suspend, or void any policy or policies of insurance.

10. Electric wiring of every kind shall be introduced and connected by Landlord and no boring or cutting for wires will be allowed, except with the prior written consent of Landlord, which may be withheld or conditioned in Landlord's sole and absolute discretion. The location of the telephones, call boxes, etc., shall be prescribed by Landlord.

11. Landlord shall have the right to prescribe the weight, size and position of all safes and other property brought into the Shopping Center and also the times of moving the same in and out of the Shopping Center; and all such moving must be done under the supervision of Landlord. Landlord will not be responsible for any loss of or damage to any such safe or property from any cause; but all damages done to the Shopping Center by moving or maintaining any such safes or property shall be repaired at the expense of Tenant. All safes shall stand on timbers of such size as shall be designated by Landlord.

12. No additional lock or locks shall be placed by Tenant on the Premises without Landlord's prior written consent which may be withheld or conditioned in Landlord's sole and absolute discretion.

13. Tenant Parties shall not make or permit any improper noises or play musical instruments or radios in the Shopping Center or Premises and shall not interfere in any way with other tenants or those having business with them. Tenant Parties shall not bring into or keep within the Shopping Center any animal or bicycle, motorcycle, other vehicle or any other material which is offensive or inappropriate in Landlord's sole and absolute discretion.

14. All freight must be moved into, within and out of the Shopping Center under the supervision of Landlord, and according to such regulations as may be posted in Landlord's management office in the Shopping Center, but Landlord shall not be responsible for loss of or damage to such freight from any cause.

15. No awnings or signs are allowed without Landlord's prior written consent which may be withheld or conditioned in Landlord's sole and absolute discretion.;

16. Tenant shall, at Tenant's own cost and expense, keep and maintain within the Premises a minimum of one (1) fire extinguisher which is of at least 8-1/2 lb. capacity.

17. Tenant Parties shall observe and respect any and all parking regulations now or hereafter in effect for the Shopping Center.

18. Tenant shall not use any portion of the Shopping Center other than the Premises for storage, without the prior written consent of Landlord which may be withheld or conditioned in Landlord's sole and absolute discretion. In no event and under no circumstances may Tenant store inflammable fluids anywhere within the Shopping Center.

19. Tenant shall at all times be open for business during the business hours for the Shopping Center prescribed by Landlord from time to time, in Landlord's sole and absolute discretion, and shall cause the Premises to be accessible to the public throughout such business hours. Landlord may, in its sole and absolute discretion, prescribe different business hours for different tenants of the Shopping Center.

20. Tenant and its contractors, agents and employees shall not use any area in the Shopping Center for motor vehicle parking, except the area or areas specifically designated by Landlord for employee parking and for the particular period of time such use is permitted.

21. Tenant Parties shall not in or on any part of the Common Areas:

(i) Vend, peddle or solicit orders for sales or distribution of any merchandise, device, service, periodical, book, pamphlet or other matter whatsoever.

(ii) Except as permitted by law, exhibit any sign, placard, banner, notice or other written material; distribute any circular, booklet, handbill, placard, or other material; solicit signatures or registration for membership in any organization, group or association or contribution for any purpose; parade, rally, patrol, picket, demonstrate, or engage in any conduct that might tend to interfere with or impede the use of any of the Common Areas by any person entitled to use the same, create a disturbance, attract attention or harass, annoy, disparage or be detrimental to the interest of any of the retail establishments within the Shopping Center.

(iii) Except for ingress and egress to and from the Premises, use any Common Areas for any purpose when no retail establishment within the Shopping Center is open for business or employment.

(iv) Throw, discard, or deposit any paper, glass or extraneous matter of any kind, except in designated receptacles, or create litter or hazards of any kind.

(v) Use any sound-making device or any kind or create or produce in any manner noise or sound that is annoying, unpleasant, or distasteful to occupants or invitees of the Shopping Center.

(vi) Deface, damage or demolish any sign, light, fixture, landscaping material or other improvements within the Shopping Center, or the property of customers, business invitees or employees situated within the Shopping Center.

The foregoing listing of specific items as being prohibited is not intended to be exclusive, but is intended to indicate in general the manner in which the right to use the Common Areas solely as a means of access and convenience in shopping at the establishments in the Shopping Center is limited and controlled.

22. Tenant shall, at all times during the Lease Term, procure, maintain, and display at a conspicuous place within the Premises, (i) a valid business license issued by the City of Buena Park, (ii) the Board of Equalization permit issued by the State of California, and (iii) any other permit, special use permit or fire permit which may be required by the City of Buena Park, the County of Orange or the State of California for the operation of Tenant's business at the Premises. At no time shall Tenant have more than one (1) business license issued for the Premises.

23. Tenant shall, at all times during the Lease Term, maintain an operable cash register within the Premises and record each sales transaction. Tenant shall sell at retail only and issue to its customers a sales receipt for every transaction conducted. Additionally, Tenant shall at all times maintain the record of sales transactions with numerical sequence of receipts for a period of at least three (3) years. Tenant shall permit inspection of such register records by Landlord or its authorized agents and any other person entitled to such an inspection.

24. Tenant shall, in accordance with the commercial laws of the State of California, accept for return defective merchandise from customers for either a credit or cash refund, giving the customer the sole and absolute option.

25. Tenant shall not sell or offer to sell any of the following items of personal property within the Premises:

(i) Used property, other than items which may be sold at an "antique store."

(ii) Firearms, ammunition, explosives, fireworks, or other weaponry.

(iii) Any item of personal property from which the serial number or identifying number has been removed.

(iv) Any items of personal property which require a special permit from the City of Buena Park, County of Orange, State of California, or other government body when such permit has not been obtained and displayed within the Premises.

(v) Any item of personal property whose sale is prohibited by law or is not a Permitted Use within the Premises.

(vi) Alcoholic beverages except for on-site consumption within bona-fide restaurants, bars, lounges or nightclubs and with the appropriate license.

(vii) Auto parts, oil or similar fluids, hubcaps, wheels, batteries, or tires.

26. Tenant Parties shall not smoke cigarettes or any other form of tobacco within the Shopping Center except as permitted in designated areas.

Landlord reserves the right to modify the Rules and Regulations or make other and further rules and regulations as it deems necessary or desirable from time to time for the safety, cleanliness and preservation of good order in the Shopping Center or the construction, development or redevelopment of the Shopping Center.

EXHIBIT "E"

PERMITTED USE

Tenant shall use the Premises for the following purposes only:

Tenant shall operate the Premises as a "Crazy Ramen" restaurant, which shall serve ramen, Japanese style appetizers, yakisoba, rolls, teriyaki bowls and beverages, materially similar to the food/beverage items and courses set forth in the example menu attached hereto. The Premises shall be used solely for the use stated above on a non-exclusive bases. Tenant shall not sell any item not within the scope of such permitted use and shall not use the Premises for any other purpose whatsoever.

As provided in the Lease, Tenant shall open for business to the public fully staffed and merchandised upon the required Opening Date for the Premises and thereafter, subject to the terms of the Lease shall operate continuously during the required operating hours of the Premises.

EXHIBIT "F"

GUARANTY OF LEASE

This Guaranty of Lease ("**Guaranty**") is entered into this [May 1st, 2015] by James Chae ("**Guarantor**") in favor of THE SOURCE AT BEACH, LLC, a California limited liability company ("**Landlord**"), with respect to certain obligations of GLOBAL JJ GROUP INC., a Incorporated in the state of CA ("**Tenant**").

Guarantor is financially interested in Tenant and in order to induce Landlord to enter into that certain Lease, dated [Lease Date] by and between Landlord and Tenant ("**Lease**") for "Premises" more particularly described in the Lease, Guarantor is willing to enter into this Guaranty.

1. Guaranty. In order to induce Landlord to enter into the Lease, Guarantor unconditionally, absolutely, and irrevocably guarantees and promises to Landlord full and complete payment and performance by Tenant of all covenants, terms and conditions of the Lease, as the same may hereafter be modified, amended, extended or renewed, including, but not limited to, payment when due of rent and other sums due under the Lease and all damages to which Landlord is or may be entitled whether under California Civil Code § 1951.2 upon a termination of the Lease or otherwise, indemnification payments and payment of any and all legal fees, court costs and litigation expenses incurred by Landlord in endeavoring to collect or enforce any of the foregoing against Tenant, Guarantor, or any other person liable thereon (whether or not suit be brought), or in connection with any property securing any or all of the foregoing or this Guaranty. All sums due under this Guaranty shall bear interest from the date due until the date paid at the maximum rate permitted by law. This is a continuing guaranty of payment and performance and not of collectability, which shall remain in full force and effect during the term of the Lease, as renewed or extended, and thereafter until Tenant's obligations are fully satisfied, and Guarantor waives any right under California Civil Code §2815 to revoke this Guaranty based upon a failure of continuing consideration or otherwise. If all or any portion of the obligations guaranteed are paid or performed, this Guaranty shall continue in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise. Guarantor's liability is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Lease, and Guarantor waives any and all benefits and defenses under California Civil Code § 2810 and agrees that by doing so Guarantor is liable even if Tenant had no liability at the time of execution of the Lease or thereafter ceases to be liable. Guarantor waives any and all benefits and defenses under California Civil Code § 2809 and agrees that by doing so its liability may be larger in amount and more burdensome than that of Tenant.

2. Changes Do Not Affect Liability. Guarantor consents and agrees that Landlord may, without notice or demand and in its sole and absolute discretion and without affecting Guarantor's liability under this Guaranty, from time to time (a) renew, compromise or settle, extend, accelerate, grant extensions of time or otherwise change or amend the Lease or any of Tenant's obligations under the Lease; (b) take, hold, release, waive, exchange, modify or enforce any security for the payment and performance of this Guaranty or the payment and performance of the Lease and make elections under the federal bankruptcy laws concerning any such security; (c) apply such security and direct the order or manner of sale thereof as Landlord in its discretion may determine; (d) release or substitute any one or more of the persons liable for Tenant's obligations under the Lease or guarantors of the Lease, including, but not limited to any other person signing this Guaranty; (e) accept or make compositions or other arrangements or file or refrain from filing a claim in any bankruptcy proceeding of Tenant or any other guarantor or pledgor; and (f) otherwise deal with Tenant or any other guarantor or pledgor or party related to the Lease or any security or collateral in such manner as Landlord may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor waives the rights and benefits under California Civil Code § 2819 and agrees that by doing so its liability shall continue even if Landlord alters any obligations under the Lease in any respect or Landlord's rights or remedies against Tenant are in any way impaired or suspended without Guarantor's consent. Landlord may without notice assign this Guaranty in whole or in part. The Lease may be assigned either by Landlord or Tenant or the Premises sublet in whole or in part without Guarantor's consent or notice to Guarantor and without affecting the liability of Guarantor under this Guaranty.

3. Waivers by Guarantor of Certain Rights and Defenses. Guarantor waives and relinquishes any rights and defenses it may have under California Civil Code §§ 2845, 2849, 2850, and 2856(a) or otherwise to require Landlord to (a) proceed against Tenant or any other guarantor, pledgor or person liable under the Lease; (b) proceed against or exhaust any security for the Lease or this Guaranty; or (c) pursue any other remedy in Landlord's power whatsoever. In other words, Landlord may proceed against Guarantor for the obligations guaranteed without first taking any action against Tenant or any other guarantor, pledgor or person liable under the Lease and without proceeding against any security. Guarantor shall not have, and hereby waives (a) any right of subrogation, contribution, indemnity and any similar right that Guarantor may otherwise have, (b) any right to any remedy which Landlord now has or may hereafter have against Tenant, and (c) any benefit of any security now or hereafter held by Landlord. Guarantor waives (a) all presentments, demands for performance, notices of non-performance, protests, notices of protests and notices of dishonor; (b) all other notices and demands to which Guarantor might be entitled, including without limitation notice of all of the following: the acceptance hereof; any adverse change in Tenant's financial position; any other fact which might increase Guarantor's risk; any default, partial payment or non-payment under the Lease; any and all agreements and arrangements between Landlord and Tenant and any changes, modifications, or extensions thereof; and any revocation, modification or release of any guaranty of any or all of the Lease by any person (including, without limitation, any other person signing this Guaranty); (c) any defense arising by

reason of any failure of Landlord to obtain, perfect, maintain or keep in force any security interest in any property of Tenant or any other person; (d) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Tenant or any other guarantor or any person liable under the Lease, including, without limitation, any discharge of, or bar against collecting, any of the obligations guaranteed hereby in or as a result of any such proceeding, any rejection of the Lease and any limitation on Landlord's claim for rejection damages under 11 U.S.C. § 502(b)(6) (which contains a limitation equal to the greater of one (1) year's rent or fifteen percent (15%) of the rent for the remaining term of the Lease (not to exceed three (3) years)) or otherwise; (e) any defense arising by reason of any disability or other defense of Tenant or any other guarantor or any other person or by reason of the cessation from any cause whatsoever of the liability of Tenant or any other guarantor or any other person; (f) the right to a jury trial in any action under this Guaranty or relating to this Guaranty; and (g) the benefit of any and all statutes of limitation with respect to any action based upon, arising out of or related to this Guaranty. Without limiting the generality of the foregoing or any other provision of this Guaranty, Guarantor expressly waives any and all benefits which might otherwise be available to Guarantor under California Civil Code §§ 2822 (which provides in part that if a surety is liable upon only a portion of an obligation and the principal provides partial satisfaction of the obligation, the principal may designate the portion of the obligation that is to be satisfied), 2839 (which provides that a surety is exonerated by the performance or the offer of performance of the principal obligation), 2899 (which provides for the order of resort to different funds held by the creditor) and 3433 (which provides for the right of a creditor to require that another creditor entitled to resort to several sources of payments first resort to sources not available to the first creditor).

4. Independent Liability; Joint and Several Liability. Guarantor agrees that one or more successive or concurrent actions may be brought on this Guaranty against Guarantor, in the same action in which Tenant may be sued or in separate actions, as often as deemed advisable by Landlord. The obligations under this Guaranty are joint and several, and independent of the obligations of Tenant. If Guarantor is a married person, Guarantor agrees that recourse may be had against his separate property and/or community property for all of his obligations under this Guaranty.

5. Remedies Cumulative; No Waiver. Landlord shall have the right to seek recourse against Guarantor to the full extent provided for in this Guaranty and in any other instrument or agreement evidencing obligations of Guarantor to Landlord, and against Tenant to the full extent of the obligations guaranteed hereby. No election in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Landlord's right to proceed in any other form of action or proceeding or against any other party. The failure of Landlord to enforce any of the provisions of this Guaranty at any time or for a period of time shall not be construed to be a waiver of any such provision or the right thereafter to enforce the same. All remedies under this Guaranty shall be cumulative and shall be in addition to all rights, powers and remedies given to Landlord by law or under any other instrument or agreement.

6. Financial Condition of Tenant. Guarantor acknowledges that certain facts concerning Tenant and Tenant's financial condition may be known or become known to Landlord. Guarantor waives any right to require Landlord to furnish such information to Guarantor and agrees not to assert any defense Guarantor may have based upon Landlord's failure to furnish such information. Guarantor acknowledges that, in executing this Guaranty and at all times hereafter, Guarantor relies and will continue to rely upon its own investigation and sources other than Landlord for all information and facts relating to Tenant and Tenant's financial condition.

7. Subordination. Any indebtedness of Tenant now or hereafter held by Guarantor is hereby subordinated to Tenant's obligations under the Lease, and such indebtedness of Tenant to Guarantor, if Landlord so requests, shall be collected, enforced and received by Guarantor as trustee for Landlord and be paid over to Landlord on account of the obligations owed by Tenant to Landlord but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

8. Bankruptcy of Tenant. Guarantor shall not commence or join with any other person in commencing any bankruptcy, reorganization or insolvency proceedings against Tenant or any person liable for Tenant's obligations under the Lease. Guarantor shall file in any bankruptcy or other proceeding in which the filing of claims is required or permitted by law all claims which Guarantor may have against Tenant relating to any indebtedness of Tenant to Guarantor and will assign to Landlord all rights of Guarantor thereunder. Landlord shall have the sole right to accept or reject any plan proposed in such proceedings and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy, or otherwise, the person or persons authorized to pay such claim shall pay to Landlord the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Landlord all of Guarantor's right to any such payments or distributions to which Guarantor would otherwise be entitled; provided, however, that Guarantor's obligations hereunder shall not be satisfied except to the extent that Landlord receives cash by reason of any such payments or distribution. If Landlord receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty. If the Lease is rejected in any bankruptcy proceeding, it shall not affect Guarantor's liability under this Guaranty for all of the obligations of Tenant under the Lease due or to become due thereunder, and in addition thereto, at the option of Landlord, Guarantor shall either assume the Lease and pay and perform all of the obligations of the Tenant thereunder or enter into a new lease with Landlord on substantially all of the terms and conditions of the Lease for the remaining term of the Lease.

9. Successors and Assigns; Amendment. All rights, benefits and privileges under this Guaranty shall inure to the benefit of and be enforceable by Landlord and its successors and assigns and shall be binding upon Guarantor and his heirs, representatives, successors and assigns. Neither the death of Guarantor nor notice thereof to Landlord shall terminate this Guaranty as to his estate, and, notwithstanding the death of Guarantor or notice thereof to Landlord, this Guaranty shall continue in full force and

effect. The provisions of this Guaranty may not be waived or amended except in a writing executed by Guarantor and a duly authorized representative of Landlord.

10. Reports and Financial Statements of Guarantor. Guarantor shall, at its sole cost and expense, at any time and from time to time, but not more often than once annually, deliver to Landlord upon Landlord's request (i) such financial statements and reports concerning Guarantor for such periods of time as Landlord may designate and (ii) copies of any and all foreign, federal, state and local tax returns and reports of or relating to Guarantor as Landlord may from time to time request. Guarantor shall immediately deliver written notice to Landlord of any adverse change in Guarantor's financial condition and of any condition or event which constitutes a default of Guarantor's obligations under this Guaranty. Whenever requested, Guarantor shall deliver to Landlord a certificate signed by Guarantor (and, if Guarantor is a corporation, by the president and chief financial officer of Guarantor in their individual capacities; and, if Guarantor is a partnership, by all general partners of Guarantor, in their individual capacities; and, if Gurantor is a limited liability company, by all of the managers, in their individual capacities) warranting and representing that all reports, financial statements and other documents and information delivered or caused to be delivered to Landlord under this Guaranty, are complete, correct and thoroughly and accurately present the financial condition of Guarantor, and that there exists on the delivery date of the certificate to Landlord no condition or event which constitutes a default of Guarantor's obligations under this Guaranty. Guarantor shall also be required to deliver estoppel certificates in the form and at the times when Tenant shall be required to deliver estoppel certificates under the Lease, which may include a statement to the effect that this Guaranty remains in effect and that Guarantor has no rights of offset or defenses to enforcement of this Guaranty.

11. Representations and Warranties. Guarantor represents and warrants that (i) if Guarantor is a corporation, partnership, or limited liability company it is duly organized, validly existing, and in good standing under the laws of the state of its organization, (ii) it is in Guarantor's direct interest to assist Tenant in procuring the Lease, because Tenant has a direct or indirect corporate or business relationship with Guarantor, (iii) this Guaranty has been duly and validly authorized, executed and delivered and constitutes the binding obligation of Guarantor, enforceable in accordance with its terms, and (iv) the execution and delivery of this Guaranty does not violate (with or without the giving of notice, the passage of time, or both) any order, judgment, decree, instrument or agreement to which Guarantor is a party or by which it or its assets are affected or bound.

12. Authority of Tenant's Representatives. If Tenant is a corporation, partnership or other entity, Landlord shall have no obligation to inquire into the power or authority of Tenant or any of its officers, directors, partners, or agents acting or purporting to act on its behalf.

13. Construction; Severability; Integration. When this Guaranty is executed by more than one Guarantor, the word "**Guarantor**" shall mean all and any one or more of them. Words used in this Guaranty in the masculine or neuter gender shall include the masculine, neuter and feminine gender, and words used in this Guaranty in the singular shall include the plural and vice versa, wherever the context so reasonably requires. If any provision of this Guaranty or the application thereof to any party or circumstance is held invalid, void, inoperative, or unenforceable, the remainder of this Guaranty and the application of such provision to other parties or circumstances shall not be affected thereby, the provisions of this Guaranty being severable in any such instance. This Guaranty is the entire and only agreement between Guarantor and Landlord respecting the guaranty of the Lease, and all representations, warranties, agreements, or undertakings heretofore or contemporaneously made, which are not set forth in this Guaranty, are superseded.

14. Governing Law; Jurisdiction. This Guaranty is governed by and construed according to the laws of the State of California applicable to contracts made and to be performed in such state without regard to the conflict of laws principles thereof. In order to induce Landlord to accept this Guaranty, and as a material part of the consideration therefor, Guarantor (i) agrees that all actions or proceedings relating directly or indirectly to this Guaranty shall, at the option of Landlord, be litigated in courts located within the State of California, and (ii) consents to the jurisdiction of any such court and consents to the service of process in any such action or proceeding by personal delivery or any other method permitted by law.

15. Paragraph Headings. Paragraph headings are used in this Guaranty for convenience only and shall not be used in any manner to construe, limit, define or interpret any provision of this Guaranty.

16. Time of Essence. Time is of the essence in the performance by Guarantor of each and every obligation under this Guaranty.

17. Notices. Any notice which a party shall be required or shall desire to give to the other under this Guaranty shall be given by personal delivery or by depositing the same in the United States mail, first class postage pre-paid, addressed to Landlord at its address set forth in the Lease and to Guarantor at its address set forth below, and such notices shall be deemed duly given on the date of personal delivery or three (3) days after the date of mailing as aforesaid. Landlord and Guarantor may change their address for purposes of receiving notices under this Guaranty by giving written notice thereof to the other party in accordance with this Paragraph. Guarantor shall give Landlord immediate written notice of any change in its address.

18. Advice of Counsel. Guarantor has had the opportunity to review this Guaranty with its counsel, who is a member of the State Bar of California, and such counsel has explained to it the meaning and significance of the provisions of this Guaranty,

including, but not limited, to the waivers and consents contained in this Guaranty, and answered any questions that it had regarding the meaning, significance and effect of the provisions of this Guaranty.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first written above.

GUARANTOR:

____
James Chae

Social Security No.: 557-65-3840
Address: 15476 Canon Ln.
Chino Hills, CA 91709

____
LongJi Jin

Social Security No.: 602-45-1428.
Address: 12688 Chapman Ave #33207
Garden Grove CA 92840.

EXHIBIT "G"

MINIMUM MONTHLY RENT ADJUSTMENT SCHEDULE

The Minimum Monthly Rent shall be increased to the following amount on the dates ("Adjustment Date") set forth below.

ADJUSTMENT DATE	THE NEW MINIMUM MONTHLY RENT SHALL BE (per square foot)	THE NEW MINIMUM MONTHLY RENT SHALL BE (total)
INITIAL TERM		
1st anniversary of the Rent Commencement Date	$ 4.12	$ 4,532.00
2nd anniversary of the Rent Commencement Date	$ 4.24	$ 4,664.00
3rd anniversary of the Rent Commencement Date	$ 4.37	$ 4,807.00
4th anniversary of the Rent Commencement Date	$ 4.50	$ 4,950.00
OPTION TERM		
1st day of 1st year of Option	Fair Market Rent *	Fair Market Rent*
1st day of 2nd year of Option	3% increase from preceding month	3% increase from preceding month
1st day of 3rd year of Option	3% increase from preceding month	3% increase from preceding month
1st day of 4th year of Option	3% increase from preceding month	3% increase from preceding month
1st day of 5th year of Option	3% increase from preceding month	3% increase from preceding month

*Fair Market Rent is defined in Section 2.06(b) of the Lease.